   As filed with the Securities and Exchange Commission on October 6, 1998
                                                      Registration No. 333-56031
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                          ADVANCE HOLDING CORPORATION
            (Exact name of registrant as specified in its charter)


          Virginia                               5531                  54-1622754
(State or other jurisdiction of      (Primary Standard Industrial       (Employer
incorporation or organization)       Classification Code Number)    Identification No.)

                               5673 Airport Road
                            Roanoke, Virginia 24012
                                 (540) 362-4911
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              J. O'Neil Leftwich
                           Senior Vice President and
               Chief Financial Officer, Secretary and Treasurer
                          Advance Holding Corporation
                               5673 Airport Road
                           Roanoke, Virginia  24012
                                (540) 362-4911

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                  COPIES TO:
                           Cynthia M. Dunnett, Esq.
                              Riordan & McKinzie
                            300 South Grand Avenue
                                  29th Floor
                        Los Angeles, California  90071

                                --------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box:   [_]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                          Advance Holding Corporation

                             Offer to Exchange its
        12.875% Series B Senior Discount Debentures due April 15, 2009,
             which have been registered under the Securities Act,
                      for any and all of its outstanding
        12.875% Series A Senior Discount Debentures due April 15, 2009
      The Exchange Offer will expire at 5:00 P.M., New York City time, on
            , 1998, unless extended.

                                --------------

  Advance Holding Corporation ("Holding") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 12.875% Series B Senior Discount Debentures due April 15, 2009 (the "Series B Debentures") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for its outstanding 12.875% Series A Senior Discount Debentures due April 15, 2009 (the "Series A Debentures"), of which $112.0 million principal amount at maturity is outstanding as of the date hereof.

  Holding will accept for exchange any and all validly tendered Series A
Debentures prior to 5:00 P.M., New York City time, on                     ,
1998, unless extended (the "Expiration Date"). Series A Debentures may be tendered only in integral multiples of $1,000 of principal amount at maturity. Tenders of Series A Debentures may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Debentures being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event Holding terminates the Exchange Offer and does not accept for exchange any Series A Debentures, Holding will promptly return the Series A Debentures to the holders thereof. Holding will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

  The Series B Debentures will be obligations of Holding evidencing the same debt as the Series A Debentures, and will be entitled to the benefits of the same indenture (the "Indenture"). See "Description of Series B Debentures".
The form and terms of the Series B Debentures are the same as the form and terms of the Series A Debentures in all material respects except that the Series B Debentures have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Debentures. The Series A Debentures were issued on April 15, 1998, pursuant to an offering exempt from registration under Section 4(2) of the Securities Act. The Initial Purchasers (as defined herein) subsequently resold the Series A Debentures in reliance on the exemption available under Rule 144A under the Securities Act. The Series A Debentures have not been registered under the Securities Act, are subject to certain restrictions on transfer (including who may purchase the Series A Debentures) and may not be offered or sold except pursuant on exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See "The Exchange Offer".

                                                   (Continued on following page)
  THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO
HOLDERS OF THE SERIES A DEBENTURES ON                          , 1998.

  SEE "RISK FACTORS" ON PAGE 20 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS EXCHANGE OFFER.
                                --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                --------------

           THE DATE OF THIS PROSPECTUS IS                     , 1998.

(Continuation of cover page)

     The Series B Debentures are being offered hereunder in order to satisfy certain obligations of Holding under the Registration Rights Agreement, dated as of April 15, 1998 (the "Exchange Offer Registration Rights Agreement"), by and among Holding and the Initial Purchasers, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy Holding's obligations under the Exchange Offer Registration Rights Agreement to register the Series A Debentures under the Securities Act. Once the Exchange Offer is consummated, Holding will have no further obligations to register any of the Series A Debentures not tendered by the holders of the Series A Debentures (the "Holders") for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Debentures".

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, Holding believes that the Series B Debentures issued pursuant to the Exchange Offer in exchange for Series A Debentures may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of Holding, any Holder who intended to participate in the Exchange Offer for the purpose of distributing the Series B Debentures or any broker dealer who acquired Series A Debentures directly form Holding (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Series A Debentures in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Debentures, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors-- Consequences to Non-Tendering Holders of Series A Debentures". In addition, each broker-dealer that receives Series B Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Debentures received in exchange for Series A Debentures where such Series A Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from Holding. Holding has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF SERIES B DEBENTURES.

     Series A Debentures were initially represented by two Global Series A Debentures (as defined herein) in fully registered form, each registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The Series B Debentures exchanged for Series A Debentures represented by the Global Series A Debentures may be initially represented by one or more global securities ("Global Series B Debenture") in fully registered form, each registered in the name of the nominee of DTC. The Global Series B Debenture will be exchangeable for Series B Debentures in registered form, in denominations of $1,000 and integral multiples thereof as described herein. The Series B Debentures in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such Series B Debentures will therefore settle in immediately available funds. See "Description of Series B Debentures--Form, Denomination and Book-Entry Procedures".

     The yield and interest on the Series B Debentures is 12.875% (computed on a semi-annual bond equivalent basis) calculated from April 15, 1998. The Series B Debentures will accrete at a rate of 12.875% compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. Cash interest will not accrue on the Series B Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Series B Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15.

                                                   (Continued on following page)

(Continuation of cover page)

     The Series B Debentures will be redeemable at the option of Holding, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the date of redemption. In addition, at any time prior to April 15, 2001, Holding may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the Series B Debentures originally issued at a redemption price equal to 112.875% of the Accreted Value thereof, plus Liquidated Damages, if any, with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least 65% of the original aggregate principal amount at maturity of the Series B Debentures will remain outstanding immediately following each such redemption. See "Description of Series B Debentures--Optional Redemption." Upon the occurrence of a Change of Control, each holder of Series B Debentures will have the right to require Holding to repurchase all or any part of such holder's Series B Debentures at a price in cash equal to 101% of the Accreted Value thereof plus Liquidated Damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003. See "Description of Series B Debentures--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, Holding would have sufficient funds to purchase all Series B Debentures tendered. See "Risk Factors--Possible Inability to Purchase Series B Debentures upon Change of Control."

     The Series B Debentures will be senior obligations of Holding. The Series B Debentures will rank pari passu in right of payment with all future senior indebtedness of Holding and will rank senior in right of payment to all future subordinated indebtedness of Holding. As of June 20, 1998, Holding had outstanding Senior Debt (as defined herein) of $135.0 million. The Series B Debentures will be effectively subordinated to all liabilities of Holding's subsidiaries. As of July 18, 1998, Holding's subsidiaries had outstanding indebtedness of $335.0 million and other liabilities of $298.0 million.

     Prior to this offering, there has been no public market for the Series A Debentures. Following completion of the Exchange Offer, Holding does not intend to list the Series B Debentures on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. The Initial Purchasers have informed Holding that they currently intend to make a market in the Series B Debentures. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Series B Debentures. As the Series A Debentures were issued and the Series B Debentures will be issued to a limited number of institutions who typically hold similar securities for investment, Holding does not expect that an active public market for the Series B Debentures will develop. In addition, resales by certain holders of the Series A Debentures or the Series B Debentures of a substantial percentage of the aggregate principal amount of such debentures could constrain the ability of any market maker to develop or maintain a market for the Series B Debentures. To the extent that a market for the Series B Debentures should develop, the market value of the Series B Debentures will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of Holding. Such factors might cause the Series B Debentures to trade at a discount from face value. See "Risk Factors-- Lack of a Public Market for the Series B Debentures". Holding has agreed to pay the expenses of the Exchange Offer.

     THIS PROSPECTUS DESCRIBES CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE CHIEF FINANCIAL OFFICER, ADVANCE HOLDING CORPORATION, 5673 AIRPORT ROAD, ROANOKE, VIRGINIA 24012, TELEPHONE NUMBER (540) 362-4911.

                             AVAILABLE INFORMATION

     Holding has filed with the Commission a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") under the Securities Act for the registration of the Series B Debentures offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Holding and the Series B Debentures offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. With respect to each contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and any statement concerning the contents of such contract or other document shall be deemed qualified in its entirety by such reference.

     Upon consummation of the Exchange Offer, Holding will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") for a period following the effectiveness of the Registration Statement. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by Holding with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the SEC. While any Series A Debentures remain outstanding, Holding will make available, upon request, to any holder and any prospective purchaser of the Series A Debentures the information required by Rule 144A(d)(4) under the Securities Act during any period in which Holding is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be mailed to Advance Holding Corporation, 5673 Airport Road, Roanoke, Virginia 24012. Telephone requests may be directed to the Chief Financial Officer at (540) 362-4911.

     The Indenture provides that, at any time after the consummation of the Exchange Offer and for so long as any of the Series B Debentures are outstanding, Holding will file with the Commission the periodic reports required to be filed with the Commission under the Exchange Act and make such reports available to securities analysts and prospective investors upon their request, whether or not required by the rules and regulations of the Commission. Holding will also, within 15 days of filing each such report with the Commission, provide the Trustee and the holders of the Series B Debentures with annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If the Commission does not accept such reports, for so long as any Series B Debentures remain outstanding, Holding will provide the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to holders of the Series B Debentures and to securities analysts and prospective investors upon their request.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and consolidated financial statements and the unaudited pro forma consolidated financial data of Holding, including the notes thereto, contained elsewhere in this Prospectus. Unless the context otherwise requires, "Holding" refers to Advance Holding Corporation and its subsidiaries, including Advance Stores Company, Incorporated, and the "Company" refers to Advance Stores Company, Incorporated and its subsidiaries. All references to a fiscal year refer to a year ending on the last Saturday nearest December 31 for a stated year (e.g., "fiscal 1997" refers to the year ended January 3, 1998). Unless otherwise indicated, all references to non-financial data are as of July 18, 1998.

                                  THE COMPANY

     The Company is the second largest specialty retailer (based on store count) of automotive parts and accessories in the United States and, as of July 18, 1998, had 909 stores in 17 states operating under the "Advance Auto Parts" name. The Company has achieved significant growth through a focused store expansion strategy of opening stores in new contiguous and selected existing markets. Since accelerating its store expansion plan in 1992, the Company has grown from the eighth largest to the second largest U.S. specialty retailer of automotive parts (based on store count), increasing its store count from 223 to 909. From fiscal 1992 through fiscal 1997, the Company increased net sales, net income and EBITDA, as adjusted for the Recapitalization, by a compound annual growth rate of 29.3%, 22.2% and 28.4%, respectively. See "--The Recapitalization" and footnote (4) to "--Summary Consolidated Historical and Pro Forma Financial Data" for information with respect to EBITDA, as adjusted for the Recapitalization, and "--Summary Consolidated Historical and Pro Forma Financial Data" for certain cash flow information. In addition, the Company has aggressively implemented its commercial delivery program to penetrate the "do-it-for me" ("DIFM") segment of the automotive aftermarket. The Company, which it believes is the largest automotive retailer in a majority of its markets based on store count, has expanded from its original geographic base of North Carolina, South Carolina, Tennessee and Virginia to also operate in Alabama, Arkansas, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, Mississippi, Ohio, Pennsylvania and West Virginia. For fiscal 1997, net sales, net income and EBITDA, as adjusted for the Recapitalization, were $848.1 million, $20.4 million and $68.2 million, respectively.

     The Company believes that it has successfully established customer loyalty in its markets by providing high levels of customer service, by offering an extensive selection of brand name and quality private label products at competitive prices and by creating strong name recognition, all of which are reinforced by targeted regional advertising. In addition, the Company believes that its size provides numerous competitive advantages over smaller retail chains and independent operators, which make up a majority of its competition. These advantages include: (i) greater product availability, (ii) purchasing economies, (iii) economies of scale with respect to advertising, distribution and warehousing, and (iv) a greater number of convenient locations with longer store hours. The Company has expanded on these advantages by investing heavily in employee training and information systems, which are designed to support the Company's commitment to superior customer service.

     The automotive aftermarket is a highly fragmented industry with the top 10 retail chains accounting for approximately 10% of the industry's approximately $78.0 billion in annual sales. The Company believes that the industry is consolidating as national and regional specialty retail chains gain market share at the expense of smaller independent operators and less specialized mass merchandisers. The Company primarily serves the approximately $34.0 billion retail "do-it-yourself" ("DIY") segment of the automotive aftermarket, which the Company believes has historically been characterized by stable, recession-resistant demand. In addition, in 1996, the Company implemented a commercial delivery program to capitalize on the approximately $44.0 billion commercial or DIFM segment of the automotive aftermarket. The Company has aggressively implemented this program in 494 stores and expects to add approximately 45 stores to the program in the remainder of 1998. The Company serves its commercial delivery customers from its existing store base, which allows the Company to leverage its existing fixed costs and in-store personnel with minimal capital outlay.

RECENT DEVELOPMENTS

     On August 17, 1998, the Company and Holding entered into an agreement (the "Acquisition Agreement") to acquire Western Auto Supply Company ("Western Auto"), a Delaware corporation and wholly owned subsidiary of Sears, Roebuck and Co. ("Sears"), for $175.0 million and approximately 40% of the Common Stock of Holding (the "Acquisition"). The Acquisition Agreement provides that (i) Western Auto will be merged into a subsidiary of the Company, with such subsidiary to become the surviving corporation, (ii) the issued and outstanding shares of Western Auto will be converted into the right to receive in the aggregate (a) $175.0 million and (b) 11,474,606 shares of Holding's Class A common stock, $.01 par value per share, constituting approximately 40% of the outstanding Common Stock of Holding. FS&Co., Ripplewood, Nicholas F. Taubman and the Taubman Trust (each as defined below) have committed to invest an additional $70.0 million in equity to fund a portion of the cash purchase price for Western Auto. Holding anticipates that $115.0 million of the cash purchase price and certain transaction costs will be funded through bank debt.

     Based in Kansas City, Missouri, Western Auto is a specialty retailer of automotive parts and accessories and also maintains an extensive wholesale dealer network. As of August 17, 1998, Western Auto operated 590 stores in the U.S. under the "Parts America" name and 40 stores primarily in Puerto Rico under the "Western Auto" name that provide service as well as parts sales and operated four distribution centers.

     The combined entity will operate domestic retail stores under the "Advance Auto Parts" name in most markets. The wholesale dealer network and Puerto Rico stores will continue to operate primarily under the "Western Auto" banner. The Company and Western Auto together will operate over 1,500 retail stores in 37 states, Puerto Rico and the U.S. Virgin Islands and will supply through its wholesale distribution center approximately 775 "dealer" stores in 48 states.

     The Acquisition is expected to close by year end but there can be no assurance that the Acquisition will be consummated. See "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the historical financial statements of Western Auto included elsewhere in this Prospectus.


OPERATING STRATEGY

     The Company's operating strategy focuses on serving its customers and capitalizing on its position as a leading automotive aftermarket retailer. The Company's key operating objectives are to:

     Provide Superior Customer Service. The Company believes that its customers place significant value on technical knowledge and service. Due to increased vehicle diversity and automotive parts proliferation, customers increasingly rely on well-trained sales associates to offer knowledgeable assistance in product selection and use. To serve this need, Company employees participate in continuous training programs, including formal classroom workshops, seminars and Automotive Service Excellence ("ASE") certification to build technical, managerial and customer service skills. In addition, the Company has customer service measurement systems and recognition programs for division managers, store managers, sales associates and other employees to measure and encourage overall customer satisfaction.

     Offer Broad Selection of Quality Products. The Company offers a broad selection of brand name and quality private label automotive parts and other products designed to cover a wide range of vehicles. At the end of fiscal 1997, substantially all of the Company's stores offered between 15,000 to 16,000 in-store stock keeping units ("SKUs") supplemented by approximately 36,000 SKUs available on a next-day delivery basis to substantially all of its stores through the Company's Parts Delivered Quickly ("PDQ(R)") system. The Company is currently implementing an SKU expansion strategy such that, by the end of 1998, the Company will offer to its customers on a same day basis a range of 20,000 to 21,000 SKUs in substantially all of its stores and approximately

100,000 SKUs through its PDQ(R) system. The store SKU expansion will be supported by (i) the roll-out of "hub" stores with approximately 4,000 additional SKUs, which will generally be available on an immediate or same day basis to other area stores, and (ii) daily restocking of these additional SKUs. In addition, the Company has expanded the PDQ(R) system with the opening of a master PDQ(R) facility which provides approximately 70,000 SKUs and has the capacity to offer up to 200,000 SKUs. The majority of the expanded SKUs will be replacement parts which generally have higher gross margins than accessories and other products. The Company believes that the SKU expansion program will be an important competitive advantage, particularly with respect to the commercial delivery program.

     Capitalize on Strong Vendor Relationships and Merchandising Expertise. The Company has consistently been able to negotiate lower product costs and improved purchasing terms due to its ability to successfully grow its store base and existing business. These favorable purchasing relationships enable the Company to employ an everyday low price strategy with an emphasis on being a price leader in replacement parts. The Company purchases from over 200 different vendors with no single vendor accounting for 10% or more of purchases. The Company's merchandising staff focuses on offering customers a broad selection of products displayed in a manner designed to enhance sales. The Company continually measures store productivity and is able to rapidly roll out sales enhancing displays or other merchandising changes to all of its stores.

     Employ Advanced Information Technology and Logistics Systems. Since 1992, the Company has invested significantly in its information technology and logistics systems to facilitate its rapid growth by enhancing customer service, increasing in-stock SKUs and providing for a broad product selection with same day or next day delivery. Use of these systems has helped to increase the Company's average customer sale from $10.86 in fiscal 1992 to $14.28 in fiscal 1997. In addition, these systems facilitate rapid expansion of the Company's store base by improving operating efficiencies. The Company has nearly completed converting its distribution centers from a labor intensive system to a technologically advanced, fully integrated system with real time software and modern material handling equipment. With these technological enhancements and the opening of a fourth distribution center to be completed by early 1999, the Company will be able to service over 1,600 stores.


GROWTH STRATEGY

     As the Company pursues its expansion plan, management believes it will continue to benefit from greater purchasing economies and an increased ability to leverage advertising and logistics expenses. The Company will continue to focus on the following key areas in implementing its growth strategy.

     Continue New Store Growth. The Company's new store growth strategy is focused on penetrating targeted new geographic areas with multiple store openings, while continuing to open additional stores in selected existing territories to increase its market share. The Company believes that the highly fragmented nature of the retail automotive aftermarket industry allows it to quickly establish itself in new markets and to increase its market penetration in existing markets. The Company opened 170 stores in 1997, 96 stores in 1998 and plans to open approximately 70 stores in the remainder of fiscal 1998. To further support its growth, the Company expects to begin television advertising on a national basis in 1999. The Company believes that its proven ability to effectively select new markets and store locations and quickly open new stores will allow it to substantially increase its store base in approximately five years.

     Pursue Acquisitions. To augment its store growth strategy, the Company intends to continue to pursue growth opportunities through selected acquisitions where such acquisitions provide a quicker and more economic alternative to new store openings. The fragmented nature of the automotive aftermarket industry creates significant acquisition opportunities in existing and new markets. The Company believes it can increase revenues and profitability of acquired stores by leveraging its established infrastructure and improving stocking levels, merchandising and customer service. Since 1994, acquisitions have accounted for approximately 10% of the Company's new store openings. See "--Recent Developments" for a description of the pending Acquisition.

     Increase Commercial Sales. In 1996, the Company focused its marketing efforts on expanding sales to the DIFM segment of the automotive aftermarket, which the Company believes represents approximately 56% of the automotive aftermarket. Since 1996, the Company has added its commercial delivery program to 494 stores. Due to its success in rapidly building its commercial sales program, which currently represents approximately 10% of sales, the Company will continue to expand this program, including adding approximately 45 stores in the remainder of 1998. The Company serves its commercial delivery customers through its existing store base which allows the Company to effectively leverage its store-level costs. Commercial delivery customers order parts via a telephone call to a Company store, and orders are delivered usually in less than an hour in a Company truck. The Company's experience and market research indicate that its broad selection of quality parts at competitive prices, knowledgeable sales assistance, quick, accurate delivery, and the availability of credit are important competitive advantages in serving the commercial delivery customer.

     Grow Same Store Sales. The Company believes that it can grow its same store sales by (i) expanding product availability at the store level and through the Company's PDQ(R) distribution system; (ii) continuing to implement its commercial delivery program (as described above); and (iii) increasing name recognition. The Company believes that expanding its product offerings through increased SKU availability will enhance sales by (a) decreasing the likelihood of a lost sale due to not stocking an item and (b) attracting customers, particularly commercial delivery customers, who require hard to find replacement parts and brand names. In addition, the Company believes that its market penetration strategy and regional advertising will continue to build broad name recognition and increase sales.

     The Company is incorporated in the Commonwealth of Virginia. Its executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012 and its telephone number is (540) 362-4911.

                              THE RECAPITALIZATION

     On April 15, 1998, Holding consummated its recapitalization pursuant to an Agreement and Plan of Merger dated as of March 4, 1998 (the "Merger Agreement"). Nicholas F. Taubman and the Taubman Trust (the "Continuing Stockholders") and certain Taubman family members were the only stockholders of Holding prior to the Recapitalization. The Continuing Stockholders initiated and controlled the transaction process throughout the period prior to the Recapitalization.
Holding engaged in the Recapitalization in order to attract additional investors while allowing the Continuing Stockholders to retain an equity interest in Holding. The Company engaged in actions that facilitated the Recapitalization because it is a wholly owned subsidiary of Holding. Management, other than Nicholas F. Taubman, supported the transaction process as directed by the Continuing Stockholders and the Board of Directors of the Company. Prior to the Recapitalization, the Company's management had no equity stake in Holding.

     Pursuant to the Merger Agreement, AHC Corporation ("AHC"), a corporation wholly-owned by an investment fund organized by Freeman Spogli & Co. Incorporated ("FS&Co."), merged into Holding (the "Merger"), with Holding as the surviving corporation. In the Merger, a portion of the common stock (the "Holding Common Stock") and all of the preferred stock of Holding held by the Continuing Stockholders and certain Taubman family members were converted into the right to receive in the aggregate approximately $351.0 million in cash and certain options to purchase shares of Holding Common Stock. Certain shares held by Nicholas F. Taubman and the Arthur Taubman Trust dated July 13, 1964 (the "Taubman Trust"), having an aggregate value of approximately $17.5 million, remained outstanding. Such shares represented approximately 14% of the outstanding Holding Common Stock upon consummation of the Merger. Immediately prior to the Merger, FS&Co. and Ripplewood Partners, L.P. and its affiliates ("Ripplewood") purchased approximately $80.5 million and approximately $20.0 million, respectively, of the common stock of AHC, which were converted in the Merger into approximately 64% and approximately 16%, respectively, of the outstanding Holding Common Stock (the investments by FS&Co. and Ripplewood are collectively referred to herein as the "Equity Investment"). In connection with the Merger, management of the Company purchased approximately $8.0 million, or approximately 6.4%, of the outstanding Holding Common Stock. See "Management-- Stock Subscription Plans." The Company continued as a wholly owned subsidiary of Holding following the Recapitalization.

     On April 15, 1998, the Company entered into a new bank credit facility (the "New Credit Facility") that provided for (i) three senior secured term loan facilities in the aggregate amount of $250.0 million with final maturities of April 15, 2004 for two of such facilities ($125.0 million in the aggregate) and April 15, 2006 for the third ($125.0 million), and (ii) a secured revolving credit facility of up to $125.0 million which terminates on April 15, 2004. At the closing of the Merger, $125.0 million was borrowed under one of the term loan facilities to fund the Company Distribution (as defined below). The balance of the funds under the revolving credit facility and the term loan facilities is available to fund the Company's expansion. The New Credit Facility has availability for letter of credit usage, is secured by substantially all of the assets of the Company and is guaranteed by the Guarantors. See "Description of Other Indebtedness--The New Credit
Facility."

     Substantially all of Holding's funded debt obligations existing immediately before the consummation of the Recapitalization were repaid (the "Debt Retirement"). In connection with the Recapitalization, the Company repaid its intercompany obligations to Holding (approximately $91.1 million) and paid a dividend to Holding (approximately $183.0 million)(the "Company Distribution") which amounts were, together with the proceeds of the sale of the Series A Debentures, sufficient to fund Holding's Recapitalization payment obligations.

     The Merger, the Debt Retirement, the Company Distribution, the borrowing by the Company of funds under the New Credit Facility, the issuance and sale by Holding of the Series A Debentures (the "Debentures Offering") and the offering (the "Notes Offering") of the Company's $200.0 million principal amount 10.25% Series A Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes") are referred to herein collectively as the "Recapitalization." See "Description of Other Indebtedness--Senior Subordinated Notes." The Debentures are unsecured senior obligations of Holding and are effectively subordinated to the Notes since the Debentures are not obligations of, or guaranteed by, the Company. Holding has accounted for the Recapitalization for financial reporting purposes as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt.

     The following table illustrates Holding's sources and uses of funds in the Recapitalization on a consolidated basis.

                                                                                               (DOLLARS IN MILLIONS)
                                                                                             ------------------------
SOURCES:
New Credit Facility..........................................................................         $125.0
Senior Subordinated Notes....................................................................          200.0
Debentures offered by Holding................................................................           60.0
Equity Investment (a)........................................................................          108.5

Total sources................................................................................         $493.5

USES:
Aggregate preferred and common stock consideration to Continuing Stockholders and
    certain Taubman Family members in connection with the Merger.............................         $351.0
Repayment of existing indebtedness (b).......................................................           81.3
Transaction fees and expenses and other transaction payments (c).............................           22.8
Loans to management investors................................................................            2.6
Excess cash..................................................................................           35.8

    Total uses...............................................................................         $493.5

______________________

(a) Approximately $2.6 million of such contributions will consist of promissory notes that were delivered to Holding by management in connection with their purchase of Holding Common Stock.
(b) Reflects (i) an increase due to bonus payments of $11.5 million to management and certain employees of the Company, which were paid immediately prior to the Merger and (ii) a decrease of $2.9 million due to the sale of an airplane to Nicholas F. Taubman for its approximate net book value (net of $1.2 million in income taxes).

(c) Consists of (i) a $5.0 million fee paid to FS&Co. and Ripplewood, (ii) legal, accounting and other professional fees, and (iii) fees paid and costs incurred in connection with the New Credit Facility and other debt issuances. See "Certain Transactions--Certain Payments."

                                 RISK FACTORS

    Holders of the Series A Debentures should consider carefully all of the information set forth in this Prospectus, and in particular, the information set forth on page 20 under "Risk Factors" before tendering the Series A Debentures in exchange for the Series B Debentures.

                          TERMS OF SERIES B DEBENTURES

Securities Offered.........    $112.0 million in aggregate principal amount at
                               maturity of 12.875% Series B Senior Discount
                               Debentures due 2009.

Issuer.....................    Advance Holding Corporation

Gross Proceeds.............    $60,016,598

Maturity Date..............    April 15, 2009.

Yield and Interest.........    12.875% (computed on a semi-annual bond
                               equivalent basis) calculated from April 15, 1998.
                               The Series B Debentures will accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. Cash interest will not accrue on the Series B Debentures prior to April 15, 2003.
                               Commencing April 15, 2003, cash interest on the Series B Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15.

Optional Redemption........    The Series B Debentures will be redeemable at the
                               option of Holding, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addition, at any time prior to April 15, 2001, Holding may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the Series B Debentures originally issued at a redemption price equal to 112.875% of the Accreted Value thereof, plus
                               Liquidated Damages, if any, with the net cash proceeds of one or more Equity Offerings;
                               provided that at least 65% of the original aggregate principal amount at maturity of the Series B Debentures will remain outstanding immediately following each such redemption.

Change of Control..........    Upon the occurrence of a Change of Control, each
                               holder of the Series B Debentures will have the right to require Holding to purchase Series B
                               Debentures at a price in cash equal to 101% of the Accreted Value thereof plus Liquidated
                               Damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003.
                               Holding does not have, and may not in the future have, any assets other than capital stock of the Company (which has been pledged to secure the Company's obligations under the New Credit
                               Facility). As a result, Holding's ability to purchase all or any part of the Series B
                               Debentures upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The New Credit
                               Facility and the Senior Subordinated Notes restrict the Company from paying dividends and making any other distributions to Holding. The
                               Company is generally prohibited from paying dividends or making other restricted payments
                               (including to Holding) under the Senior
                               Subordinated Notes Indenture (as defined) except
                               (i) to the extent of 50% of the Company's net income earned after April 25, 1998 plus (a) $15.0 million, and (b) the proceeds, if any, of equity issuances after the issue date and (ii) subject to there being no event of default and the Company being then able to incur $1.00 of additional indebtedness under the fixed charge coverage ratio test (the "Fixed Charge

                               Ratio Test") specified in the debt incurrence covenant contained in the Senior Subordinated
                               Note Indenture. However, the Company will be permitted to pay dividends to Holding to cover the cash interest due on the Debentures commencing October 15, 2003, provided only that the Company is then able to incur an additional $1.00 of indebtedness under the Fixed Charge Ratio Test. The Company is generally prohibited from paying dividends (including to Holding) under the New Credit Facility except that as long as no event of default under the New Credit Facility then exists, the Company will be permitted to pay dividends to Holding in an amount sufficient to cover the cash interest due on the Debentures commencing October 15, 2003. See "Description of Other Indebtedness--Senior Subordinated Notes" and "Description of Other Indebtedness--The New Credit Facility." If Holding is unable to obtain dividends from the Company sufficient to permit the purchase of the Series B Debentures or does not refinance such Indebtedness, Holding will likely not have the financial resources to purchase Series B Debentures upon the occurrence of a Change of Control. In any event, there can be no assurance that Holding's subsidiaries will have the resources available to pay any such dividend or make any such distribution. Furthermore, the New Credit Facility will provide that certain change in control events will constitute a default thereunder and the Senior Subordinated Notes will provide that, in the event of a Change of Control, the Company will be required to offer to purchase the Senior Subordinated Notes at the price specified therefor. Holding's failure to make a Change of Control Offer (as defined herein) when required or to purchase tendered Series B Debentures when tendered would constitute an Event of Default under the Indenture (as defined herein). See "Description of Series B Debentures."

Ranking....................    The Series B Debentures will be senior
                               obligations of Holding. The Series B Debentures will rank pari passu in right of payment with all future senior indebtedness of Holding and will rank senior in right of payment to all future subordinated indebtedness of Holding. The Series
                               B Debentures will be effectively subordinated to all liabilities of Holding's subsidiaries. As of July 18, 1998, Holding's only indebtedness would have consisted of the Series B Debentures and its guarantee of the Company's obligations under the New Credit Facility, and the Company had $633.3 million of total liabilities outstanding, including indebtedness under the Senior
                               Subordinated Notes and the New Credit Facility, trade payables and other accrued liabilities. In addition, the Company could have incurred additional indebtedness of up to $240.0 million under the New Credit Facility. Holding's guarantee of the Company's obligations under the New Credit Facility will rank pari passu with the Series B Debentures, and the Series B Debentures will be effectively subordinated to all liabilities of the Company and its subsidiaries.
                               Indebtedness incurred in connection with the Acquisition will also constitute senior indebtedness.

Original Issue Discount....    The Series A Debentures were offered at an
                               original issue discount for United States federal income tax purposes. Thus, although cash interest will not be payable on the Series A Debentures and the Series B Debentures exchanged therefor prior to April 15, 2003, original issue discount will accrue from the issue date of the Series A
                               Debentures and will be included as interest income periodically (including for periods ending prior to April 15, 2003) in the gross income of original purchasers of Series A Debentures who exchange their Series A Debentures for Series B
                               Debentures pursuant to the

                               Exchange Offer for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material Federal Income Tax Considerations."

Certain Covenants..........    The Indenture contains certain covenants that,
                               among other things, limit the ability of Holding and its Restricted Subsidiaries to: incur indebtedness and issue preferred stock, repurchase stock and certain indebtedness, engage in transactions with affiliates, create or incur certain liens, pay dividends or certain other distributions, make certain investments, enter into new businesses, sell stock of Restricted
                               Subsidiaries, sell assets and engage in certain mergers and consolidations.

Form and Denomination......    The Series B Debentures initially sold by the
                               Initial Purchasers will be represented by Global
                               Series B Debentures in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depositary.
                               Beneficial interests in the Global Series B
                               Debentures will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants.

Exchange Offer,
 Registration Rights.......    Holders of Series B Debentures are not entitled
                               to any exchange rights with respect to the Series
                               B Debentures. Holders of Series A Debentures are entitled to certain exchange rights pursuant to the Exchange Offer Registration Rights Agreement.
                               Under the Exchange Offer Registration Rights
                               Agreement, Holding is required to offer to exchange the Series A Debentures for the Series B
                               Debentures having substantially identical terms which have been registered under the Securities
                               Act. This Exchange Offer is intended to satisfy such obligation. The form and terms of the Series
                               B Debentures are the same as the form and terms of the Series A Debentures in all material respects except that the Series B Debentures have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Debentures. Once the Exchange Offer is consummated, Holding will have no further obligations to register any of the Series A
                               Debentures not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-
                               Tendering Holders of Series A Debentures."

Use of Proceeds............    The Company will not receive any proceeds from
                               the Exchange Offer.

                              THE EXCHANGE OFFER

The Exchange Offer.........    The Series B Debentures are being offered in
                               exchange for an equal principal amount of Series
                               A Debentures. As of the date hereof,
                               approximately $112.0 million in aggregate principal amount at maturity of Series A
                               Debentures are outstanding. Series A Debentures may be tendered only in integral multiples of $1,000 of principal amount at maturity. Holding will issue the Series B Debentures to Holders on or promptly after the Expiration Date.

                               Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, Holding believes that Series B Debentures issued pursuant to the Exchange Offer in exchange for Series A Debentures may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Series B Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Series B Debentures. However, Holding does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of Holding or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Debentures (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Series A Debentures in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Debentures, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Debentures".

                               Each broker-dealer that receives Series B
                               Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Debentures received in exchange for Series A Debentures where such Series A Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from Holding. Holding has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date............    5:00 p.m., New York City time, on            ,
                               1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Yield and Interest on
 the Series B Debentures...    12.875% (computed on a semi-annual bond
                               equivalent basis) calculated from April 15, 1998.
                               The Series B Debentures will accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. Cash interest will not accrue on the Series
                               B Debentures prior to April 15, 2003. Commencing
                               April 15, 2003, cash interest on the Series B
                               Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15.

Conditions to the
 Series B Debentures.......    The Exchange Offer is subject to certain
                               customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of Holding to proceed with the Exchange Offer. As of September
                               1, 1998, none of these events had occurred, and Holding believes their occurrence to be unlikely.
                               If any such conditions do exist prior to the Expiration Date, Holding may (i) refuse to accept any Series A Debentures and return all previously tendered Series A Debentures, (ii) extend the
                               Exchange Offer or (iii) waive such conditions.
                               See "The Exchange Offer--Conditions."

Procedures for Tendering
 Series A Debentures.......    Each Holder of Series A Debentures wishing to
                               accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Series A
                               Debentures to be exchanged and any other required documentation to United States Trust Company of
                               New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of such Series A Debentures pursuant to the procedures for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each Holder will represent to Holding that, among other things, the Series B
                               Debentures acquired pursuant to the Exchange
                               Offer are being obtained in the ordinary course of business of the person receiving such Series B
                               Debentures, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Series B Debentures and that neither the Holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act, of Holding. Each broker-dealer that receives Series B Debentures for its own account in exchange for Series A Debentures, where such Series A Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from Holding, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Debentures. See
                               "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners.........    Any beneficial owner whose Series A Debentures
                               are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Series A Debentures in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Series A
                               Debentures, either make appropriate arrangements to register ownership of the Series A Debentures in such owner's name or obtain a properly completed bond power from the registered Holder.
                               The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--
                               Procedures for Tendering."

Guaranteed Delivery
 Procedures................    Holders of Series A Debentures who wish to tender
                               their Series A Debentures and whose Series A
                               Debentures are not immediately available or who cannot deliver their Series A Debentures, the Letter of Transmittal or any other documents required by the Letter of Transmittal to United
                               States Trust Company of New York, as Exchange
                               Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date must tender their Series A Debentures according to the guaranteed delivery procedures set forth in "The
                               Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights..........    Tenders may be withdrawn at any time prior to
                               5:00 p.m., New York City time, on the Expiration
                               Date.

Acceptance of Series A
 Debentures and Delivery
 of Series B Debentures....    Holding will accept for exchange any and all
                               Series A Debentures which are properly tendered in the Exchange Offer prior to 5:00 p.m., New
                               York City time, on the Expiration Date. The
                               Series B Debentures issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. Any Series A
                               Debentures not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.
                               See "The Exchange Offer--Terms of the Exchange
                               Offer."

Material Tax
 Considerations...........     The exchange pursuant to the Exchange Offer will
                               not be a taxable event for Federal income tax purposes. See "Material Federal Income Tax
                               Considerations."

Exchange Agent.............    United States Trust Company of New York is
                               serving as Exchange Agent in connection with the Exchange Offer.

GENERAL

     Holding's principal executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012 and its telephone number is (540) 362-4911.

                             ADDITIONAL INFORMATION

     For additional information regarding the Series B Debentures, see "Description of Series B Debentures" and "Material Federal Income Tax Considerations."

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary consolidated statement of operations, balance sheet and other operating data of Holding. The summary consolidated historical financial information of Holding for each of the five fiscal years presented below has been derived from the audited consolidated financial statements of Holding which have been audited by Arthur Andersen LLP. The summary consolidated historical financial information of Holding for the twenty-eight weeks ended July 12, 1997 and July 18, 1998 is derived from financial statements that are unaudited and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such periods, and are not necessarily indicative of the results expected for a full fiscal year or for any future period. The following summary consolidated historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of Holding and notes thereto, the Consolidated Financial Statements of Western Auto and notes thereto, and the Unaudited Pro Forma Consolidated Financial Data and notes thereto included elsewhere in this Prospectus.

                                                        FISCAL YEAR(1)
                                    ---------------------------------------------------------
                                                                                                   PRO
                                                                                                  FORMA
                                                                                                  RECAP-
                                                                                                 ITALIZA-
                                                                                                   TION      PRO FORMA
                                                                                                  FISCAL       FISCAL
                                       1993        1994        1995        1996        1997       1997(2)      1997(2)
                                    ---------    --------    --------    --------    --------    --------    ----------
                                                                                             (DOLLARS IN THOUSANDS)

   Net sales......................   $365,241    $482,347    $602,559    $705,983    $848,108    $848,108    $2,122,019

   Gross profit...................    137,491     184,903     232,597     268,368     323,522     323,522       714,171

   Selling, general and
    administrative expenses.......    117,856     155,583     196,289     228,226     281,095     281,095       692,345

   Expenses associated with
    Recapitalization..............         -           -           -           -           -           -             -

   Expenses associated with
    restructuring.................         -           -           -           -           -           -         38,441

   Operating income (loss)........     19,635      29,320      36,308      40,142      42,427      42,427       (16,615)

   Net income(loss)(3)............     11,560      23,706      18,003      21,264      21,287        (858)      (47,354)

OTHER DATA:
   EBITDA(4)......................   $ 28,830    $ 42,568    $ 51,107    $ 57,641    $ 64,228

                                                            TWENTY-EIGHT WEEKS ENDED
                                     --------------------------------------------------------------------
                                                                         PRO FORMA
                                                                           RECAP-
                                                                          ITALIZA-
                                                                           TION               PRO FORMA
                                     JULY 12,           JULY 18,          JULY 18,             JULY 18,
                                      1997               1998             1998(2)              1998(2)
                                     --------          ---------          --------            ----------
   Net sales........................ $435,880          $544,000           $544,000            $1,111,262

   Gross profit.....................  167,682           211,175            211,175               397,561

   Selling, general and
    administrative expenses.........  145,478           178,812            178,812               361,687

   Expenses associated with
    Recapitalization................       -             14,005             14,005                14,005

   Expenses associated with
    restructuring...................       -                 -                  -                     -

   Operating income (loss)..........   22,204            18,358             18,358                21,869

   Net income(loss)(3)..............   10,955             2,573             (3,668)               (5,753)

OTHER DATA:
   EBITDA(4)........................ $ 33,467          $ 31,866

                                                        FISCAL YEAR(1)
                                    ---------------------------------------------------------
                                                                                                         PRO
                                                                                                         FORMA
                                                                                                         RECAP-
                                                                                                        ITALIZA-
                                                                                                          TION    PRO FORMA
                                                                                                         FISCAL   FISCAL
                                            1993       1994         1995         1996         1997       1997(2)  1997(2)
                                          --------   --------     --------      --------    --------    --------  ----------
                                                                                                 (DOLLARS IN THOUSANDS)
  EBITDAR(5)...........................   44,669      64,770       82,291       96,249       112,538

  Pro forma cash interest
   expense(6)..........................                                                                  31,938    40,800

  Pro forma total interest
   expense.............................                                                                  42,562    52,606

  Capital expenditures.................  25,316       25,781       42,939      44,264       48,864

  Ratio of earnings to fixed
   charges(7)..........................    3.83x        4.65x        2.95x       3.00x        2.62x          -

  Percentage increase in
   comparable store sales(8)...........    17.3%         9.5%         1.7%        1.1%         5.1%

  Net cash provided by (used
   in) operating activities............   7,510       (6,715)      22,839      27,934       42,283

  Net cash used in investing
   activities.......................... (25,275)     (14,201)     (39,855)    (44,121)     (48,607)

  Net cash provided by (used
   in) financing activities............  19,460       18,809       23,643      11,132        6,954

SELECTED STORE DATA:
  New stores...........................      81           90          104         115          170


                                                      TWENTY-EIGHT WEEKS ENDED
                                        -------------------------------------------------
                                                                  PRO FORMA
                                                                    RECAP-
                                                                   ITALIZA-
                                                                    TION      PRO FORMA
                                        JULY 12,      JULY 18,     JULY 18,    JULY 18,
                                         1997          1998        1998(2)     1998(2)
                                        --------     ---------     --------   ----------
  EBITDAR(5)...........................  57,983       63,142

  Pro forma cash interest
   expense(6)..........................                            18,244      23,020

  Pro forma total interest
   expense.............................                            23,847      29,260

  Capital expenditures.................  20,464       26,028

  Ratio of earnings to fixed
   charges(7)..........................    2.59x        1.21            -

  Percentage increase in
   comparable store sales(8)...........     6.6%         6.4

  Net cash provided by (used
   in) operating activities............  32,874       27,944

  Net cash used in investing
   activities.......................... (20,346)     (21,873)

  Net cash provided by (used
   in) financing activities............ (12,772)      23,256

SELECTED STORE DATA:
  New stores...........................      73           96

                                                                    FISCAL YEAR(1)
                                                 ---------------------------------------------------------
                                                                                                    PRO
                                                                                                   FORMA
                                                                                                   RECAP-
                                                                                                  ITALIZA-
                                                                                                   TION      PRO FORMA
                                                                                                  FISCAL       FISCAL
                                                1993       1994     1995      1996     1997       1997(2)      1997(2)
                                              ---------  -------  --------   ------  --------    --------    ----------
                                                                                                (DOLLARS IN THOUSANDS)
  Number of stores (end of
   period)..................................     352       437       536       649      814

  Stores with commercial
   delivery program
   (end of period)..........................      -         -         -        213      421

  Total store square footage
   (000s) (end of period)(9)................   2,408     3,150     3,939     4,710    5,857


                                                                  TWENTY-EIGHT WEEKS ENDED
                                             -----------------------------------------------------
                                                                        RO FORMA
                                                                          RECAP-
                                                                         ITALIZA-
                                                                          TION          PRO FORMA
                                              JULY 12,      JULY 18,     JULY 18,        JULY 18,
                                               1997          1998        1998(2)         1998(2)
                                             --------      ---------     --------       ----------
 Number of stores (end of
 period)..............................           720       909

Stores with commercial
 delivery program
  (end of period)......................          420       494

 Total store square footage
   (000s) (end of period)(9)............       5,239     6,485

                                              AT JULY 18,    PRO FORMA JULY 18,
                                                  1998              1998
                                              ------------  -------------------
                                                    (DOLLARS IN THOUSANDS)

BALANCE SHEET DATA:
Cash and cash equivalents.................     $ 44,790           $ 50,790
Net working capital(10)...................      148,697            288,785
Net working capital, as adjusted(11)......      103,907            237,995
Total assets..............................      594,917          1,255,972
Total long-term debt......................      397,022            512,022
Stockholders' (deficit) equity............      (99,746)           162,754

______________________

(1) Holding's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks except for fiscal 1997, which consists of 53 weeks. Holding's first quarter consists of 16 weeks and the other three quarters consist of 12 weeks.

(2) The pro forma - Recapitalization data for fiscal 1997 and the twenty-eight weeks ended July 18, 1998 sets forth the financial data of Holding to give effect to the pro forma adjustments relating to only the Recapitalization. The pro forma data for fiscal 1997 and the twenty-eight weeks ended July 18, 1998 sets forth the financial data of Holding to give effect to the pro forma adjustments relating to both the Recapitalization and the Acquisition. See "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Fiscal 1994 amount includes a net after-tax gain of $6,700 on the sale of equity securities of TBC Corporation, a distributor of automotive products in which the Company held a minority equity ownership interest.

(4) EBITDA represents operating income plus depreciation and amortization included in operating income. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Holding has included it herein because management believes this information is useful to investors as such measures provide additional information with respect to Holding's ability to meet its future debt service, capital expenditure and working capital requirements and, in addition, certain covenants in the Indenture and New Credit Facility are based upon an EBITDA calculation. Holding's method for calculating EBITDA may differ from similarly titled measures reported by other companies.

     EBITDA does not reflect certain adjustments which management believes (a) will result from the Recapitalization and (b) are relevant to evaluating the future operating performance of the Company. The following additional information reflects certain adjustments which management believes would have been realized as a result of the Recapitalization if the Recapitalization had been consummated and was effective as of December 29, 1996.

The following table reflects the effect of these items:

                                                                     TWENTY-EIGHT
                                                                     WEEKS ENDED
                                                     FISCAL 1997    JULY 18, 1998
                                                     ----------     -------------
                                                       (DOLLARS IN THOUSANDS)
EBITDA.........................................        $64,228        $31,866
 Private company expenses(a)...................          3,056            845
 Unusual medical claim(b)......................            882              -
 Non-recurring Recapitalization expenses(c)....              -         14,005
                                                       -------        -------
EBITDA, as adjusted for the Recapitalization...        $68,166        $46,716
                                                       =======        =======

______________________
      (a) Reflects management's estimate of expenses primarily related to compensation and other benefits of the Company's Chairman, who prior to the Recapitalization was Holding's principal stockholder, that were eliminated after the Recapitalization.

      (b) Represents unusual medical claim that exceeded the Company's stop loss insurance coverage, net of related increased insurance costs.

      (c) Represents non-recurring management bonuses and other expenses incurred in connection with the Recapitalization.

(5) EBITDAR represents EBITDA plus operating lease expense. Because the proportion of stores leased versus owned varies among industry competitors, Holding believes that EBITDAR permits a meaningful comparison of operating performance among industry competitors. The Company leases substantially all of its stores.

(6) Pro forma cash interest expense represents total interest expense, excluding interest in respect to the Debentures and amortization of deferred debt issuance costs.

(7) For purposes of computing the historical ratio of earnings to fixed charges, earnings represents income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and one-third of lease expense, which management believes is representative of the interest component of lease expense. The ratio of earnings to fixed charges for the Recapitalization has not been computed on a pro forma basis for fiscal 1997 and for the twenty-eight weeks ended July 18, 1998, since earnings were not sufficient to cover fixed charges. The coverage deficiency was $456 and $5,172, respectively.

(8) Comparable store net sales data is calculated based on the change in net sales of all stores opened as of the beginning of the preceding fiscal year. New stores become part of the comparable store base on the first day of their second full fiscal year in operation. Relocations are included in comparable store net sales from the date of opening. Increases for fiscal 1997 have been adjusted to exclude the effect of the fifty-third week.

(9) Total store square footage is based on the Company's actual store formats and includes normal selling, office, stockroom and receiving space.

(10) Net working capital represents total current assets less total current liabilities.

(11) Net working capital, as adjusted, represents total current assets excluding cash, cash equivalents and marketable securities, less total current liabilities excluding bank overdrafts and notes payable and current maturities of long-term debt. Management believes that net working capital, as adjusted, is a meaningful measure of the liquidity of net current assets relating to the Company's operating activities.

                                  RISK FACTORS

     In evaluating the Exchange Offer, Holders of the Series A Debentures should carefully consider the following factors in addition to the other information contained in this Prospectus.


SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS; STOCKHOLDERS' DEFICIT

     Holding and the Company have substantial indebtedness and debt service obligations. Holding has entered into the Indenture and the Company has entered into an indenture governing the Senior Subordinated Notes (the "Senior Subordinated Notes Indenture") pursuant to which they borrowed money in order to finance the Recapitalization, including refinancing the existing outstanding indebtedness of Holding and the Company. In addition, the Company has entered into the New Credit Facility to fund the Recapitalization and provide additional working capital for the Company. As of July 18, 1998, (i) Holding had outstanding approximately $62.0 million of indebtedness under the Series A Debentures, excluding its secured guarantee of the Company's obligations under the New Credit Facility, (ii) the Company and its subsidiaries had $633.3 million of total liabilities outstanding, including Indebtedness under the Senior Subordinated Notes and the New Credit Facility, trade payables and other accrued liabilities, and (iii) Holding had a stockholders' deficit of $99.8 million and the Company had a stockholder's deficit of $40.1 million. In addition, the Company could have incurred additional indebtedness of up to $240.0 million under the New Credit Facility. In connection with the Acquisition, the Company intends to borrow an aggregate of $115.0 million, consisting primarily of an additional term facility to be added to the New Credit Facility, with the balance, if any, to be drawn from an existing facility under the New Credit Facility. See "Description of Series B Debentures" and "Description of Other Indebtedness."

     The level of Holding's and the Company's indebtedness may have important consequences to the holders of the Series B Debentures, including: (i) the ability of Holding or the Company to obtain additional debt financing in the future for acquisitions, working capital and capital expenditures may be limited; (ii) a substantial portion of Holding's and the Company's cash flow must be dedicated to debt service and will not be available for other purposes;
(iii) Holding's level of indebtedness could limit its flexibility in reacting to changes in its operating environment and economic conditions generally and (iv) the covenants contained in Holding's and the Company's debt instruments, including the Indenture, limit Holding's and the Company's ability to, among other things, borrow additional funds, dispose of assets or make investments.

     In order to satisfy Holding's obligations under the Series B Debentures and the Company's obligations under the Senior Subordinated Notes, its operating leases, the New Credit Facility, the Development Authority of McDuffie County Taxable Industrial Development Revenue Bonds (Advance Stores Company, Incorporated Project), Series 1997 (the "IRB") and certain other indebtedness presently outstanding, Holding and the Company must generate substantial operating cash flow. The ability of Holding and the Company to meet their respective debt service and other obligations or to refinance any such obligation will depend on the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of Holding and the Company. In addition, the New Credit Facility, the Senior Subordinated Notes and the IRB will mature prior to the maturity of the Series B Debentures. While Holding believes that, based on current levels of operations, it and the Company will be able to meet their respective debt service and other obligations and to refinance such indebtedness, there can be no assurances with respect thereto, including with respect to the Company's ability to refinance borrowings under the New Credit Facility at the maturity of the obligations arising thereunder. Furthermore, because the New Credit Facility bears interest at floating rates, Holding's and the Company's financial performance and flexibility may be adversely affected by fluctuations in interest rates. See "Unaudited Pro Forma Consolidated Financial Data" for information regarding the operating cash flow and debt service obligations of Holding and the Company.

LIMITATION ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

     As a holding company, Holding's ability to pay principal and interest on the Series B Debentures is dependent upon the receipt of dividends from the Company and any other future direct and indirect subsidiaries.

Holding does not have and may not in the future have, any material assets other than the capital stock of the Company. The Company is a party to the New Credit Facility, the Senior Subordinated Note Indenture, the IRB and certain other existing indebtedness. The New Credit Facility and the Senior Subordinated Note Indenture impose substantial restrictions on the Company's ability to pay dividends or make loans to Holding. Any payment of dividends or making of loans by the Company to Holding are subject to the satisfaction of certain financial conditions set forth in the Senior Subordinated Note Indenture and the New Credit Facility. The ability of the Company to comply with such conditions may be affected by events that are beyond the control of Holding. The breach of any such conditions could result in a default under the Senior Subordinated Note Indenture and/or the New Credit Facility, and in the event of any such default, the holders of the Senior Subordinated Notes or the lenders under the New Credit Facility could elect to accelerate the maturity of all the Senior Subordinated Notes or the loans under such facility. If the maturity of the Senior Subordinated Notes or the loans under the New Credit Facility were to be accelerated, all such outstanding debt would be, and other indebtedness of the Company may be, required to be paid in full before the Company would be permitted to distribute any assets or cash to Holding. In addition, indebtedness outstanding under the New Credit Facility is secured by substantially all of the assets of the Company and is guaranteed by Holding. Holding's guarantee of the New Credit Facility is secured by a pledge of all of the capital stock of the Company as well as any future subsidiaries of Holding. There can be no assurance that the assets of Holding would be sufficient to repay all of such outstanding debt and to meet its obligations under the Indenture. Future borrowings by the Company can be expected to contain restrictions or prohibitions on the payment of dividends by the Company to Holding or the making of loans or advances by the Company to Holding. In addition, under Virginia law, a company is permitted to make distributions including dividends on its capital stock only if, after giving effect to such distribution, the Company is able to pay its debts as they become due in the usual course of business and the Company's total assets are greater than the sum of its total liabilities, plus any amounts needed, if the Company were dissolved at the time of the distribution, to satisfy preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

     As a result of the holding company structure of Holding, the holders of the Series B Debentures will be structurally junior to all creditors of the Company or any future subsidiary of Holding, except to the extent that Holding is itself recognized as a creditor of the Company or such future subsidiary, in which case the claims of Holding would still be subordinate to any security in the assets of the Company or such future subsidiary and any indebtedness of the Company or such future subsidiary senior to that held by Holding. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or any future subsidiary of Holding, Holding will not receive any funds available to pay to creditors of the Company or any future subsidiary of Holding. As of July 18, 1998, the aggregate amount of indebtedness and other obligations of the Company (including trade payables and other accrued liabilities) had $633.3 million. In addition, the Company could have had up to $240.0 million of undrawn commitments under the New Credit Facility.

ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDER'S CLAIMS

     The Series A Debentures were issued at a substantial original issue discount from their principal amount at maturity. Consequently, original purchasers of the Series A Debentures who exchange their Series A Debentures for Series B Debentures will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the Holders of the Series A Debentures who exchange their Series A Debentures for Series B Debentures pursuant to the Exchange Offer.

     Under the Indenture, in the event of an acceleration of the maturity of the Series B Debentures upon the occurrence of an Event of Default, the Holder of the Debentures may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which will be less than the principal amount at maturity of such Series B Debentures. See "Description of Series B Debentures--Events of Default and Remedies."

     If a bankruptcy case is commenced by or against Holding under the Bankruptcy Code (as defined herein), the claim of a holder of Series B Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Series B Debentures as set forth on the cover page hereof and

(ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmature interest" for purposes of the Bankruptcy Code. Accordingly, holders of the Series B Debentures under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

RESTRICTIONS UNDER INSTRUMENTS GOVERNING INDEBTEDNESS

     The New Credit Facility and/or the Senior Subordinated Note Indenture contain, among other things, certain financial and other covenants, including covenants requiring the Company to maintain certain financial ratios, restricting the ability of the Company to incur indebtedness or to create or suffer to exist certain liens and restricting the amount of capital expenditures which it may incur in any fiscal year. Compliance with such provisions may limit the ability of the Company to expand its business, and the ability of the Company to comply with such provisions and to repay or refinance the New Credit Facility and the Senior Subordinated Note Indenture may be affected by events beyond its control. The indebtedness under the New Credit Facility is secured by a first priority lien on substantially all of the assets of the Company now owned or hereafter acquired and is guaranteed by a subsidiary of the Company. Holding has also issued a guarantee of the Company's obligations under the New Credit Facility, which guarantee is secured by a pledge by Holding of all of the issued and outstanding capital stock of the Company. The New Credit Facility matures prior to the maturity of the Series B Debentures. See "Description of Other Indebtedness." A failure to make any required payment under the New Credit Facility or the Senior Subordinated Note Indenture or a failure to comply with any of the financial and operating covenants included in the New Credit Facility or the Senior Subordinated Note Indenture would result in an event of default thereunder, permitting the lenders to elect to accelerate the maturity of the indebtedness thereunder. Any such acceleration could also result in the acceleration of any other indebtedness of the Company. If the lenders under the New Credit Facility or the holders of the Senior Subordinated Notes accelerate the maturity of the indebtedness thereunder, there can be no assurance that the Company will have sufficient resources to satisfy its obligations under the New Credit Facility or the Senior Subordinated Note Indenture and its other indebtedness. As a result of the holding company structure of Holding, the holders of the Series B Debentures will be structurally junior to all creditors of the Company and all future subsidiaries of Holding, except to the extent that Holding is itself recognized as a creditor of the Company or any such future subsidiary, in which case the claims of Holding would still be subordinate to any security in the assets of the Company or such future subsidiary and any indebtedness of the Company or such future subsidiary senior to that held by Holding. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or any future subsidiary, Holding will not receive any funds available to pay to creditors of the Company or any future subsidiary. See "--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

UNCERTAINTY RELATING TO ABILITY TO IMPLEMENT GROWTH STRATEGY

     The Company intends to expand its base of stores as part of its growth strategy, both by opening new stores and by acquisition. There can be no assurance that this strategy will be successful. The actual number of new stores to be opened and their success will be dependent on a number of factors, including, among other things, the ability of the Company to manage such expansion and hire and train qualified sales associates, the availability of suitable store locations and the negotiation of acceptable lease terms for new locations. There can be no assurance that the Company will be able to open and operate such stores on a timely or profitable basis or that opening new stores in markets already served by the Company will not adversely affect existing store profitability or comparable store sales. Furthermore, the success of the Company's acquisition strategy will depend on the extent to which it is able to acquire, successfully absorb and profitably manage additional businesses, and no assurance can be given that the Company's strategy will succeed. In particular, there can be no assurance that the Company will consummate the Acquisition or will be successful in integrating the operations and personnel of Western Auto into its business or in overcoming the general risks described herein or other problems that may be encountered with the integration of Western Auto. See "Business--Store Location and Development Strategy" and "Business -- Recent Developments."

COMPETITION

     The retail sale of automotive parts and accessories is highly competitive. The Company competes primarily with national and regional retail automotive parts chains, wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations), independent operators, automobile dealers that supply original equipment manufacturer parts and mass merchandisers that carry automotive replacement parts and accessories. Some of the Company's competitors are larger and have greater financial, marketing and other resources than the Company. See "Business--Competition."


DEPENDENCE ON VENDOR RELATIONSHIPS

     The Company's business is dependent upon developing and maintaining close relationships with its vendors and upon its ability to purchase products from these vendors on favorable price and other terms. A disruption of these vendor relationships could have a material adverse effect on the Company's business. See "Business-- Purchasing."


DEPENDENCE ON CERTAIN KEY PERSONNEL

     The Company is dependent upon the services and experience of its executive officers and senior management team and there can be no assurance that the Company's business would not be affected if one or more of these individuals left the Company. The Company has entered into an employment agreement with Garnett Smith, the Chief Executive Officer of the Company. See "Management-- Executive Employment Contracts."


ECONOMIC AND WEATHER CONDITIONS

     The Company's business is sensitive to the economic and weather conditions of the regions in which it operates. In recent years, certain of these regions have experienced economic recessions and extreme weather conditions. Temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products. However, unusually inclement weather can reduce sales by causing deferral of elective maintenance. No prediction can be made as to future economic or weather conditions in the regions in which the Company operates or the effect such conditions may have on the business or results of operations of the Company.


CONTROL OF COMPANY


     Through ownership of Holding Common Stock and an irrevocable proxy granted to it by Ripplewood, FS&Co. beneficially owns approximately 79.7% of the outstanding voting securities of Holding and, after the Acquisition, will beneficially own approximately 49.3% of the outstanding voting securities of Holding and will have the right to designate three of Holding's nine directors. As a result, prior to consummation of the Acquisition, FS&Co. has the ability to control Holding's, and thus the Company's, management, policies and financing decisions. See "Management" and "Principal Stockholders." After consummation of the Acquisition, Sears will own 40.6% of the outstanding voting securities of Holding and will have the right to designate three of Holding's directors.


POSSIBLE INABILITY TO PURCHASE SERIES B DEBENTURES UPON CHANGE OF CONTROL

     Upon a Change of Control (as defined in the Indenture), Holding will be required to offer to repurchase all of the outstanding Series B Debentures at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. There can be no assurance that Holding will have sufficient funds available or will be permitted by its other debt agreements to purchase the Series B Debentures upon the occurrence of a Change of Control. In addition, a Change of Control may cause a default under the New Credit Facility, the Senior Subordinated Notes and certain other indebtedness of the Company, in which case the provisions of such debt would require payment in full of all such indebtedness of the Company before it could make any distributions to Holding to enable Holding to purchase the Series B Debentures. See "--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure" and "Description of Series B Debentures--Repurchase at the Option of Holders--Change of Control." The inability to purchase all of the tendered Series B Debentures would constitute an event of default under the Indenture which would, in turn, constitute a default under the New Credit Facility and the Senior Subordinated Notes and could constitute a default under other indebtedness of the Company.


LACK OF A PUBLIC MARKET FOR THE SERIES B DEBENTURES

     The Series B Debentures are being offered to the Holders of the Series A Debentures. Prior to this Exchange Offer, there has been no public market for the Series A Debentures. Holding does not intend to apply for listing of the Series B Debentures on any securities exchange or for quotation through the Nasdaq National Market. The Initial Purchasers have informed Holding that they currently intend to make a market in the Series B Debentures. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Series B Debentures. As the Series A Debentures were issued and the Series B Debentures will be issued to a limited number of institutions who typically hold similar securities for investment, Holding does not expect that an active public market for the Series B Debentures will develop. In addition, resales by certain holders of the Series A Debentures or the Series B Debentures of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Series B Debentures. To the extent that a market for the Series B Debentures should develop, the market value of the Series B Debentures will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of Holding. Such factors might cause the Series B Debentures to trade at a discount from face value.


FRAUDULENT CONVEYANCE

     The payments made in connection with the Recapitalization to the stockholders of Holding, the repayment of indebtedness of the Company and Holding and the related incurrence by Holding of indebtedness under the Series A Debentures and the Series B Debentures may be subject to review under relevant state and federal fraudulent conveyance laws, as well as other similar laws regarding creditors' rights generally, if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of Holding. Under these laws, if a court were to find that, after giving effect to the Recapitalization, including the sale of the Series A Debentures and the application of the net proceeds therefrom, either (a) Holding incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (b) Holding received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with Holding constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future creditors of Holding, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to Holding's other creditors or take other action detrimental to the holders of such indebtedness. In that event, there can be no assurance that any repayment on the Series B Debentures would ever be recovered by holders of the Series B Debentures. There can be no assurance that a court would not determine, regardless of whether Holding was solvent on the date the Series A Debentures will be issued, that (i) the payments made in connection with the Recapitalization constituted fraudulent transfers on another ground or (ii) Holding did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness evidenced by the Series A Debentures and the Series B Debentures.

     The measure of insolvency for purposes of the foregoing considerations varies depending upon the law of the jurisdiction which is being applied. Generally, however, Holding would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of Holding's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and mature.

     Based upon financial and other information currently available to it, management of Holding believes that the Series A Debentures and the Series B Debentures are being incurred for proper purposes and in good faith and that at the time the Series A Debentures and the Series B Debentures are issued Holding will be (i) neither insolvent nor rendered insolvent thereby, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." In reaching these conclusions, Holding has relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by Holding would be adopted by a court or that a court would concur with Holding's conclusions.


CONSEQUENCES TO NON-TENDERING HOLDERS OF SERIES A DEBENTURES

     Upon consummation of the Exchange Offer, Holding will have no further obligation to register the Series A Debentures. Thereafter, any Holder of Series A Debentures who does not tender its Series A Debentures in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of Holding which cannot tender its Series A Debentures in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to Holding that such an exemption is available.


FORWARD LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "pro forma," and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Holding and the Company or the retail industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; Holding's and the Company's substantial leverage and debt service obligations; restrictions on Holding's and the Company's ability to pursue its business strategies imposed by restrictive loan covenants; changes in business strategy or development plans; competition; the loss of key personnel; weather conditions; Holding's and the Company's ability to deal with Year 2000 issues; and other factors referenced in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements regarding revenues, EBITDA and EBITDAR are particularly subject to a variety of assumptions, some or all of which may not be realized. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Holding disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of Holding's obligations under the Exchange Offer Registration Rights Agreement. Holding will not receive any cash proceeds from the issuance of the Series B Debentures offered in the Exchange Offer. In consideration for issuing the Series B Debentures as contemplated in this Prospectus, Holding will receive in exchange Series A Debentures in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the Series B Debentures except that the Series B Debentures have been registered under the Securities Act and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Debentures. The Series A Debentures surrendered in exchange for Series B Debentures will be retired and canceled and cannot be reissued. Accordingly, issuance of the Series B Debentures will not result in any increase in the indebtedness of Holding.

     Net proceeds from the Debentures Offering were approximately $60.0 million. Such proceeds, together with borrowings of $125.0 million under the New Credit Facility, the proceeds from the issuance of $200.0 million principal amount of the Senior Subordinated Notes and equity investments of $108.5 million were used to repay indebtedness ($81.3 million), to make payments to common and preferred stockholders ($351.0 million) and to pay transaction-related fees and expenses ($22.8 million). See "Summary--The Recapitalization." In connection with the Recapitalization, substantially all of Holding's existing funded debt obligations were repaid. At April 15, 1998, the aggregate principal amount of Holding's funded indebtedness under several credit agreements which was repaid in connection with the Recapitalization was approximately $81.3 million at a weighted interest rate of approximately 6.2% per annum, maturing between May 31, 1998 and September 1, 2004.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Holding as of July 18, 1998. This table should be read in conjunction with the consolidated financial statements of Holding and the notes thereto included elsewhere in this Prospectus.

                                               AS OF
                                              JULY 18,
                                              1998(1)
                                           ------------
                                           (DOLLARS IN
                                            THOUSANDS)
Cash and cash equivalents                    $ 44,790 (2)

Debt:
   Industrial Development Revenue Bonds      $ 10,000
   New Credit Facility                        125,000
   Notes Offering                             200,000
   Debentures Offering                         62,022
                                             --------
      Total debt                              397,022
Stockholders' deficit                         (99,746)

   Total capitalization                      $297,276

_____________

(1) Amounts do not reflect the Acquisition. See "Unaudited Pro Forma Consolidated Financial Data" for financial information as adjusted for the Acquisition.

(2) Amount reflects unused proceeds from the Recapitalization that are available for working capital needs.

                               THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

     The Series A Debentures were issued and sold by Holding on April 15, 1998 to Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (collectively, the "Initial Purchasers"), who subsequently resold the Series A Debentures to (a) "qualified institutional buyers" (in reliance on Rule 144A under the Securities Act) and (b) non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance and sale of the Series A Debentures, Holding and the Initial Purchasers entered into the Exchange Offer Registration Rights Agreement pursuant to which Holding agreed to use its best efforts to cause a registration statement with respect to the Exchange Offer to become effective within 150 days of April 15, 1998, the date of issuance of the Series A Debentures. However, if the Exchange Offer is not permitted by applicable law or, under certain circumstances, if the holders shall so request, Holding will, at its own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Series A Debentures (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until two years or 180 days, as the case may be, after the Issue Date.

     The Exchange Offer is being made by Holding to satisfy its obligations pursuant to the Exchange Offer Registration Rights Agreement. The form and terms of the Series B Debentures are the same as the form and terms of the Series A Debentures in all material respects except that the Series B Debentures have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Debentures. Once the Exchange Offer is consummated, Holding will have no further obligations to register any of the Series A Debentures not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Debentures". A copy of the Exchange Offer Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Based on interpretations by the staff of the Commission set forth in several no-action letters issued to third parties, Holding believes that Series B Debentures issued pursuant to the Exchange Offer in exchange for Series A Debentures may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Debentures are acquired in the ordinary course of such holders' business and such holders have no such arrangement with any person to participate in the distribution of such Series B Debentures. However, Holding does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of Holding or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Debentures (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Series A Debentures in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Debentures, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors-- Consequences to Non-Tendering Holders of Series A Debentures".

     In addition, each broker-dealer that receives Series B Debentures for its own account in exchange for Series A Debentures, where such Series A Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from Holding, must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such Series B Debentures. See "Plan of Distribution".

     Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of Series B Debentures.

TERMS OF THE EXCHANGE OFFER

     General

     Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, Holding will accept any and all Series A Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Holding will issue $1,000 principal amount at maturity of Series B Debentures in exchange for each $1,000 principal outstanding at maturity of Series A Debentures accepted in the Exchange Offer. Series A Debentures may be tendered only in integral multiples of $1,000 of principal amount at maturity.

     As of April 15, 1998, there was approximately $112.0 million aggregate principal amount at maturity of the Series A Debentures outstanding and one registered Holder of Series A Debentures. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder as of , 1998.

     In connection with the issuance of the Series A Debentures, Holding arranged for the Series A Debentures to be issued and transferable in book-entry form through the facilities of DTC, acting as depository. The Series B Debentures also will be issued and transferable in book-entry form through DTC. See "Description of Series B Debentures--Form, Denomination and Book-Entry Procedures."

     Holding shall be deemed to have accepted validly tendered Series A Debentures when, as and if Holding has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Series A Debentures for the purpose of receiving the Series B Debentures from Holding.

     If any tendered Series A Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A Debentures will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Series A Debentures who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Debentures pursuant to the Exchange Offer. Holding will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "--Fees and Expenses."

     Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean                , 1998, unless Holding
in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, Holding will notify the Exchange Agent and the record Holders of Series A Debentures of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such notice may state that Holding is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Series A Debentures are tendered.

     Holding reserves the right to delay accepting any Series A Debentures, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Series A Debentures not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by Holding by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by Holding to constitute a material change, Holding will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and Holding will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Series A Debentures, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which Holding may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, Holding shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

YIELD AND INTEREST ON THE SERIES B DEBENTURES

     The yield and interest on the Series B Debentures is 12.875% (computed on a semi-annual bond equivalent basis) calculated from April 15, 1998. The Series B Debentures will accrete at a rate of 12.875% compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. Cash interest will not accrue on the Series B Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Series B Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15.

PROCEDURES FOR TENDERING

     The tender to the Company of the Series A Debentures by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal. Except as set forth below, a Holder (which term, for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as a holder of such Series A Debentures) who wishes to tender Series A Debentures for exchange pursuant to the Exchange Offer must transmit to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date either (i) a properly completed and duly executed Letter of Transmittal or a facsimile thereof, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" or (ii) a computer-generated message, transmitted by means of the Book-Entry Transfer Facility's ATOP system and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, in which such Holder acknowledges and agrees to be bound by the terms of the Letter of Transmittal. In addition, in order to deliver Series A Debentures (i) certificates for such Series A Debentures must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation by a book-entry transfer (a "Book-Entry Confirmation") of such Series A Debentures into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF SERIES A DEBENTURES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR SERIES A DEBENTURES SHOULD BE SENT TO THE COMPANY.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     ANY BENEFICIAL HOLDER WHOSE SERIES A DEBENTURES ARE REGISTERED IN THE NAME OF ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO CONSENT AND/OR TENDER ON ITS BEHALF. IF SUCH BENEFICIAL HOLDER WISHES TO TENDER ON ITS OWN BEHALF, SUCH BENEFICIAL HOLDER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND DELIVERING ITS SERIES A DEBENTURES, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE SERIES A DEBENTURES IN SUCH HOLDER'S NAME OR OBTAIN A PROPERLY COMPLETED BOND POWER FROM THE REGISTERED HOLDER. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE CONSIDERABLE TIME.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Debentures tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Series A Debentures listed therein, such Series A Debentures must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Series A Debentures.

     If the Letter of Transmittal or any Series A Debentures or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Holding, evidence satisfactory to Holding of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Series A Debentures and withdrawal of tendered Series A Debentures will be determined by Holding in its sole discretion, which determination will be final and binding. Holding reserves the absolute right to reject any and all Series A Debentures not properly tendered or any Series A Debentures Holding's acceptance of which would, in the opinion of counsel for Holding, be unlawful. Holding also reserves the right to waive any defects, irregularities or conditions of tender as to particular Series A Debentures. Holding's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Debentures must be cured within such time as Holding shall determine. Neither Holding, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Debentures, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Series A Debentures, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, Holding reserves the right in its sole discretion to purchase or make offers for any Series A Debentures that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Series A Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to Holding that, among other things, the Series B Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such Series B Debentures, and that such Holder is not an "affiliate", as defined under Rule 405 of the Securities Act, of Holding. If the Holder is a broker-dealer that will receive Series B Debentures for its own account in exchange for Series A Debentures that were acquired as a result of market-making activities or other trading activities and not acquired directly from Holding, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Series B Debentures. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Debentures and (i) whose Series A Debentures are not immediately available, or (ii) who cannot deliver their Series A Debentures, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Series A Debentures, the certificate number or numbers of made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Debentures to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Series A Debentures delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Series A Debentures in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Series A Debentures delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Series A Debentures according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series A Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Series A Debentures in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Debentures to be withdrawn (the "Depositor"), (ii) identify the Series A Debentures to be withdrawn (including the certificate number or numbers and principal amount of such Series A Debentures), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Series A Debentures register the transfer of such Series A Debentures into the name of the person withdrawing the tender, and (iv) specify the name in which any such Series A Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holding, whose determination shall be final and binding on all parties. Any Series A Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series B Debentures will be issued with respect thereto unless the Series A Debentures so withdrawn are validly retendered. Any Series A Debentures which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Debentures may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Holding will not be required to accept for exchange, or exchange Series B Debentures for, any Series A Debentures not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Debentures, if any of the following conditions exist:

     (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission; or

     (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of Holding, might impair the ability of Holding to proceed with the Exchange Offer; or

     (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of Holding, might materially impair the ability of Holding to proceed with the Exchange Offer.

     If any such conditions exist, Holding may (i) refuse to accept any Series A Debentures and return all tendered Series A Debentures to exchanging Holders,
(ii) extend the Exchange Offer and retain all Series A Debentures tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Series A Debentures (see "--Withdrawal of Tenders") or
(iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Series A Debentures which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, Holding will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Series A Debentures of such waiver.

     The foregoing conditions are for the sole benefit of Holding and may be asserted by Holding regardless of the circumstances giving rise to any such condition or may be waived by Holding in whole or in part at any time and from time to time in its sole discretion. The failure by Holding at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition to the foregoing conditions, if, because of any change in applicable law or applicable interpretations thereof by the Commission, Holding is not permitted to complete the Exchange Offer, then Holding shall file a Shelf Registration Statement. Thereafter, Holding's obligation to consummate the Exchange Offer shall be terminated.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


      By Mail:                                            By Overnight Courier:
      United States Trust Company of New York             United States Trust Company of New York
      P.O. Box 844 Cooper Station                         770 Broadway, 13th Floor
      New York, New York 10276-0844                       Corporate Trust Operations Department
      (registered or certified mail recommended)          New York, New York 10003

      By Hand:                                            By Facsimile:

      United States Trust Company of New York             (212) 780-0592
      111 Broadway                                        (For Eligible Institutions Only)
      Lower Level
      New York, New York 10006                            Confirm by telephone:
      Attention:  Corporate Trust Services                (800) 548-6565


FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by Holding. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Holding and its affiliates.

     Holding will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. Holding, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Holding may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Series A Debentures, and in handling or forwarding tenders for exchange.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by Holding, are estimated in the aggregate to be approximately $100,000, and include fees and expenses of the Exchange Agent and Trustee under the Indenture and accounting and legal fees.

     Holding will pay all transfer taxes, if any, applicable to the exchange of Series A Debentures pursuant to the Exchange Offer. If, however, certificates representing Series B Debentures or Series A Debentures for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Series A Debentures tendered, or if tendered Series A Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The Series B Debentures will be recorded at the same carrying value as the Series A Debentures are reflected in Holding's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the Series B Debentures.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data (the "Pro Forma Financial Data") has been prepared by Holding's management by the application of pro forma adjustments to the historical consolidated financial statements of Holding and Western Auto and the notes thereto included elsewhere in this Prospectus. The pro forma adjustments, which are based upon available information and upon certain assumptions that management believes are reasonable, are described in the accompanying notes. The unaudited pro forma consolidated balance sheet as of July 18, 1998 was prepared as if the Acquisition had occurred on such date. In connection with the Acquisition, Holding will sell $70.0 million of Common Stock to certain existing stockholders representing 4,161,712 shares and the Company will incur up to $115.0 million of borrowings under the New Credit Facility and a new term loan facility that will become part of the New Credit Facility. The Company will receive 100% of the outstanding common stock of Western Auto in exchange for $175.0 million of cash and 11,474,606 shares of Holding Common Stock. The unaudited pro forma consolidated statements of operations for the fiscal year ended January 3, 1998 and the twenty-eight weeks ended July 18, 1998 reflect adjustments as if the Recapitalization and Acquisition had been consummated and were effective as of December 29, 1996. In connection with the Recapitalization, net proceeds of $385.0 million from borrowings under the New Credit Facility, the issuance of Senior Subordinated Notes, the issuance of Series A Debentures, and equity investments of $108.5 million were used to repay notes payable and long-term debt of $81.3 million, to make payments to the common and preferred stockholders ($351.0 million) and to pay transaction-related fees and expenses ($22.8 million). See "Summary--The Recapitalization" and "Summary--Recent Developments." The unaudited consolidated pro forma statements of operations give effect to the changes in interest expense that result from the issuance of new debt and repayment of existing debt and the pro forma purchase accounting adjustments relating to the Recapitalization and the Acquisition.

     The Acquisition will be accounted for under the purchase method of accounting. The unaudited pro forma consolidated balance sheet as of July 18, 1998 reflects a pro forma allocation of purchase price for the Acquisition to the tangible and intangible assets and liabilities acquired. The final allocation of such purchase price, and the resulting depreciation and amortization expense, will differ from the estimates contained herein due to the final allocation being based on: (a) actual amounts of assets and liabilities on the closing date; (b) final purchase price adjustments, including reserves that may be recognized for additional exit costs; (c) final determination of values of property and equipment and other assets; (d) actuarial valuations of certain liabilities; and (e) resolution of the Credit Card Liability (as defined herein). The actual allocation of the purchase price, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

     The financial effects to Holding of the Recapitalization and Acquisition as presented in the pro forma consolidated financial data are not necessarily indicative of Holding's or the consolidated financial position or results of operations which would have been obtained had the Recapitalization and Acquisition actually occurred on the dates described above, nor are they necessarily indicative of the results of future operations. The pro forma consolidated financial data should be read in conjunction with the notes thereto, which are an integral part thereof, the consolidated financial statements of Holding and Western Auto and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                                     HOLDING
                                                   HISTORICAL     WESTERN AUTO
                                                     JULY 18,      HISTORICAL      ACQUISITION
                                                      1998        JULY 4, 1998     ADJUSTMENTS       PRO FORMA
                                                   ----------     ------------     -----------       ---------
Assets                                                                (dollars in thousands)
Current assets:
  Cash and cash equivalents....................    $ 44,790       $   27,313       $ (21,313)(3)     $   50,790
  Receivables, primarily from vendors..........      24,372               --              --             24,372
  Trade receivables............................       5,325           82,073         (37,425)(2)         49,973
  Inventories..................................     348,523          347,919              --            696,442
  Deferred Income Taxes........................          --           45,391         (45,391)(1)             --
  Prepaid expenses and other current assets....       5,056           17,133              --             22,189
  Refundable income taxes......................       2,185           56,858         (56,858)(1)          2,185
                                                   --------       ----------       ---------         ----------
    Total current assets.......................     430,251          576,687        (160,987)           845,951

Property and equipment, net....................     143,176          350,234        (116,636)(5)        376,774
Goodwill.......................................          --          114,555        (114,555)(4)             --
Other assets...................................      21,490            9,114           2,643 (6)         33,247
                                                   --------       ----------       ---------         ----------
    Total assets...............................    $594,917       $1,050,590       $(389,535)        $1,255,972
                                                   ========       ==========       =========         ==========

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Borrowings secured by trade receivables......    $  5,325       $   35,500       $ (35,500)(2)     $    5,325
  Current portion of deferred revenue..........       3,089               --              --              3,089
  Accounts payable.............................     216,832          159,133              --            375,965
  Accrued expenses.............................      53,634           96,610           8,869 (7)        159,113
  Due to Sears, net............................          --          247,880        (247,880)(1)             --
  Deferred income taxes........................       2,674               --          11,000 (9)         13,674
                                                   --------       ----------       ---------         ----------
    Total current liabilities..................     281,554          539,123        (263,511)           557,166

Long-term debt.................................     397,022               --         115,000 (11)       512,022
Long-term debt - Sears.........................          --          140,802        (140,802)(1)             --

Other long-term liabilities....................       1,638               --              --              1,638
Post-retirement benefits.......................       1,092           39,720         (18,420)(4)         22,392
Deferred income taxes..........................      13,357           12,897         (26,254)(10)            --
                                                   --------       ----------       ---------         ----------
  Total non-current liabilities................     413,109          193,419         (70,476)           536,052

Stockholders' equity (deficit).................     (99,746)         318,048         (55,548)(8)        162,754
                                                   --------       ----------       ---------         ----------
  Total liabilities and stockholders'
    equity (deficit)...........................    $594,917       $1,050,590       $(389,535)        $1,255,972
                                                   ========       ==========       =========         ==========

                                                  (Footnotes on subsequent page)

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)


The Unaudited Pro Forma Consolidated Balance Sheet reflects the Acquisition as if it occurred as of July 18, 1998 (actual amounts may differ significantly from the pro forma amounts estimated below).


(1)
Per the Acquisition Agreement, all intercompany accounts between Western Auto and Sears will be settled prior to the Acquisition. This has been reflected as a reclassification of all intercompany accounts in Western Auto's historical consolidated balance sheet as of July 4, 1998 to equity as follows:

                                                     (DOLLARS IN
                                                      THOUSANDS)
Deferred income taxes.............................    $(45,391)
Income taxes receivable - Sears...................     (56,858)
Due to Sears, net.................................     247,880
Deferred income taxes - Sears (See (9) below).....      12,897
Long-term debt - Sears............................     140,802
                                                      --------
Impact on stockholders' equity (deficit)..........    $299,330
                                                      ========

(2)
Reflects Western Auto assets and liabilities as of July 4, 1998 that will be retained by Sears in accordance with the Acquisition Agreement:

                                                     (DOLLARS IN
                                                      THOUSANDS)
Cash(a)(See (3) below)............................    $(21,313)
Trade receivables(b)..............................     (37,425)
Property and equipment, net(c)(See (5) below).....     (11,079)
Accrued expenses(d)(See (7) below)................       4,131
Borrowings secured by trade receivables(b)........      35,500
                                                      --------
Impact on stockholders' equity (deficit)..........    $(30,186)
                                                      ========

______________________


     (a) The Acquisition Agreement provides that Western Auto will have at least $6,000 in cash and a minimum level of Retained Working Capital on the closing date; any excess amount will be distributed to Sears. (See (3) below)

     (b) The Acquisition Agreement provides that Sears will retain certain assets and liabilities related to certain private label credit card programs, as well as associated secured borrowings.

     (c) The Acquisition Agreement provides that Sears will retain all tire store properties, which are included in the historical balance sheet of Western Auto as of July 4, 1998 but are excluded from Western Auto's operations to be acquired. (See (5) below)

     (d) The Acquisition Agreement provides that Sears will retain all accrued liabilities associated with the tire store properties, as well as any accrued liabilities not associated with operations acquired from Sears. (See (7) below)

(3) Reflects increases and decreases in cash resulting from the pro forma adjustments:

                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)

     Cash increases:
     Proceeds from issuance of 4,161,712 new shares of Holding common stock @
      $16.82 per share................................................................   $  70,000
     Proceeds from issuance of long-term debt under the New Credit Facility and a
      new term loan facility that will become part of the New Credit Facility.........      115,000
                                                                                          ---------
       Total cash inflows.............................................................      185,000
                                                                                          ---------

     Cash decreases:
     Cash retained by Sears (See (2) above)...........................................      (21,313)
     Cash portion of purchase price for acquisition...................................     (175,000)
     Estimated debt issuance costs(a)(See (6) below)..................................       (6,500)
     Estimated stock issuance costs(a)(See (8) below).................................         (500)
     Estimated acquisition related costs(a)(See (4) below)............................       (3,000)
                                                                                          ---------
       Total cash outflows............................................................     (206,313)
                                                                                          ---------

     Net impact on cash...............................................................    $ (21,313)
                                                                                          =========


          (a)  See "Certain Transactions--Certain Payments."


(4) The Acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities of Western Auto based upon preliminary estimates of their fair market values, assuming the Acquisition had occurred on July 18, 1998, with the excess of the estimated fair market value of the net assets acquired over the purchase price allocated to a reduction in property and equipment for pro forma purposes, as follows:

                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
     Components of purchase price:
       Cash to Sears..................................................................    $ 175,000
       Holding common stock to Sears (11,474,606 shares valued @ $16.82 per share)....      193,000
       Estimated acquisition related costs............................................        3,000
                                                                                          ---------
     Total purchase price.............................................................      371,000

     Historical book value of Western Auto's net assets...............................     (318,048)
     Adjustment to book value of net assets acquired for elimination of intercompany
       accounts between Western Auto and Sears (See (1) above)........................     (299,330)
     Adjustment to book value of net assets acquired for assets and liabilities
       retained by Sears in the Acquisition (See (2) above)...........................       30,186
     Adjustments to recognize liabilities in purchase accounting:
       Reserve for severance and relocation, net of $4,900 of deferred income tax
         asset (See (9) below)........................................................        8,100

       Net additional deferred income tax liability (See (9) below)..............        1,900
     Adjustments to reflect fair market value of net assets acquired:
       Elimination of net book value of goodwill acquired........................      114,555
       Decrease in book value of intangible assets acquired (See (6) below)......        4,500
       Adjustments to liabilities for post-retirement costs......................      (18,420)
                                                                                     ---------
     Decrease to book value of property and equipment (See (5) below)............    $(105,557)
                                                                                     =========


     The foregoing pro forma purchase price allocation is based on available information and certain assumptions Holding believes are reasonable. In connection with the Acquisition Agreement, Sears has agreed to evaluate the sale of certain private label credit card programs to a third party buyer. Holding has agreed to share any losses incurred as a result of the sale, or as a result of continuing the credit card programs, up to a maximum amount of $10,000. Any amounts due under the Credit Card Liability will be reflected as additional purchase price when payment becomes probable and the amount can be estimated. Holding is currently evaluating certain exit costs that may be incurred in connection with the Acquisition and may establish additional reserves, not reflected in the accompanying pro forma statements, at closing based on the results of its evaluation. Any reserves established will result in an increase in property and equipment, resulting in additional provisions for depreciation and amortization expense. The final purchase price allocation will be based on the outcome of the matters referred to above, final determination of the fair values of the net assets acquired at the date of the Acquisition as determined by appraisal, actuarial valuation or other methods and actual amounts of assets and liabilities on the closing date. The final purchase price allocation may differ significantly from the pro forma allocation.

(5)  Reflects the following:

                                                           (DOLLARS IN
                                                            THOUSANDS)
     Property retained by Sears (See (2) above)..........   $ (11,079)
     Purchase accounting adjustment (See (4) above)......    (105,557)
                                                            ---------
                                                            $(116,636)
                                                            =========


(6)  Reflects the following:

                                                           (DOLLARS IN
                                                            THOUSANDS)
     Purchase accounting adjustment (See (4) above)......   $(4,500)
     Deferred tax adjustment (See (9) below).............       643
     Deferred debt issuance costs (See (3) above)........     6,500
                                                            -------
                                                            $ 2,643
                                                            =======



(7)  Reflects the following:

                                                           (DOLLARS IN
                                                            THOUSANDS)
     Accrued expenses retained by Sears (See (2) above).... $(4,131)
     Reserve for severance and relocation (See (4) above)..  13,000
                                                            -------
                                                            $ 8,869
                                                            =======

(8)  Reflects the following:

                                                                            (DOLLARS IN
                                                                            THOUSANDS)
     Issuance of 4,161,712 shares of Holding common stock
      @ $16.82 per share, for cash (See (3) above)........................   $  70,000
     Stock issued to Sears (11,474,606 shares of Holding common
      stock valued @ $16.82 per share) (See (4) above)....................     193,000
     Estimated stock issuance costs (See (3) above).......................        (500)
     Elimination of historical Western Auto stockholder's equity, as
      adjusted............................................................    (318,048)
                                                                             ---------
                                                                             $ (55,548)
                                                                             =========


(9) The Company anticipates that the Acquisition will be accounted for as the purchase of assets for income tax purposes resulting in an allocation of the purchase price to the income tax basis of the assets and liabilities acquired. Pro forma adjustments to deferred income tax assets (liabilities):

                                                                             (DOLLARS IN
                                                                             THOUSANDS)
     Deferred tax on severance and relocation accrual (See (4)
      above)...............................................................  $  4,900
     Net additional deferred tax liability(a) (See (4) above)..............    (1,900)
                                                                             --------
     Net pro forma change in deferred taxes................................  $  3,000
                                                                             ========

     Components of net pro forma change in deferred taxes:

     Non-current deferred tax asset (See (6) above)........................  $    643
     Current deferred tax liability........................................   (11,000)
     Non-current deferred tax liability (See (10) below)...................    13,357
                                                                             --------
                                                                             $  3,000
                                                                             ========


     (a) Represents $4,900 deferred income tax liability related to property and equipment, net of net deferred income tax assets of $3,000 relating to a wholly owned subsidiary of Western Auto.

(10) Reflects the following:


     Elimination of Western Auto's deferred tax liability to Sears (See
      (1) above)............................................................ $ 12,897
     Adjustment to non-current deferred tax liability (See (9) above).......   13,357
                                                                             --------
                                                                             $ 26,254
                                                                             ========

(11) Reflects borrowings of $115,000 under the New Credit Facility to be comprised of borrowings under a new term loan facility that will become part of the New Credit Facility as well as an existing facility thereunder.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                          FISCAL YEAR ENDED JANUARY 3, 1998
                                   -------------------------------------------------------------------------------------------
                                              RECAPITALIZATION                               ACQUISITION
                                              ---------------------------       ---------------------------------
                                    COMPANY                        PRO          WESTERN AUTO                          TOTAL
                                   HISTORICAL   ADJUSTMENTS       FORMA          HISTORICAL         ADJUSTMENTS     PRO FORMA
                                   ----------   -----------    ----------       ------------      ---------------  -----------
                                                                                       (DOLLARS IN THOUSANDS)
Net sales.......................    $848,108    $     --        $848,108         $1,319,811        $(45,900)(3)    $2,122,019
Cost of sales...................     524,586          --         524,586            883,262              --         1,407,848
                                    --------    --------        --------          ---------        --------         ---------
Gross profit....................     323,522          --         323,522            436,549         (45,900)          714,171
Selling, general and
 administrative expenses........     281,095          --         281,095            475,037         (63,787)(4)       692,345
Restructuring...................          --          --              --             38,441              --            38,441
                                    --------    --------        --------          ---------        --------         ---------

Income (loss) from operations...      42,427          --          42,427            (76,929)         17,887           (16,615)
Total interest expense..........      (6,086)    (36,476)(1)     (42,562)           (15,379)          5,335(5)        (52,606)
Other income (expense), net.....        (321)         --            (321)                (6)             --              (327)
                                    --------    --------        --------          ---------        --------         ---------
Income (loss) before
 provision (benefit) for
 income taxes...................      36,020     (36,476)           (456)           (92,314)         23,222           (69,548)
 Provision (benefit) for
  income taxes..................      14,733     (14,331)(2)         402            (31,885)          9,289(2)        (22,194)
                                    --------    --------        --------          ---------        --------         ---------
Net income (loss)...............    $ 21,287    $(22,145)       $   (858)         $ (60,429)       $ 13,933         $ (47,354)
                                    ========    ========        ========          =========        ========         =========

                                                  (Footnotes on subsequent page)

               UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                                        TWENTY-EIGHT WEEKS ENDED                             TWENTY-SIX WEEKS ENDED
                                               JULY 18, 1998                                      JULY 4, 1998
                                   --------------------------------------       ----------------------------------------------
                                              RECAPITALIZATION                               ACQUISITION
                                              ---------------------------       ---------------------------------
                                    COMPANY                                      WESTERN AUTO                         TOTAL
                                   HISTORICAL   ADJUSTMENTS    PRO FORMA          HISTORICAL        ADJUSTMENTS     PRO FORMA
                                   ----------   -----------    ---------        --------------    --------------   -----------
                                                                                       (DOLLARS IN THOUSANDS)
Net sales.......................    $544,000        $  --        $544,000           $586,194        $(18,932)(3)    $1,111,262
Cost of sales...................     332,825           --         332,825            380,876              --           713,701
                                    --------     --------        --------           --------        --------         ---------
Gross profit....................     211,175           --         211,175            205,318         (18,932)          397,561
Selling, general and
 administrative expenses........     178,812           --         178,812            209,017         (26,142)(4)       361,687
Costs associated with the
 recapitalization...............      14,005           --          14,005                 --              --            14,005
                                    --------     --------        --------           --------        --------         ---------
Income (loss) from operations...      18,358           --          18,358             (3,699)          7,210            21,869
Total interest expense..........     (13,559)     (10,288)(1)     (23,847)           (11,218)          5,805(5)        (29,260)
Other income (expense), net.....         317           --             317                  1              --               318
                                    --------     --------        --------           --------        --------         ---------
Income (loss) before
 provision (benefit) for
 income taxes...................       5,116      (10,288)         (5,172)           (14,916)         13,015            (7,073)
 Provision (benefit) for
  income taxes..................       2,543       (4,047)(2)      (1,504)            (5,022)          5,206(2)         (1,320)
                                    --------     --------        --------           --------        --------         ---------
Net income (loss)...............    $  2,573     $ (6,241)       $ (3,668)          $ (9,894)       $  7,809         $  (5,753)
                                    ========     ========        ========           ========        ========         =========

                                              (Footnotes on subsequent page)

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


The Pro Forma Consolidated Statements of Operations reflect the
Recapitalization and Acquisition as if they had occurred on December 29, 1996.

(1) Gives effect to the increase in estimated interest expense from the use of borrowings to finance the Recapitalization:

                                                                                        FISCAL YEAR      TWENTY-EIGHT
                                                                                           ENDED         WEEKS ENDED
                                                                                      JANUARY 3, 1998   JULY 18, 1998
                                                                                     ----------------   -------------
                                                                                           (DOLLARS IN THOUSANDS)
     Interest and commitment fees on unused borrowings related to the New
      Credit Facility, Senior Subordinated Notes and Series A Debentures(a)........       $39,914          $11,162
     Amortization of debt issuance costs related to the New Credit Facility,
      Senior Subordinated Notes and Series A Debentures............................         2,648              743
     Less:  Interest expense in historical statement of operations related to debt
      extinguished in connection with the Recapitalization........................         (6,086)          (1,617)
                                                                                          -------          -------
                                                                                          $36,476          $10,288
                                                                                          =======          =======

______________________

(a) Reflects (i) pro forma interest expense calculated using an interest rate of 8.15% per annum on borrowings of $125,000 on the New Credit Facility, 10.25% per annum on borrowings of $60,000 on the Senior Subordinated Notes and 12.875% per annum on borrowings of $200,000 on the Series A Debentures and (ii) commitment fees on unused borrowings of $250,000 related to the New Credit Facility using a rate of 0.5% per annum. The interest rates on the New Credit Facility are variable. A change in the rates of 1/8 of 1% on these borrowings would change the pro forma interest expense for the year ended January 3, 1998 by $200 and for the twenty-eight weeks ended July 18, 1998 by less than $100. In September 1998, the interest rate on the New Credit Facility declined to 7.88%, which would reduce pro forma interest expense as presented in the unaudited pro forma statement of operations for the Recapitalization by less than $200 for both the year ended January 3, 1998 and the twenty-eight week period ended July 18, 1998.

(2) Estimated income tax effects of the pro forma adjustments at a statutory tax rate of approximately 40%.

(3) Pro forma adjustment eliminates the effect of various Western Auto private label credit card programs retained by Sears in accordance with the Acquisition Agreement:

                                                                                           TWENTY-EIGHT
                                                                            YEAR ENDED      WEEKS ENDED
                                                                         JANUARY 3, 1998   JULY 18, 1998
                                                                         ---------------   -------------
                                                                             (DOLLARS IN THOUSANDS)
Credit card revenues, included in net sales........................          $(45,900)        $(18,932)
Credit card operating expenses, included in selling, general and
 administrative expenses (See (5) below)...........................            55,536           21,368
Credit card financing fees, included in interest expense (See (6)
 below)............................................................             2,272            1,082
                                                                             --------         --------
Net pre-tax loss eliminated........................................          $ 11,908         $  3,518
                                                                             ========         ========




(4)  Pro forma adjustment reflects the following:

                                                                             YEAR ENDED            TWENTY-EIGHT WEEKS
                                                                           JANUARY 3, 1998         ENDED JULY 18, 1998
                                                                           ---------------         -------------------
                                                                                    (DOLLARS IN THOUSANDS)
Elimination of the credit card operating expenses (See (3)
 above)...........................................................             $(55,536)                $(21,368)
Elimination of goodwill amortization..............................               (4,455)                  (2,228)
Reduction in other intangibles amortization(a)....................                 (146)                     (73)
Reduction in depreciation as a result of pro forma purchase
 price allocation(b)..............................................               (8,119)                  (4,372)
Adjustment to include the interchange fee of 2%(c)................                2,615                      930
Elimination of deferred gain amortization on the post
 retirement benefit obligation....................................                1,215                      640
Elimination of rental income, net of depreciation expense, for
 the tire store properties.......................................                   639                      329
                                                                               --------                 --------
Net decrease in selling, general and administrative expenses......             $(63,787)                $(26,142)
                                                                               ========                 ========

______________________

(a) The historical balance sheet for Western Auto includes other intangibles of $9,114 which were being depreciated over 40 years. The pro forma adjustment above is made in conjunction with the write-down of the intangible assets by $4,500.

(b) Reflects reduction in depreciation expense related to the pro forma purchase price allocation based on an average useful life of 13 years.

(c) Historically, Western Auto has not been charged for the interchange fee of 2% on Sears' credit card sales. Holding will enter into a Merchant Agreement with Sears, whereby Sears will service its credit card used at the Parts America, Western Auto dealer stores and Western Auto Puerto Rico stores for a specified period of time, and will charge the Company an interchange fee of 2% of related credit card sales.

(5)  Pro forma adjustment reflects the following:

                                                                             YEAR ENDED            TWENTY-EIGHT WEEKS
                                                                           JANUARY 3, 1998         ENDED JULY 18, 1998
                                                                           ---------------         -------------------
                                                                                    (DOLLARS IN THOUSANDS)
Elimination of historical Western Auto inter-company interest
 expense...........................................................            $(13,107)                $(10,136)
Elimination of credit card financing fees relating to credit card
 program retained by Sears (See (3) above).........................              (2,272)                  (1,082)
Interest expense on $40,000 under the New Credit Facility
 and $75,000 under a new term loan facility that will become
 part of the New Credit Facility at 7.88% (a)......................               9,062                    4,884
Amortization of deferred debt issuance costs over five and
 one-half years....................................................               1,182                      637
 Reduction in commitment fees on unused borrowings at a rate of 0.5% per annum resulting from $40,000 additional
  borrowings under the New Credit Facility.........................                (200)                    (108)
                                                                               --------                 --------
Net decrease in interest expense...................................            $ (5,335)                $ (5,805)
                                                                               ========                 ========

 _________________________

(a) The interest rates on the new credit facility are variable. A change in the rates of 1/8 of 1% on these borrowings would change the pro forma interest expense for the year ended January 3, 1998 by $200 and for the twenty-eight weeks ended July 18, 1998 by $100.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated statement of operations, balance sheet and other operating data of Holding. The selected consolidated financial data for each of the five fiscal years during the period ended January 3, 1998 are derived from the audited financial statements of Holding which have been audited by Arthur Andersen LLP. The selected consolidated financial data for the twenty-eight weeks ended July 12, 1997 and July 18, 1998 are derived from financial statements that are unaudited and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such periods, and are not necessarily indicative of the results expected for a full fiscal year or for any future period. The data presented below should be read in conjunction with the consolidated financial statements of Holding and the notes thereto included herein, the other financial information included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     FISCAL YEAR(1)                                     TWENTY-EIGHT WEEKS ENDED
                                     -----------------------------------------------------------    --------------------------------
                                        1993        1994        1995         1996         1997         JULY 12,           JULY 18,
                                                                                                         1997               1998
                                     ---------    ---------   ---------    ---------    ---------    -----------       -------------
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.........................   $365,241      $482,347    $602,559     $705,983      $848,108      $435,880          $544,000
Cost of sales.....................    227,750       297,444     369,962      437,615       524,586       268,198           332,825
Selling, general and
 administrative expenses(2).......    117,856       155,583     196,289      228,226       281,095       145,478           178,812
Expenses associated with the
 Recapitalization.................         --            --          --           --            --            --            14,005
Operating income (loss)...........     19,635        29,320      36,308       40,142        42,427        22,204            18,358
Interest expense..................      1,304         2,797       5,028        4,891         6,086        (3,463)          (13,559)
Other income (expense)............        316        10,709      (1,155)         187          (321)         (203)              317
Income (loss) before income
 taxes............................     18,647        37,232      30,125       35,438        36,020        18,538             5,116
Income tax expense (benefit)......      7,087        13,526      12,122       14,174        14,733         7,583             2,543
Net income (loss) (3).............     11,560        23,706      18,003       21,264        21,287        10,955             2,573

OTHER DATA:
EBITDA(4).........................   $ 28,830      $ 42,568    $ 51,107     $ 57,641      $ 64,228      $ 33,467          $ 31,866
EBITDAR(5)........................     44,669        64,770      82,291       96,249       112,538        57,983            63,142
Capital expenditures..............     25,316        25,781      42,939       44,264        48,864        20,464            26,028
Ratio of earnings to fixed
 charges(6).......................       3.83x         4.65x       2.95x        3.00x         2.62x         2.59x             1.21x
Total store square footage
 (000s) (at period end)(7)........      2,408         3,150       3,939        4,710         5,857         5,239             6,485


Percentage increase in
 comparable store net
 sales(8)........................       17.3%          9.5%        1.7%         1.1%          5.1%          6.6%             6.4%

Net cash provided by (used
 in) operating activities........      7,510        (6,715)     22,839       27,934        42,283        32,874           27,944

Net cash used in investing
 activities......................    (25,275)      (14,201)    (39,855)     (44,121)      (48,607)      (20,346)         (21,873)

Net cash provided by (used
 in) financing activities........     19,460        18,809      23,643       11,132         6,954       (12,772)          23,256

Stores open at end of period.....        352           437         536           649          814           720              909

BALANCE SHEET DATA:
Net working capital(9)...........   $ 32,024      $ 88,966    $102,708      $110,080     $121,140                       $148,697

Net working capital, as
 adjusted(10)....................     54,345        84,745      97,572       112,875      114,581                        103,907

Total assets.....................    196,812       237,712     295,088       394,395      461,832                        594,917

Total debt (including
 current maturities).............     54,119        68,500      93,251       105,861      111,096                        397,022

Stockholders' equity
 (deficit).......................     59,536        83,180     101,121       122,323      143,548                        (99,746)

______________________

(1) Holding's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks except for fiscal 1997, which consists of 53 weeks. Holding's first fiscal quarter consists of 16 weeks and the other three fiscal quarters consist of 12 weeks.

(2) Fiscal 1997 amount includes an unusual medical claim that exceeded Holding's stop loss insurance coverage. Holding has increased its stop loss coverage effective January 1, 1998 to a level that would provide insurance coverage for a medical claim of this magnitude. The pre-tax amount of this claim, net of related increased insurance costs, was $900.

(3) Fiscal 1994 includes a net after-tax gain of $6,700 on the sale of equity securities of TBC Corporation, a distributor of automotive products in which the Company held a minority equity ownership interest.

(4) EBITDA represents operating income plus depreciation and amortization included in operating income. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Holding has included it herein because management believes this information is useful to investors as such measure provides additional information with respect to Holding's ability to meet its future debt service, capital expenditure and working capital requirements and, in addition, certain covenants in the Indenture and New Credit Facility are based upon an EBITDA calculation. Holding's method for calculating EBITDA may differ from similarly titled measures reported by other companies.

(5) EBITDAR represents EBITDA plus operating lease expense. Because the proportion of stores leased versus owned varies among industry competitors, Holding believes that EBITDAR permits a meaningful comparison of operating performance among industry competitors. The Company leases substantially all of its stores.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings represents income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and one-third of lease expense, which management believes is representative of the interest component of lease expense.

(7) Total store square footage is based on the Company's actual store formats and includes normal selling, office, stockroom and receiving space.

(8) Comparable store net sales data is calculated based on the change in net sales of all stores opened as of the beginning of the preceding fiscal year. Net stores become part of the comparable store base on the first day of their second full fiscal year in operation. Relocations are included in comparable store net sales from the date of opening. Increases for fiscal 1997 have been adjusted to exclude the effect of the fifty-third week.

(9) Net working capital represents total current assets less total current liabilities.

(10) Net working capital, as adjusted, represents total current assets excluding cash, cash equivalents and marketable securities, less total current liabilities excluding bank overdrafts, notes payable and current maturities of long-term debt. Management believes that net working capital, as adjusted, is a meaningful measure of the liquidity of net current assets relating to the Company's operating activities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements of Holding, the notes thereto and other data and information appearing elsewhere in this Prospectus. Holding's fiscal year ends on the Saturday nearest December 31. As used in this section, fiscal 1997 represents the 53 weeks ended January 3, 1998; fiscal 1996 represents the 52 weeks ended December 28, 1996; and fiscal 1995 represents the 52 weeks ended December 30, 1995. Holding's first quarter consists of 16 weeks, and the other three quarters consist of 12 weeks.

GENERAL


     The Company is the second largest retailer of automotive parts and accessories in the United States (based on store count) with 909 stores in 17 states as of July 18, 1998. Based on store count, the Company believes it is the largest automotive retailer in a majority of its markets.

     The Company was formed in 1929 when the Company's founders purchased three stores from Pep Boys and was acquired by Arthur Taubman in 1932. Nicholas F. Taubman, Arthur Taubman's son and Holding's Chairman, assumed control of the Company in 1969. In the 1980s, the Company sharpened its marketing focus to target sales of automotive parts to DIY customers and accelerated its growth strategy. As part of its growth strategy, the Company commissioned new store designs with more efficient merchandising and inventory management, thereby rationalizing the SKU count in each store. In addition, the Company's distribution center was refurbished and upgraded to support planned expansion.

     The Company has achieved significant growth through a focused store expansion strategy of opening stores in new contiguous and selected existing markets. Since accelerating its store expansion plan in 1992, the Company has grown from the eighth largest to the second largest U.S. specialty retailer of automotive parts (based on store count), increasing its store count from 223 to 909.

     In 1996, the Company made the decision to aggressively expand its sales to the DIFM market by implementing a commercial delivery program, which is now in place at 494 stores. Due to its success in rapidly building its commercial delivery program, the Company will continue to expand this program, including adding approximately 45 stores to the program in the remainder of 1998. The Company believes it has significant competitive advantages in servicing the DIFM segment because it has the distribution capacity and sophisticated information systems necessary to efficiently stock, advertise and deliver a broad inventory selection of brand name and quality private label parts.

     The Company has also invested heavily in store, logistical and management information systems. The Company has reengineered its POS system, implemented a new store level inventory management system, installed a satellite communications network, upgraded host systems and built additional distribution centers. With these technological enhancements and the opening of a fourth distribution center to be completed by early 1999, the Company will be able to serve over 1,600 stores.

     On August 17, 1998, the Company and Holding entered into the Acquisition Agreement to acquire Western Auto from Sears for $175.0 million and approximately 40% of the Common Stock of Holding. The Acquisition Agreement provides that (i) Western Auto will be merged into a subsidiary of the Company, with such subsidiary to become the surviving corporation, (ii) the issued and outstanding shares of Western Auto will be converted into the right to receive in the aggregate (a) $175.0 million and (b) 11,474,606 shares of Holding's Class A common stock, $.01 par value per share, constituting approximately 40% of the outstanding Common Stock of Holding. FS&Co., Ripplewood, Nicholas F. Taubman and the Taubman Trust have committed to invest an additional $70.0 million in equity to fund a portion of the cash purchase price for Western Auto. The Company anticipates that $115.0 million of the cash purchase price and certain transaction costs will be funded through bank debt. The Acquisition is expected to close by year end but there can be no assurance that the Acquisition will be consummated.

EFFECT OF THE RECAPITALIZATION

     As a result of the Recapitalization, Holding has incurred approximately $385.0 million in long-term debt and approximately $22.8 million in fees and expenses, a portion of which was charged to operating and administrative expenses during the fiscal quarter in which the Recapitalization was consummated. The Recapitalization was accounted for as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt for financial reporting purposes.


RESULTS OF OPERATIONS

     The following table sets forth the statement of operations data for Holding expressed as a percentage of net sales for the periods indicated.


                                                                                                      TWENTY-EIGHT
                                                                                                      WEEKS ENDED
                                            FISCAL YEAR ENDED                                         (UNAUDITED)
                                  ----------------------------------------------------------     ---------------------
                                  DECEMBER 30,            DECEMBER 28,            JANUARY 3,       JULY 12,   JULY 18,
                                     1995                     1996                  1998             1997       1998
                                 -------------           -------------           -----------     -----------  --------

Net sales.....................       100.0%                  100.0%                     100.0%        100.0%   100.0%
Cost of sales.................        61.4                    62.0                       61.9          61.5     61.2
                                     -----                   -----                      -----         -----    -----
Gross profit..................        38.6                    38.0                       38.1          38.5     38.8
Selling, general and
 administrative expenses......        32.6                    32.3                       33.1          33.4     32.9
Expenses associated with
 recapitalization.............           -                       -                          -             -      2.6
                                     -----                   -----                      -----         -----    -----
Operating profit..............         6.0                     5.7                        5.0           5.1      3.3
Interest expense..............         0.8                     0.7                        0.7           0.8      2.5
Other expense, net............         0.2                     0.0                        0.0           0.1     (0.2)
Income tax expense (benefit)..         2.0                     2.0                        1.7           1.7      0.5
                                     -----                   -----                      -----         -----    -----
Income (loss).................         3.0%                    3.0%                       2.5%          2.5%     0.5%
                                     =====                   =====                      =====         =====    =====

     Net sales consists primarily of comparable store net sales, last year store net sales, and new store net sales. New stores become part of the comparable store base on the first day of their second full fiscal year in operation.

     Holding's cost of goods sold includes merchandise costs and warehouse and distribution expenses. Gross profit as a percentage of net sales may be affected by variations in Holding's product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs.

     Selling, general and administrative expenses are comprised of store payroll, store occupancy, net advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office expenses, data processing, professional expenses and other related expenses.

Twenty-Eight Weeks Ended July 18, 1998 Compared to Twenty-Eight Weeks Ended July 12, 1997

     Net sales for the twenty-eight weeks ended July 18, 1998 increased by $108.1 million, or 24.8%, to $544.0 million as compared to $435.9 million, for
the comparable twenty-eight weeks ended July 12, 1997.   This increase was due
to an increase in comparable store net sales of 6.4%, or $27.0 million, an increase in net sales from stores opened in fiscal 1997 of $62.8 million, the contribution of $19.1 million in net sales from stores opened in fiscal 1998, and a decrease in miscellaneous net sales of $0.8 million. During the twenty-eight weeks ended July 18, 1998, Holding opened 96 new stores, relocated four stores, remodeled 25 stores, and closed one store. As of July 18, 1998, Holding operated 909 stores as compared to 720 stores at July 12, 1997.

     Gross profit for the twenty-eight weeks ended July 18, 1998 was $211.2 million, or 38.8% of net sales, compared with $167.7 million, or 38.5% of net sales, for the twenty-eight weeks ended July 12, 1997. The increase in the gross profit percentage was primarily due to decreased warehouse and delivery expenses.

     Selling, general and administrative expenses, for the twenty-eight weeks ended July 18, 1998, increased by $33.3 million, as compared to the twenty-eight weeks ended July 12, 1997, and, as a percentage of net sales, decreased from 33.4% to 32.9%. This decrease, as a percent of sales, is due to the reduction in certain private company expenses which were eliminated after the Recapitalization and the elimination of an unusual medical claim which occurred in the twelve weeks ended July 12, 1997.

     As part of the Recapitalization, $14.0 million in expenses were incurred which related to the Recapitalization. This expense consisted of $11.5 million of bonuses paid to certain employees for past performances, $0.2 million in related employment taxes and $2.3 million for non-recurring expenses which consisted primarily of professional fees.

     Operating profit decreased from $22.2 million, or 5.1% of net sales to $18.4 million, or 3.3% of net sales for the comparable time period due to the expenses incurred with the Recapitalization. Excluding the $14.0 million in transaction expenses, operating profit increased by $10.2 million, or 45.8%, to $32.4 million, or, 5.9% of net sales, for the twenty-eight weeks ended July 18, 1998, compared to $22.2 million for the twenty-eight weeks ended July 12, 1997, due to the factors cited above.

     Interest expense, for the twenty-eight weeks ended July 18, 1998, was $13.6 million compared to $3.5 million for the twenty-eight weeks ended July 12, 1997. The increase is due to increased debt associated with the Recapitalization and related higher interest rates.

     Income tax expense for the twenty-eight weeks ended July 18, 1998, was $2.5 million as compared to $7.6 million for the twenty-eight weeks ended July 12, 1997, with effective tax rates of 49.7% and 40.9%, respectively. This increase is the result of increased permanent adjustments and lower pretax earnings due to the Recapitalization.

     As a result of the above factors, net income of $2.6 million, for the twenty-eight weeks ended July 18, 1998, as compared to net income of 11.0 million, for the twenty-eight weeks ended July 12, 1997. As a percentage of sales, net income for the twenty-eight weeks ended July 18, 1998, was 0.5% as compared to net income of 2.5%, for the twenty-eight weeks ended July 12, 1997.

Fiscal Year Ended January 3, 1998 Compared to Fiscal Year Ended December 28,
1996

     Net sales for fiscal 1997 increased by $142.1 million, or 20.1%, over net sales for fiscal 1996. This increase was due to an increase in comparable store sales (adjusted to exclude the fifty-third week of 1997 which contributed total sales of $15.6 million) of 5.1%, or $32.6 million, an increase in net sales from stores opened in fiscal 1996 of $54.8 million, the contribution of $44.0 million in net sales from stores opened in fiscal 1997, and a decrease in miscellaneous net sales of $4.9 million. Comparable store net sales were enhanced by the commercial delivery program and by increased average sales per customer. In fiscal 1997, Holding opened 170 stores and also relocated 15 stores and remodeled 27 stores. By fiscal year end 1997, Holding had 814 stores, as compared to 649 stores at the end of fiscal 1996.

     Gross profit for fiscal 1997 was $323.5 million, or 38.1% of net sales, compared with $268.4 million, or 38.0% of net sales, for fiscal 1996. The increase in the gross profit percentage was primarily due to decreased warehouse and delivery expenses (5.68% of net sales in fiscal 1997 compared to 5.78% of net sales in fiscal 1996) which resulted from the implementation of the distribution center management system ("DCMS") and more efficient material handling equipment in certain distribution centers. In addition, Holding was able to offset lower gross profit margins in its commercial delivery business with improved gross profit margins in its DIY business. Holding believes that as its store count grows, it will achieve greater operating leverage from its distribution centers.

     Selling, general and administrative expenses for fiscal 1997 increased by $52.9 million as compared to fiscal 1996 and, as a percentage of net sales, increased from 32.3% to 33.1%. This increase as a percentage of net sales was primarily due to the higher operating costs as a percentage of net sales of the greater number of new stores that were in the early stage of maturation in fiscal 1997, particularly the 58 stores opened in the fourth quarter of 1997. In addition, the increase was partially attributed to increases in reserves for self-insured medical and worker compensation plans.

     Interest expense for fiscal 1997 was $6.1 million compared to $4.9 million in fiscal 1996. Interest expense was affected by higher rates and increased borrowings in fiscal 1997.

     Income tax expense for fiscal 1997 was $14.7 million as compared to $14.2 million for fiscal 1996, with effective tax rates of 40.9% and 40.0%, respectively. This increase was primarily due to increasing tax reserves.

     As a result of the above factors, net income of $21.3 million was recorded in fiscal 1997 as compared to $21.3 million for fiscal 1996. As a percentage of sales, net income for fiscal 1997 was 2.5% as compared to 3.0% for fiscal 1996.

Fiscal Year Ended December 28, 1996 Compared to Fiscal Year Ended December 30, 1995

     Net sales for fiscal 1996 increased by $103.4 million, or 17.2%, over net sales for fiscal 1995. This increase was due to an increase in comparable sales of 1.1%, or $6.2 million, an increase in net sales from stores opened in fiscal 1995 of $39.1 million, the contribution of $53.9 million in net sales from stores opened in fiscal 1996, and an increase in miscellaneous net sales of $4.2 million. Comparable store net sales were enhanced by the roll-out of Holding's commercial delivery program in the second half of fiscal 1996. However, this increase was negatively impacted by cannibalization of net sales of existing stores by net sales of new Holding stores and competitive new store openings. Holding believes that although "in market" openings cannibalize sales in existing stores, these openings serve to increase overall market share and leverage fixed expenses. Holding opened 115 new stores in fiscal 1996 and also relocated three stores and remodeled 35 stores. By fiscal year end 1996, Holding had 649 stores as compared to 536 stores at the end of fiscal 1995.

     Gross profit for fiscal 1996 was $268.4 million, or 38.0% of net sales, compared with $232.6 million, or 38.6% of net sales, during fiscal 1995. The decrease in the gross profit percentage was primarily due to increased warehouse and delivery expenses (5.78% of net sales in fiscal 1996 compared to 5.25% of net sales in fiscal 1995) and volatility in the freon market. Warehouse and delivery expenses increased due to opening a new distribution center and increasing service levels to stores which prior to implementation of the DCMS required significant amounts of incremental labor expense. See "Business-- Management Information Systems."

     Selling, general and administrative expenses for fiscal 1996 increased by $31.9 million as compared to fiscal 1995 and, as a percentage of net sales, decreased from 32.6% to 32.3%. The decrease as a percentage of net sales was primarily due to increased vendor support for advertising and marketing. Additionally, in fiscal 1995, Holding spent considerable resources in developing and rolling out its reengineered POS system and satellite communication network.

     Interest expense for fiscal 1996 was $4.9 million compared to $5.0 million in fiscal 1995. Interest was affected by lower interest rates in fiscal 1996, but higher average debt balances compared to fiscal 1995.

     Income tax expense for fiscal 1996 was $14.2 million as compared to $12.1 million for fiscal 1995, with effective tax rates of 40.0% and 40.2%, respectively.

     As a result of the above factors, net income of $21.3 million was recorded in fiscal 1996 as compared to $18.0 million for fiscal 1995. As a percent of sales, net income for fiscal 1996 was 3.0% as compared to 3.0% for fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Holding's primary capital requirements have been the funding of its continued store expansion program, store relocations and remodels, inventory requirements, the construction and upgrading of distribution centers and the development and implementation of proprietary information systems. From 1995 to 1997, Holding opened 389 stores, constructed a new distribution center, completed approximately 80% of another new distribution center and expanded its Roanoke distribution center. Holding has financed its growth through a combination of internally generated funds and borrowings. Net cash provided by operating activities was $27.9 million in the twenty-eight weeks ended July 18, 1998, $42.3 million in fiscal 1997, $27.9 million in fiscal 1996, and $22.8 million in fiscal 1995.

     Holding's new stores require capital expenditures of approximately $120,000 per store and an inventory investment of approximately $400,000 per store. A substantial portion of these inventories are financed through vendor payables. Pre-opening expenses, consisting primarily of store set-up costs and training of new store employees, average approximately $25,000 per store and are expensed when incurred.

     Historically, Holding has negotiated extended payment terms from suppliers to finance inventory growth, and Holding believes that it will be able to continue financing much of its inventory growth through such extended payment terms after the Recapitalization. Holding anticipates that inventory levels will continue to increase primarily as a result of new store openings and increased SKU levels.

     In fiscal 1995, net cash provided by operating activities was $22.8 million. Of this amount, $18.0 million was due to net income. Depreciation and amortization provided an additional $14.8 million of funds and $10.0 million was used for working capital. Net cash used for investing activities was $39.9 million and was comprised primarily of capital expenditures. Net cash provided by financing activities was $23.6 million and was comprised primarily of net borrowings.

     In fiscal 1996, net cash provided by operating activities was $27.9 million. Of this amount, $21.3 million was due to net income. Depreciation and amortization provided an additional $17.5 million of funds and $10.9 million was used for working capital. Net cash used for investing activities was $44.1 million and was comprised primarily of capital expenditures. Net cash provided by financing activities was $11.1 million and was comprised primarily of net borrowings.

     In fiscal 1997, net cash provided by operating activities was $42.3 million. Of this amount, $21.3 million was due to net income. Depreciation and amortization provided an additional $21.8 million of funds and $0.8 million was used for working capital. Net cash used for investing activities was $48.6 million and was comprised of capital expenditures. Net cash provided by financing activities was $7.0 million and was comprised primarily of payments on borrowings.

     For the twenty-eight weeks ended July 18, 1998, net cash provided by operating activities was $27.9 million, which consisted primarily of net working capital of $9.0 million, depreciation and amortization of $16.3 million, and net income of $2.6 million. Net cash used for investing activities was $21.9 million and consisted primarily of $26.0 million for capital expenditures offset by proceeds of $4.1 million from the sale of a corporate airplane. Net cash provided by financing activities was $23.3 million and was primarily the result of the Recapitalization. See "Summary--The Recapitalization."

     Holding intends to fund the Acquisition with the issuance to Sears of 11,474,606 shares of Holding's Class A Common Stock, additional borrowings of $40.0 million under the delayed draw facility under the New Credit Facility and a $75.0 million new term loan facility under the New Credit Facility, the sale of approximately $70.0 million of Holding Common Stock to existing stockholders of Holding, and $10.0 million of existing cash. The new term loan facility will mature on April 15, 2004 and will have amortization of $1.0 million per year until 2004, with amortization of $72.5 million in 2004.

     Holding believes it will have sufficient liquidity to fund its debt service obligations and implement its growth strategy over the next several years. As of July 18, 1998, Holding and the Company had outstanding indebtedness consisting of $62.0 million of Series A Debentures, $200.0 million of Senior Subordinated Notes, borrowings of $135.0 million under the New Credit Facility and the IRB. The Senior Subordinated Notes bear interest at a rate of 10.25%, payable semiannually, and require no principal repayments until maturity. The $10.0 million principal amount IRB bears interest at a variable rate and requires no principal payments until maturity in November 2002. In addition to its operating cash flow, the Company has access to a total of $250.0 million through the New Credit Facility. The New Credit Facility provides for (i) a $125.0 million Tranche B term loan, which was made at the closing of the Recapitalization; (ii) a revolver with maximum borrowings of approximately $125.0 million, a minimal amount of which was drawn (including in connection with the replacement of outstanding letters of credit in the amount of approximately $2.0 million) in connection with the Recapitalization; and (iii) a $125.0 million delayed draw term loan, $40.0 million of which will be used in connection with the Acquisition. The term loan facilities, other than the Tranche B term loan, will mature on the sixth anniversary of initial borrowing, and the Tranche B term loan will mature on the eighth anniversary of initial borrowing. Annual principal payments on the term loan facilities prior to the sixth anniversary of initial borrowing will be nominal; thereafter, required principal payments will be approximately $149.0 million in 2004, $60.0 million in 2005 and $30.0 million in 2006, assuming the term loan facilities have been fully borrowed. The revolving loan facility will mature on the sixth anniversary of initial borrowing. The loans under the New Credit Facility are secured by a first priority security interest in substantially all tangible and intangible assets of the Company. Amounts available to the Company under the revolver and delayed draw term loans are subject to a borrowing base formula which is based on certain percentages of the Company's inventories. The Company intends to use borrowings under the revolver and delayed draw term loans for store expansion and funding of working capital. Borrowings under the New Credit Facility are required to be prepaid, subject to certain exceptions, with (a) 50% of defined excess cash flow, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Company and its subsidiaries (including certain insurance and condemnation proceeds), subject to certain exceptions (including exceptions for (i) reinvestment of certain asset sale proceeds within 360 days of such sale and (ii) certain sale-leaseback transactions), (c) 100% of the net proceeds of issuances of debt obligations of the Company and its subsidiaries, and (d) 100% of the net proceeds of issuance of equity of the Company and its subsidiaries. Because increases in net working capital, capital expenditures and debt repayments are deducted in calculating excess cash flow, the Company does not anticipate that the prepayment obligation under the New Credit Facility in respect thereof will have a material effect on its operating strategy. With respect to growth through acquisitions, the operation of this covenant may result in the application of cash resources for prepayments which would require the Company to secure additional equity or debt financing to fund an acquisition, but while no assurance can be given, the Company does not anticipate that this would have a material effect on its ability to finance acquisitions in the future.

     As a holding company, Holding relies on dividends from the Company as its primary source of liquidity. Holding does not have and in the future may not have any assets other than the capital stock of the Company. The ability of the Company to pay cash dividends to Holding when required is restricted by law and the terms of the Company's debt instruments, including the New Credit Facility and the Senior Subordinated Notes. No assurance can be made that the Company will be able to pay cash dividends to Holding when required on the Series B Debentures. See "Risk Factors--Limitation on Access to Cash Flow from Subsidiaries; Holding Company Structure."

QUARTERLY RESULTS AND SEASONALITY

     Holding's business is somewhat seasonal in nature, with the highest sales occurring in the spring and summer months. In addition, Holding's business is affected by weather conditions. While unusually heavy precipitation tends to soften sales as elective maintenance is deferred during such periods, extremely hot and cold weather tends to enhance sales by causing parts to fail.

     The following table sets forth certain quarterly unaudited operating data of Holding for fiscal 1996 and fiscal 1997. The first quarter consists of 16 weeks and the other three quarters consist of 12 weeks. The unaudited quarterly information includes all adjustments which management considers necessary for a fair presentation of the information shown. The data presented below should be read in conjunction with the consolidated financial statements, including the related notes thereto included herein and the other financial information included herein.

                                     FISCAL 1996                                FISCAL 1997
                   ---------------------------------------------  --------------------------------------------
                       FIRST      SECOND     THIRD      FOURTH     FIRST      SECOND     THIRD       FOURTH
                      QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER      QUARTER
                   ---------------------------------------------  --------------------------------------------
Net Sales..........   $191,817   $174,717   $177,274   $162,175   $239,151   $196,729   $206,409      $205,819
Gross Profit.......     75,555     65,735     63,975     63,103     92,291     75,391     77,717        78,123
Operating Income...      8,854     12,777      8,572      9,939     10,257     11,947     10,311         9,912
Net Income.........      4,380      7,084      4,520      5,280      4,822      6,133      5,335         4,997
EBITDA.............     14,315     17,051     12,772     13,503     16,552     16,915     15,376        15,385

YEAR 2000 STRATEGY

     A significant percentage of the software that runs most computers relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. Holding has completed the identification of all necessary internal software changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. Holding has appointed an internal Year 2000 project manager and remediation team and has adopted a four phase approach of assessment, remediation, testing, and contingency planning. The scope of the project includes all internal software, hardware, operating systems, and assessment of risk to the business from vendors and other partners' Year 2000 issues. The assessment of all internal systems has been completed, the remediation and testing phases are in progress, and contingency planning for certain information technology systems has begun. Holding believes that this approach of assessment (including prioritization by business risk), remediation (including conversions to new software), testing of necessary changes, and contingency planning will minimize the business risk of Year 2000 from internal systems.

     Holding is utilizing internal and external resources to correct, replace, and test its software for Year 2000 compliance and plans to complete the Year 2000 project no later than June 30, 1999. The total cost of the Year 2000 project is estimated at $3.7 million. Of the total project cost, approximately $1.0 million represents the purchase of new software and hardware which will be capitalized. The remaining will be expensed as incurred during 1998 and 1999. As of the end of Holding's second quarter, Holding has spent approximately $0.9 million on the Year 2000 project.

     Ongoing communications have been established with almost all vendors and other partners to monitor their progress in resolving Year 2000 issues, most of which Holding believes, are making substantial progress. However, Holding cannot guarantee that Year 2000 related systems issues of its business partners will be corrected in a timely manner or that the failure of its business partners to correct these issues would not have a material adverse effect on its future results of operations or financial condition.

     Holding has already begun to develop contingency plans in the event a business interruption caused by Year 2000 problems should occur. For certain, but not all, information technology systems, contingency plans are in place. Elements of Holding's contingency plans will include: switching of vendors, back-up systems that do not rely on computers, and the stockpiling of certain products in the months before the Year 2000.

     Western Auto has adopted a Year 2000 strategy and has retained an adequate number of personnel to execute its strategy. Holding will enter into a number of retention agreements to retain such key personnel. There can be no assurance, however, that Western Auto will attain sufficient Year 2000 compliance in a timely manner.

     The cost and time estimated for the Year 2000 project are based on Holding's best estimates. There can be no guarantee that these estimates will be achieved and that planned results will be achieved. Risks include, but are not limited to, the retention of internal and external resources dedicated to the project, the timely delivery of software corrections from external vendors, and the successful completion of key business partners' Year 2000 projects.

                                    BUSINESS

GENERAL

     The Company is the second largest specialty retailer of automotive parts and accessories in the United States (based on store count) and, as of July 18, 1998, had 909 stores in 17 states operating under the "Advance Auto Parts" name. The Company has achieved significant growth through a focused store expansion strategy of opening stores in new contiguous and selected existing markets. Since accelerating its store expansion plan in 1992, the Company has grown from the eighth largest to the second largest U.S. specialty retailer of automotive parts (based on store count), increasing its store count from 223 to 909. From fiscal 1992 through fiscal 1997, the Company increased net sales, net income and EBITDA, as adjusted for the Recapitalization, by a compound annual growth rate of 29.3%, 22.2% and 28.4%, respectively. See footnote (4) to "Summary--Summary Consolidated Historical and Pro Forma Financial Data" for information with respect to EBITDA, as adjusted for the Recapitalization, and "Summary--Summary Consolidated Historical and Pro Forma Financial Data" for certain cash flow information. In addition, the Company has aggressively implemented its commercial delivery program to penetrate the DIFM segment of the automotive aftermarket. The Company, which it believes is the largest automotive retailer in a majority of its markets based on store count, has expanded from its original geographic base of North Carolina, South Carolina, Tennessee and Virginia to also operate in Alabama, Arkansas, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, Mississippi, Ohio, Pennsylvania and West Virginia. For fiscal 1997, net sales, net income and EBITDA, as adjusted for the Recapitalization, were $848.1 million, $20.4 million and $68.2 million, respectively.

     The Company believes that it has successfully established customer loyalty in its markets by providing high levels of customer service, by offering an extensive selection of brand name and quality private label products at competitive prices and by creating strong name recognition, all of which are reinforced by targeted regional advertising. In addition, the Company believes that its size provides numerous competitive advantages over smaller retail chains and independent operators, which make up a majority of its competitors. These advantages include: (i) greater product availability, (ii) purchasing economies, (iii) economies of scale with respect to advertising, distribution and warehousing, and (iv) a greater number of convenient locations with longer store hours. The Company has expanded on these advantages by investing heavily in employee training and information systems, which are designed to support the Company's commitment to superior customer service.

     The automotive aftermarket is a highly fragmented industry with the top 10 retail chains accounting for approximately 10% of the industry's approximately $78.0 billion in annual sales. The Company believes that the industry is consolidating as national and regional specialty retail chains gain market share at the expense of smaller independent operators and less specialized mass merchandisers. The Company primarily serves the approximately $34.0 billion retail DIY segment of the automotive aftermarket, which the Company believes has historically been characterized by stable, recession-resistant demand. In addition, in 1996, the Company implemented a commercial delivery program to capitalize on the approximately $44.0 billion commercial or DIFM segment of the automotive aftermarket. The Company has aggressively implemented this program in 494 stores and expects to add approximately 45 stores to the program in 1998. The Company serves its commercial delivery customers from its existing store base, which allows the Company to leverage its existing fixed costs and in-store personnel with minimal capital outlay.


RECENT DEVELOPMENTS

     On August 17, 1998, the Company and Holding entered into the Acquisition Agreement to acquire Western Auto from Sears for $175.0 million and approximately 40% of the Common Stock of Holding. The Acquisition Agreement provides that (i) Western Auto will be merged into a subsidiary of the Company, with such subsidiary to become the surviving corporation, (ii) the issued and outstanding shares of Western Auto will be converted into the right to receive in the aggregate (a) $175.0 million and (b) 11,474,606 shares of Holding's Class A common stock, $.01 par value per share, constituting approximately 40% of the outstanding Common Stock of Holding. FS&Co., Ripplewood, Nicholas F. Taubman and the Taubman Trust have committed to invest an additional $70.0 million in equity to fund a portion of the cash purchase price for

Western Auto. Holding anticipates that $115.0 million of the cash purchase price and certain transaction costs will be funded through bank debt.

     Based in Kansas City, Missouri, Western Auto is a specialty retailer of automotive parts and accessories and also maintains an extensive wholesale dealer network. As of August 17, 1998, Western Auto operated 590 stores in the U.S. under the "Parts America" name and 40 stores primarily in Puerto Rico under the "Western Auto" name that provide service as well as parts sales and operated four distribution centers.

     The combined entity will operate domestic retail stores under the "Advance Auto Parts" name in most markets. The wholesale dealer network and Puerto Rico stores will continue to operate primarily under the "Western Auto" banner. The Company and Western Auto together will operate over 1,500 retail stores in 37 states, Puerto Rico and the U.S. Virgin Islands and will supply through its wholesale distribution center approximately 775 "dealer" stores in 48 states.

     Sears is evaluating various options with respect to the private label credit card portfolios associated with Western Auto. The Company has agreed to share in any losses generated by the ongoing operation of the credit card portfolios or in any losses incurred as a result of a sale of the portfolios, but in any case its share of such losses will not exceed $10.0 million (the "Credit Card Liability"). The Acquisition is expected to close by year end but there can be no assurance that the Acquisition will be consummated. See "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the historical financial statements of Western Auto included elsewhere in this Prospectus.

AUTOMOTIVE AFTERMARKET INDUSTRY

     The automotive aftermarket industry includes batteries, replacement parts, accessories and chemicals for cars and trucks. According to industry estimates, the size of the automotive aftermarket for replacement parts, maintenance items and accessories is approximately $78.0 billion per year. The market is generally segregated into two major segments based upon the end-user customer base: the DIY segment and the DIFM segment. The DIY portion of this market is estimated to be $34.0 billion per year and the DIFM segment to be $44.0 billion per year. The Company believes that the automotive aftermarket for batteries and replacement parts, maintenance items and accessories is growing due to several factors, including: (i) increasing size and age of the country's automotive fleet; (ii) increasing number of miles driven annually per vehicle;
(iii) higher cost of new cars as compared to historical costs; (iv) higher cost of replacement parts as a result of technological changes in recent makes and models of vehicles; (v) increasing labor costs associated with replacement parts, installation and maintenance; (vi) increasing need for refurbishing and tuning of vehicles primarily due to the popularity of leasing; and (vii) proliferation of parts due to increased vehicle diversity.

     The automotive aftermarket distribution channels are highly fragmented in both the DIFM and DIY segments. However, the Company believes that the industry is consolidating as national and regional specialty retail chains gain market share at the expense of small independent operators and less specialized mass merchandisers. Automotive specialty retailing chains, such as the Company, enjoy competitive advantages in purchasing, distribution, advertising and marketing compared to most small independent retailers, regional chains and mass merchandisers. The increase in recent years in the variety of domestic and imported vehicle makes and models has made it difficult for smaller independent retailers and less specialized mass merchandise chains to maintain an inventory selection broad enough to meet customer demands. The Company believes that availability, convenience, quality and price continue to be the key attributes attracting both DIY and DIFM customers. Automotive specialty retail chains, such as the Company, are in a favorable competitive position because they have the distribution capacity and sophisticated information systems necessary to efficiently stock, advertise and deliver a broad selection of brand name and quality private label products to all market segments.

OPERATING STRATEGY

     The Company's operating strategy focuses on serving its customers and capitalizing on its position as a leading automotive aftermarket retailer. The Company's key operating objectives are to:

     Provide Superior Customer Service. The Company believes that its customers place significant value on technical knowledge and service. Due to increased vehicle diversity and automotive parts proliferation, customers increasingly rely on well-trained sales associates to offer knowledgeable assistance in product selection and use. To serve this need, Company employees participate in continuous training programs, including formal classroom workshops, seminars and ASE certification to build technical, managerial and customer service skills.
In addition, the Company has customer service measurement systems and recognition programs for division managers, store managers, sales associates and other employees to measure and encourage overall customer satisfaction.

     Offer Broad Selection of Quality Products. The Company offers a broad selection of brand name and quality private label automotive parts and other products designed to cover a wide range of vehicles. At the end of fiscal 1997, substantially all of the Company's stores offered between 15,000 to 16,000 in-store SKUs supplemented by approximately 36,000 SKUs available on a next-day delivery basis to substantially all of its stores through the Company's PDQ(R) system. The Company is currently implementing an SKU expansion strategy such that, by the end of 1998, the Company will offer to its customers on a same day basis a range of 20,000 to 21,000 SKUs in substantially all of its stores and approximately 100,000 SKUs through its PDQ(R) system. The store SKU expansion will be supported by (i) the roll-out of "hub" stores with approximately 4,000 additional SKUs, which will generally be available on an immediate or same day basis to other area stores, and (ii) daily restocking of these additional SKUs. In addition, the Company has expanded the PDQ(R) system with the opening of a master PDQ(R) facility which provides approximately 70,000 SKUs and has the capacity to offer up to 200,000 SKUs. The majority of the expanded SKUs will be replacement parts which generally have higher gross margins than accessories and other products. The Company believes that the SKU expansion program will be an important competitive advantage, particularly with respect to the commercial delivery program.

     Capitalize on Strong Vendor Relationships and Merchandising Expertise. The Company has consistently been able to negotiate lower product costs and improved purchasing terms due to its ability to successfully grow its store base and existing business. These favorable purchasing relationships enable the Company to employ an everyday low price strategy with an emphasis on being a price leader in replacement parts. The Company purchases from over 200 different vendors with no single vendor accounting for 10% or more of purchases. The Company's merchandising staff focuses on offering customers a broad selection of products displayed in a manner designed to enhance sales. The Company continually measures store productivity and is able to rapidly roll out sales enhancing displays or other merchandising changes to all of its stores.

     Employ Advanced Information Technology and Logistics Systems. Since 1992, the Company has invested significantly in its information technology and logistics systems to facilitate its rapid growth by enhancing customer service, increasing in-stock SKUs and providing for a broad product selection with same day or next day delivery. As a result, use of these systems has helped to increase the Company's average customer sale from $10.86 in fiscal 1992 to $14.28 in fiscal 1997. In addition, these systems facilitate rapid expansion of the Company's store base by improving operating efficiencies. The Company has nearly completed converting its distribution centers from a labor intensive system to a technologically advanced, fully integrated system with real time software and modern material handling equipment. With these technological enhancements and the opening of a fourth distribution center to be completed by early 1999, the Company will be able to service over 1,600 stores.

GROWTH STRATEGY

     As the Company pursues its expansion plan, management believes it will continue to benefit from greater purchasing economies and an increased ability to leverage advertising and logistics expenses. The Company will continue to focus on the following key areas in implementing its growth strategy.

     Continue New Store Growth. The Company's new store growth strategy is focused on penetrating targeted new geographic areas with multiple store openings, while continuing to open additional stores in selected existing territories to increase its market share. The Company believes that the highly fragmented nature of the retail automotive aftermarket industry allows it to quickly establish itself in new markets and to increase its market penetration in existing markets. The Company opened 170 stores in 1997, 96 stores in 1998 and plans to open approximately 70 stores in the remainder of fiscal 1998. To further support its growth, the Company expects to begin television advertising on a national basis in 1999. The Company believes that its proven ability to effectively select new markets and store locations and quickly open new stores will allow it to substantially increase its store base in approximately five years.

     Pursue Acquisitions. To augment its store growth strategy, the Company intends to continue to pursue growth opportunities through selected acquisitions when such acquisitions provide a quicker and more economic alternative to new store openings. The fragmented nature of the automotive aftermarket industry creates significant acquisition opportunities in existing and new markets. The Company believes it can increase revenues and profitability of acquired stores by leveraging its established infrastructure and improving stocking levels, merchandising and customer service. Since 1994, acquisitions have accounted for approximately 10% of the Company's new store openings. See "-- Recent Developments" for a description of the pending Acquisition.

     Increase Commercial Sales. In 1996, the Company focused its marketing efforts on expanding sales to the DIFM segment of the automotive aftermarket, which the Company believes represents approximately 56% of the automotive aftermarket. Since 1996, the Company has added its commercial delivery program to 494 stores. Due to its success in rapidly building its commercial sales program, which currently represents approximately 10% of sales, the Company will continue to expand this program, including adding approximately 45 stores in the remainder of 1998. The Company serves its commercial delivery customers through its existing store base which allows the Company to effectively leverage its store-level costs. Commercial delivery customers order parts via a telephone call to a Company store, and orders are delivered usually in less than an hour in a Company truck. The Company's experience and market research indicate that its broad selection of quality parts at competitive prices, knowledgeable sales assistance, quick, accurate delivery, and the availability of credit are important competitive advantages in serving the commercial delivery customer.

     Grow Same Store Sales. The Company believes that it can grow its same store sales by (i) expanding product availability at the store level and through the Company's PDQ(R) distribution system; (ii) continuing to implement its commercial delivery program (as described above); and (iii) increasing name recognition. The Company believes that expanding its product offerings through increased SKU availability will enhance sales by (a) decreasing the likelihood of a lost sale due to not stocking an item and (b) attracting customers, particularly commercial delivery customers, who require hard to find replacement parts and brand names. In addition, the Company believes that its market penetration strategy and regional advertising will continue to build broad name recognition and increase sales.

STORE LOCATION AND DEVELOPMENT STRATEGY

     The Company's new market expansion strategy is focused on new markets that are contiguous to existing markets. These new markets can be efficiently served by the Company's existing distribution and operational infrastructure and supported by its existing managerial resources and brand recognition. The Company conducts extensive analyses to evaluate and prioritize potential new markets. Key criteria reviewed include the availability of quality locations necessary to reach critical mass in a market, competitive factors, the availability of labor and the ability to serve a market efficiently from existing distribution centers.

     As part of its store growth program, the Company has developed a comprehensive strategy for selecting new store sites. The Company's in-house real estate department conducts extensive market research in identifying and evaluating, among other considerations, competition, population diversity and income and selected automotive purchases per household. The time frame required for developing a new store site typically ranges from six to twelve months from the initial visit through store opening.

     In addition to opening new stores, the Company will continue to develop new markets by making selective acquisitions which allow it to penetrate markets in a timely and cost-effective manner without adding additional retail square footage to such markets.

   The following table illustrates the Company's store expansion program from 223 stores in 1992 to 814 stores in 1997, reflecting a 24.1% compounded annual growth rate.

                                                                                               FISCAL YEARS
                                                                      -------------------------------------------------------------
                                                                       1992         1993         1994         1995    1996    1997
                                                                      ------       ------       ------       ------  ------  ------
Beginning stores..................................................      223          273          352          437     536     649
New stores openings...............................................       51           81           90          104     115     170
Closed stores.....................................................       (1)          (2)          (5)          (5)     (2)     (5)
                                                                      -----        -----        -----        -----   -----   -----

Ending stores.....................................................      273          352          437          536     649     814

Acquired stores (included in new store openings)..................        1            -            -           16       2      22
Remodeled stores..................................................       19           61           52            6      35      27
Relocated stores..................................................        6            8            6           18       3      15
Percentage of new, relocated or remodeled stores within last
 five years.......................................................                                                              97%

Number of states doing business in................................        7            8            9            9      10      14

Stores with commercial delivery program...........................        -            -            -            -     213     421

MARKETING AND ADVERTISING

     The Company has an extensive marketing and advertising program designed to promote its competitive prices, broad product offerings, and commitment to customer service. The Company uses a combination of print, radio and television advertising and in-store promotional displays to reinforce the Company's image and name recognition. Television advertising is targeted on a regional basis to sports programming and radio advertising is primarily aired during peak drive times. The Company utilizes several sports celebrities in its regional advertising campaigns, including Lynn Swann, Bobby Allison, Hank Aaron, Archie Griffin, Gene Stallings, Pat Dye and Sterling Marlin. The Company is a sponsor of major sporting events and teams such as NASCAR, the Southern Conference Basketball Tournament and the Pittsburgh Steelers.

     The Company has recently implemented a proprietary credit card program for its commercial delivery program customers. The Company believes that this program will increase brand awareness and customer loyalty and will be an important marketing tool and competitive advantage in the commercial delivery business.

     In addition, the Company has recently developed a new marketing program to support store openings. This plan is customized for each store opening and includes a minimum of 12 weeks of grand opening promotions including television, print, radio broadcasts, giveaways and celebrity appearances and promotions.
The Company believes that this plan has been successful in accelerating awareness and customer traffic in its new stores. The plan will continue to be utilized for all store openings.

STORE OPERATIONS

     The retail store is the focal point of the Company's operations. Although the Company is more than 68 years old, its stores and retail presentations have been built, relocated or remodeled, on average, within the last five years. The Company's stores generally are located in or adjacent to good visibility, high traffic strip shopping centers. Stores generally range in size from 5,000 to 10,000 square feet, averaging approximately 7,200 square feet, and currently offer between 15,000 and 16,000 SKUs. The Company's stores are divided into six districts which are supervised by a District Vice President or Assistant Vice President. Reporting to district management are Division Managers who have direct responsibilities for their stores. A typical division consists of 14 to 18 stores. Depending on store size and sales volume, each store is staffed by 8 to 30 employees under the leadership of a store manager. Stores generally are open seven days a week from 8am to 8pm.

     The Company's stores are currently located as follows:

Location            At July 18, 1998
-----------------   ----------------
North Carolina                   155
Virginia                         121
Georgia                          114
Tennessee                         96
South Carolina                    93
Kentucky                          57
Ohio                              69
West Virginia                     54
Alabama                           51
Pennsylvania                      57
Michigan                          16
Indiana                           10
Mississippi                        7
Maryland                           3
Florida                            2
Arkansas                           3
Delaware                           1
                                 ---
     Total                       909
                                 ===


MANAGEMENT INFORMATION SYSTEMS

     In fiscal 1993, the Company began building a technology infrastructure to support its store growth strategy. This infrastructure is composed of software and hardware designed to integrate store, distribution and vendor services into a seamless customer service network. Stores, host computers and distribution centers are linked via a satellite and a leased line communications center.

     STORE BASED INFORMATION SYSTEMS

     The Company's store based information systems, which are designed to improve the efficiency of its operations and enhance customer service, are comprised of Point-of-Sale ("POS"), Electronic Parts Catalogs ("EPC") and Store Level Inventory Management ("SLIM") systems and a satellite communications network. These systems are tightly integrated and together provide real time, comprehensive information to store personnel, resulting in improved customer service levels and in-stock availability.

     Point-of-Sale: The Company's POS system was originally installed in 1981, enhanced over the years and reengineered in 1995. This system has improved store productivity and customer service by streamlining store procedures. The POS system gathers sales and gross profit data by SKU on a daily basis. This information is used to formulate the Company's pricing, marketing and merchandising strategies as well as to rapidly replenish inventory. The POS system and automated reordering have been instrumental in increasing store in-stock position.

The Company believes that the automation of the reorder process has decreased the time and labor required for store inventory management. Additionally, the POS system maintains a customer purchase and warranty history database which is used for targeted marketing programs.

     Electronic Parts Catalog: The EPC system is a software based system that identifies the application, location and availability of over 1.5 million parts enabling sales associates to assist customers in parts selection and ordering based on the year, model, engine type and application needed. The EPC system displays an identified part and its inventory status, and if the part is not available at the store, its availability through PDQ(R). The EPC system also displays related parts for sales associates to recommend to a customer, leading to increased average customer sales. The integration of this system with the POS system improves customer service by reducing time spent at the cash register and fully automating the sales process between the parts counter and the POS register. Additionally, this system will allow sales associates to order parts electronically with immediate confirmation of price, availability and delivery. Information about a customer's automobile can be entered into a permanent customer database that can be accessed immediately whenever the customer visits or phones the store.

     Store Level Inventory Management System: The SLIM system, which provides real-time inventory tracking at the store level, was implemented in September 1997. With SLIM, store personnel can check the quantity of on-hand inventory for any SKU, automatically process returns and defective merchandise, designate SKUs for cycle counts and track merchandise transfers. With this system, the Company is able to achieve an average store level inventory in-stock position in excess of 98%.

     Satellite Communications Network: In 1995, the Company established a satellite communications network linking all of its stores with its corporate office. The satellite network enables the Company to efficiently obtain from and deliver to its stores all file transfers, including price changes, sales information and interactive transactions such as electronic parts ordering. The system also broadcasts common files to all stores to update the EPC system. Additionally, the satellite network significantly increases the speed of credit card and check authorization transactions.

     LOGISTICS AND PURCHASING INFORMATION SYSTEMS

     The Company has installed its Distribution Center Management System ("DCMS") in the Roanoke, Virginia and Jeffersonville, Ohio distribution centers and plans to install it in the Gadsden, Alabama and Thomson, Georgia distribution centers. Upon full implementation, the Company will have converted its distribution centers from a manual, labor intensive, paper-based system to a technologically advanced, fully integrated real-time software management system. Receiving and storage management functions are enhanced by system-directed putaway and radio frequency technology and by advance vendor shipping notices. This system allows merchandise to be selected through a paperless system which utilizes "pick to light," radio frequency and carousel material handling technology and then moves merchandise to the shipping dock via conveyor and an automated sortation system. The DCMS, together with new material handling equipment, significantly reduces warehouse and distribution costs while improving efficiency. Quantifiable improvements have included an increase in inventory fill rate from 93% to 97% with a significantly reduced inventory level and reduction in average receipt putaway time from over 48 hours to less than 12 hours and an over 6% reduction in payroll per store serviced. Using this technology the Company will be able to service 1,600 stores from its four distribution centers.

     The E3 Replenishment System, which was implemented in 1994, monitors the Company's distribution center and PDQ(R) warehouse inventory levels and orders additional products when appropriate. In addition, the system tracks sales trends by SKU, allowing the Company to adjust future orders to evolving demand. This system, together with DCMS and material handling equipment, allowed the Company to decrease its average distribution backup inventory per store by 22% in fiscal 1997.

PURCHASING

     Merchandise is selected and purchased for all stores by personnel at the Company's corporate headquarters in Roanoke, Virginia. In fiscal 1997, the Company purchased from over 200 vendors, with no single vendor accounting for 10% or more of purchases.

     The Company's purchasing team is led by a group of five senior professionals, with an average of over 18 years of automotive purchasing experience. This group currently sources products throughout the world and focuses on reducing product acquisition costs at all levels without sacrificing quality. This purchasing team has been able to leverage freight and handling costs through the use of efficient purchasing patterns and strong vendor relationships. To monitor current market trends, buyers spend two days per month visiting and working in retail stores and distribution centers.

     The Company's purchasing strategy involves negotiating multi-year agreements with certain vendors based upon its expansion plans. By negotiating with a larger purchasing power base and with the proven credibility of meeting growth objectives year after year, the Company is able to achieve percentage discounts and other favorable terms on purchases.

MERCHANDISING

     The Company's merchandising effort is focused on building market share by providing a broad selection of brand name and quality private label products at everyday low prices. The Company offers these products at conveniently located and attractively designed stores, supported by highly trained, efficient and courteous customer service personnel.

     The Company's objective is to carry a broad selection of brand name products, including Fram-Bendix-Autolite, Fel-Pro Incorporated, Federal-Mogul Corporation and AC Delco, that generate customer traffic and have strong appeal to its commercial delivery customers. In addition, the Company stocks a wide selection of high quality private label products that appeal to value conscious customers. Sales of replacement parts account for approximately 65% of the Company's sales and generate higher gross profit margins than maintenance items or general accessories. The Company believes that its percentage of sales of replacement parts will increase in the future due primarily to an increased SKU count in the replacement parts category and increased sales to commercial delivery customers.

     The Company determines its product mix based on a merchandising program designed to identify the optimal inventory mix at each individual store based on that store's historical sales. The Company believes that it can continue to improve store sales, gross profit margin and inventory turnover by further tailoring individual store inventory mix based on historical sales patterns.

WAREHOUSE AND DISTRIBUTION

     The Company currently operates three main distribution facilities located in Roanoke, Virginia, Gadsden, Alabama and Jeffersonville, Ohio. A fourth distribution center is currently under construction in Thomson, Georgia and is expected to open in early 1999. On average, each distribution center is able to serve approximately 400 stores.

     All distribution centers are equipped with technologically advanced material handling equipment, including carousels, "pick-to-light" systems, radio frequency technology and automated sortation systems. The Roanoke, Virginia and Jeffersonville, Ohio distribution centers operate with an advanced paperless software system. These systems and equipment significantly reduce warehouse and distribution costs, while providing the Company with sufficient capacity to meet the requirement of its growth plans for the foreseeable future. The distribution centers consistently maintain approximately 97% order fill on all items and approximately 99% order fill on key items.

     In addition, the Company believes it has a competitive advantage by offering over 36,000 SKUs on a next day basis to substantially all of its stores via its four PDQ (R) warehouses. Stores place orders to these facilities through an on-line ordering system, and ordered parts are delivered to the store the next day through the Company's dedicated PDQ(R) trucking fleet. The Company has recently opened a new PDQ(R) warehouse that stocks approximately 70,000 SKUs (expandable up to 200,000 SKUs) of harder to find automotive parts and accessories. This facility is known as the "master PDQ(R)" warehouse and utilizes existing PDQ(R) distribution infrastructure to provide next day service to substantially all the Company's stores.

     The following table sets forth certain information relating to the Company's main distribution facilities:

                                    OPENING                      SIZE
     DISTRIBUTION FACILITY           DATE       AREA SERVED    (SQ. FT.)
     ---------------------          -------     -----------    ---------
MAIN DISTRIBUTION CENTERS
Roanoke, Virginia                        1988   Mid-Atlantic    440,000
Gadsden, Alabama                         1994   South           240,000
Jeffersonville, Ohio                     1996   Mid West        383,000
Thomson, Georgia (1)               late 1998    Southeast       383,000

PDQ(R) WAREHOUSES
Roanoke, Virginia                        1983   Mid-Atlantic     50,400
Smithfield, North Carolina               1991   Southeast        42,000
Thomson, Georgia (2)               early 1999   South,           50,000
                                                Southeast
Jeffersonville, Ohio (2)                 1996   Midwest          50,000
Goodlettsville, Tennessee (3)      early 1999   Central          41,900

MASTER PDQ(R) WAREHOUSE
Andersonville, Tennessee                 1998   All              66,000

________________
(1) The Company is currently constructing this facility and contemplates its opening in late 1998.
(2) This facility is located within the main distribution center.

(3) The Company recently executed a lease for his facility and contemplates its opening in early 1999.

EMPLOYEES

  As of August 31, 1998, the Company employed approximately 8,100 full-time employees and 5,400 part-time employees. Approximately 84% of the Company's workforce is employed in store level operations, 12% in distribution and 4% in the Company's corporate headquarters.

  The Company expends substantial resources in the recruiting and training of employees. In addition, management has established a number of empowerment programs for employees, such as employee task forces and regular meetings, to promote employee recognition and address customer service issues. Management believes that these efforts have provided the Company with a well-trained, loyal workforce which is committed to high levels of customer service. The Company is not party to any collective bargaining agreements. The Company has never experienced any labor disruption and believes that its labor relations are good.

FACILITIES

     The following table sets forth certain information concerning the Company's principal facilities:

                                                                                    SQUARE    NATURE OF
                PRIMARY USE                                 LOCATION                FOOTAGE   OCCUPANCY
-------------------------------------------------      ------------------------     -------   ----------
Corporate headquarters                                 Roanoke, Virginia             49,000   Leased (1)
 Distribution center                                   Roanoke, Virginia            440,000   Leased (2)
Distribution center                                    Gadsden, Alabama             240,000   Owned
Distribution center and regional PDQ(R) Warehouse      Jeffersonville, Ohio         383,000   Owned
 Distribution center and regional PDQ(R) Warehouse     Thomson, Georgia
                                                                                    383,000   Leased (3)
Regional PDQ(R) Warehouse                              Salem, Virginia               50,400   Leased
Regional PDQ(R) Warehouse                              Smithfield, North Carolina    42,000   Leased
Regional PDQ(R) Warehouse                              Goodlettsville, Tennessee     41,900   Leased
Master PDQ(R) Warehouse                                Andersonville, Tennessee      66,000   Leased

____________________
(1) This facility is owned by Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child of Nicholas F. Taubman. See "Certain Transactions."
(2)  This facility is owned by Nicholas F. Taubman.  See "Certain Transactions."
(3) The construction of this facility was financed by a $10.0 million IRB issuance from the Development Authority of McDuffie County of the State of Georgia, from which the Company leases the facility. The Company has an option to purchase this facility for $10.00 at the end of five years or upon prepayment of the outstanding bonds.


     At July 18, 1998, all but one of the Company's 909 stores were leased. The expiration dates (including renewal options) of the store leases are summarized as follows:

        YEARS                      STORES (1)
     ------------               ---------------

      1998-2000                       37
      2001-2005                       86
      2006-2010                      153
      2011-2020                      626
      2021-2030                        6

____________________
(1) Of these stores, 26 are owned by affiliates of the Company. See "Certain Transactions."

COMPETITION

     The Company competes in both the DIY and DIFM segments of the automotive aftermarket. Although the number of competitors and the level of competition vary by market area, both segments are highly fragmented and generally very competitive. The Company competes primarily with national and regional retail automotive parts chains (such as AutoZone, Inc., Trak Auto Corporation, The Pep Boys--Manny, Moe & Jack, Parts America,

Western Auto Supply Company and Discount Auto Parts, Inc.), wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations, such as NAPA), independent operators, automobile dealers and mass merchandisers that carry automotive replacement parts, maintenance items and accessories (such as Wal-Mart Stores, Inc.). The Company believes that chains of automotive parts stores, such as the Company, with multiple locations in regional markets, have competitive advantages in customer service, marketing, inventory selection, purchasing and distribution as compared to independent retailers and jobbers that are not part of a chain or associated with other retailers or jobbers. The Company believes that, as a result of these advantages, national and regional chains have been gaining market share in recent years at the expense of independent retailers and jobbers. See "Summary-- Recent Developments" for a description of the Company's pending acquisition of Western Auto.

     The principal competitive factors that affect the Company's business are store location, customer service and product selection, availability, quality and price. While the Company believes that it competes effectively in its various geographic areas, certain competitors have larger sales volumes, have greater financial and management resources and have been operating longer in certain geographic areas.

TRADENAMES, SERVICE MARKS AND TRADEMARKS

     The Company owns and has registrations for the trade name "Advance Auto Parts" and the trademark "PDQ(R)" with the United States Patent and Trademark Office for use in connection with the automotive parts retailing business. In addition, the Company owns and has registered a number of trademarks with respect to its private label products. The Company believes that its various tradenames, service marks and trademarks are important to its merchandising strategy, but that its business is not otherwise dependent on any particular service mark, tradename or trademark. There are no infringing uses known by the Company that materially affect the use of such marks. However, in connection with a decision in a recent lawsuit, the Company is restricted from opening stores under the "Advance Auto Parts" name in Jefferson County, Kentucky. See "--Legal Proceedings."

ENVIRONMENTAL MATTERS

     The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing recycling of batteries and used lubricants, and regarding ownership and operation of real property. The Company handles hazardous materials during its operations, and its customers may also use hazardous materials on the Company's properties or bring hazardous materials or used oil onto the Company's properties. The Company currently provides collection and recycling programs for spent automotive batteries and used lubricants at certain of its stores as a service to its customers pursuant to agreements with third party vendors. Pursuant to these agreements, the spent batteries and used lubricants are collected by Company employees, deposited into vendor-supplied containers/pallets and stored by the Company until collected by the third-party vendors for recycling or proper disposal. Persons who arrange for the disposal, treatment, or other handling of hazardous or toxic substances may be liable for the costs of removal or remediation at any affected disposal, treatment or other site affected by such substances.

     The Company owns and leases property. Under various environmental laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose joint and several liability and may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. Certain other environmental laws and common law principles also could be used to impose liability for releases of hazardous materials into the environment or work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Compliance with such laws and regulations has not had a material impact on its operations to date, but there can be no assurance that future compliance with such laws and regulations will not have a material adverse effect on the Company or its operations. The Company believes it is currently in material compliance with such laws and regulations.

LEGAL PROCEEDINGS

     On November 5, 1997, Joe C. Proffitt, Jr., on behalf of himself and all others in the states of Alabama, California, Georgia, Kentucky, Michigan, South Carolina, Tennessee, Texas, Virginia and West Virginia who purchased batteries from the Company from November 1, 1991 to November 5, 1997, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee at Dandridge, alleging the sale by the Company of used, old or out-of-warranty automotive batteries as new. The complaint seeks compensatory and punitive damages.

     An appeal has been taken in connection with the November 1996 and October 1997 decisions in a federal district court restricting the Company from opening stores under the "Advance Auto Parts" name in a single county in Kentucky. In addition, the court granted summary judgment in favor of the Company in connection with various infringement and unfair competition claims brought by the appellant. The appellant is seeking to overturn parts of the court's decisions regarding the appellant's inability to cancel two of the Company's trademark registrations and to obtain relief on the infringement and unfair competition claims.

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The damages claimed against the Company in some of these litigations are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate they will result in liabilities material to the Company's consolidated financial condition, results of operations or cash flow.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS

     The following table sets forth certain information regarding the directors and executive officers of Holding and the Company as of July 18, 1998:

          NAME              AGE                                      POSITION
          ----              ---                                      --------
Nicholas F. Taubman          63         Chairman of the Board and Director of Holding and the Company
Garnett E. Smith             58         President and Chief Executive Officer and Director of Holding and
                                        the Company
Carroll R. Tilley, Jr.       48         Executive Vice President and General Manager of Holding and the
                                        Company
J. O'Neil Leftwich           37         Senior Vice President and Chief Financial Officer, Secretary and
                                        Treasurer of Holding and the Company
Paul W. Klasing              38         Senior Vice President, Merchandising of the Company
David R. Reid                36         Senior Vice President, Real Estate and Store Support of the Company
S. Lynn Stevens              49         Senior Vice President, Information Services of the Company
Jimmie L. Wade               44         Senior Vice President, Logistics of the Company
Anthony R. Weatherly         38         Senior Vice President, Store Operations of the Company
Kenneth A. Wirth, Jr.        39         Senior Vice President, Sales of the Company
Joe H. Vaughn, Jr.           37         Vice President, Finance of the Company and Assistant Secretary and
                                        Assistant Treasurer of Holding and the Company
Mark J. Doran                34         Director of Holding and the Company
John M. Roth                 39         Director of Holding and the Company
J. Frederick Simmons         42         Director of Holding and the Company
Ronald P. Spogli             50         Director of Holding and the Company
Timothy C. Collins           41         Director of Holding and the Company

     Mr. Taubman, Chairman of the Board of Holding and the Company, joined the Company in 1956. Mr. Taubman has served as Chairman of the Company since January 1985 and as Chief Executive Officer of the Company from January 1985 to July 1997. From 1969 to 1984, Mr. Taubman served as President of the Company. In addition, Mr. Taubman has served as Chairman of Holding since May 1992, the year it was formed, as Chief Executive Officer of Holding from May 1992 to March 1998, and as Secretary and Treasurer of Holding from May 1992 to February 1998. Mr. Taubman has served on numerous business, arts and civic boards.

     Mr. Smith, President and Chief Executive Officer and a Director of Holding and the Company, joined the Company in November 1959 and is responsible for overall management and operations of the Company. Mr. Smith served as President and Chief Operating Officer of the Company from January 1985 until July 1997 at which time he became Chief Executive Officer. Mr. Smith has also served in numerous other positions including Executive Vice President and General Manager, Vice President of Purchasing, Buyer and Store Manager. In addition, Mr. Smith has served as President of Holding since May 1992, as Chief Operating Officer of Holding from May 1992 to March 1998, and as Chief Executive Officer since March 1998.

     Mr. Tilley, Executive Vice President and General Manager, joined the Company in June 1984. Mr. Tilley has served as Vice President and Senior Vice President of Purchasing, Advertising and Marketing and was promoted to his present position in July 1997. Mr. Tilley's responsibilities include merchandising, marketing, logistics, inventory management and store operations.

     Mr. Leftwich, Senior Vice President and Chief Financial Officer, Secretary and Treasurer, joined the Company in September 1984. Mr. Leftwich was appointed Chief Financial Officer of the Company in January 1994, Senior Vice President in July 1997 and Secretary and Treasurer in February 1998. Mr. Leftwich has also served in numerous other positions with the Company. Mr. Leftwich is responsible for financial, human resources and loss prevention functions and is a certified public accountant. In addition, Mr. Leftwich became Senior Vice President and Chief Financial Officer, Secretary and Treasurer of Holding in February 1998, prior to which he served as Assistant Secretary and Assistant Treasurer.

     Mr. Klasing, Senior Vice President, Merchandising, joined the Company in April 1995. Mr. Klasing is responsible for purchasing, quality control and pricing. From 1981 to 1992, Mr. Klasing worked for Kragen Auto Parts (now CSK Automotive) and from 1992 to 1995 for Montgomery Ward/Auto Express in various positions.

     Mr. Reid, Senior Vice President, Real Estate and Store Support, joined the Company in October 1984. Mr. Reid is responsible for store real estate site selections, store visual presentation and design and property management. From 1994 to 1995, Mr. Reid was Assistant Vice President, Store Support for the Company. Mr. Reid has also served in training and store operations as Store Manager and Division Manager.

     Ms. Stevens, Senior Vice President, Information Services, joined the Company in July 1979. Ms. Stevens is responsible for systems development, computer services and technology. Ms. Stevens has held several management positions in Information Services, most recently as Vice President, Systems Development.

     Mr. Wade, Senior Vice President, Logistics, joined the Company in February 1994. Mr. Wade is responsible for logistics, distribution, transportation and inventory management functions. From 1987 to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, and from 1979 to 1987, he was Vice President--Finance of American Motor Inns. Mr. Wade is a certified public accountant.

     Mr. Weatherly, Senior Vice President, Store Operations, joined the Company in August 1981. Mr. Weatherly is responsible for district, division, and store operations. Mr. Weatherly has held numerous other operational positions including District Assistant Vice President, Zone Manager, Division Manager and Store Manager.

     Mr. Wirth, Senior Vice President, Sales, joined the Company in September 1982. Mr. Wirth is responsible for the Company's largest product category, batteries, as well as new store sales coordination, commercial sales and training. From June 1992 to January 1998, Mr. Wirth served as Senior Vice President, Store Operations and prior to that held numerous other operational positions including Zone Manager, Division Manager and Store Manager.

     Mr. Vaughn, Vice President, Finance, Assistant Secretary and Assistant Treasurer, joined the Company in May 1995. Mr. Vaughn was appointed Vice President, Finance of the Company in October 1997 and Assistant Secretary and Assistant Treasurer of Holding and the Company in April 1998. Mr. Vaughn is responsible for accounting, treasury, and risk management functions. From 1983 to 1989, Mr. Vaughn worked for KPMG Peat Marwick, from 1989 to 1992, he worked for Dominion Bank, and from 1992 to 1995, he worked for Ferguson Andrews & Associates. Mr. Vaughn is a certified public accountant.

     Mr. Doran, Director, became a member of the Board in connection with the Recapitalization. Mr. Doran joined FS&Co. in 1988 and became a principal in January 1998. Mr. Doran is also a director of AFC Enterprises, Inc. and Century Maintenance Supply, Inc.

     Mr. Roth, Director, became a member of the Board in connection with the Recapitalization. Mr. Roth joined FS&Co. in March 1988 and became a principal in March 1993. Mr. Roth is also a director of AFC Enterprises, Inc. and EnviroSource, Inc.

     Mr. Simmons, Director, became a member of the Board in connection with the Recapitalization. Mr. Simmons joined FS&Co. in 1986 and became a principal in January 1991. Mr. Simmons is also a director of EnviroSource, Inc. and Century Maintenance Supply, Inc.

     Mr. Spogli, Director, is a founding principal of FS&Co., which was founded in 1983. Mr. Spogli became a member of the Board in connection with Recapitalization. Mr. Spogli is the Chairman of the Board and Director of EnviroSource, Inc. Mr. Spogli is also a director of AFC Enterprises, Inc., Hudson Respiratory Care Inc., River Holding Corp. and Century Maintenance Supply, Inc.

     Mr. Collins, Director, became a member of the Board in connection with the Recapitalization. Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., a private investment firm formed by him in October 1995. From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of the New York office of Onex Corporation, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. Mr. Collins is also a director of Scotsman Industries, Inc. and Dayton Superior Corporation.

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     Executive Officers are elected by, and serve at the discretion of, the Board of Directors. The Company has entered into employment agreements with certain of its executive officers. See "--Executive Employment Contracts."


EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation for fiscal 1997 of the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year and an individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (collectively, the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                ANNUAL COMPENSATION
                                                         -------------------------------------------------------------
                                                FISCAL                              OTHER ANNUAL         ALL OTHER
        NAME AND PRINCIPAL POSITION              YEAR     SALARY        BONUS      COMPENSATION(1)     COMPENSATION(2)
------------------------------------------    ---------  --------    ---------   -------------------  ----------------
Nicholas F. Taubman.......................       1997    $462,488    $2,112,172          $  --            $7,500
Chairman of the Board
Garnett E. Smith..........................       1997    $453,580    $  471,553          $  --            $7,500
President and Chief Executive Officer
Carroll R. Tilley, Jr.....................       1997    $219,014    $  110,429          $  --            $7,500
Executive Vice President and General
Manager
J. O'Neil Leftwich........................       1997    $153,825    $   42,500          $  --            $7,500
Senior Vice President and Chief Financial
Officer, Secretary and Treasurer
Kenneth A. Wirth, Jr......................       1997    $106,460    $   75,900          $  --            $7,500
Senior Vice President, Store Operations
Robert R. Irby(3).........................       1997    $195,000    $   42,215          $  --            $7,500

______________________
(1) While certain officers received perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each officer's respective salaries and bonuses.
(2)  Consists of matching contributions under the Company's 401(k) savings plan.
(3) Mr. Irby served as Senior Vice President, Information Services from July 1993 to December 1997 when he retired from the Company.

EXECUTIVE EMPLOYMENT CONTRACTS

     Mr. Smith has entered into an employment and non-competition agreement with the Company. The agreement has a term of three years, and renews automatically each year thereafter unless terminated by the Company or Mr. Smith. Mr. Smith receives a base salary of $458,000 and an annual cash bonus based on the Company's achievement of performance targets established by the Board of Directors. The bonus to be paid upon achievement of targets will be consistent in amount with the bonuses paid to Mr. Smith by the Company historically. In the event Mr. Smith is terminated without cause, or terminates his employment for "good reason" as defined in the employment agreement, he will receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment. Mr. Smith has agreed not to compete with the Company, to preserve its confidential information, not to recruit or employ employees of the Company to or in other businesses, and not to solicit customers or suppliers of the Company for competitors.

     Messrs. Leftwich, Tilley and Wirth have entered into employment agreements with the Company pursuant to which each Executive Officer will receive a base salary of $162,000, $240,000 and $112,000, respectively. Such agreements contain severance provisions that provide for base salary for the remainder of the term of the agreement upon termination of employment or one year, unless the termination is due to death, disability or retirement, by the Company for "cause" (as defined in the agreements) or by the employee other than for "good reason" (as defined in the agreements). The term of Messrs. Leftwich's, Tilley's and Wirth's agreements is two years. The term of employment will extend from year-to-year unless terminated by either the Company or the employee. Other provisions require the Company to pay bonuses earned by the employee upon the Company's achievement of earnings targets established by the Board of Directors, and an agreement by the employee not to compete with the Company, to preserve its confidential information, not to recruit or employ employees of the Company to or in other businesses, and to not solicit customers or suppliers of the Company for competitors.


CONSULTING AGREEMENT

     Mr. Taubman has entered into a consulting and non-competition agreement with Holding and the Company. The agreement, which has a term of three years, requires Holding or the Company to pay consulting fees in an amount of $300,000 per annum, plus an annual bonus of at least $300,000 based upon the achievement of targeted performance goals established by the Board of Directors. Mr. Taubman has agreed not to compete with the Company, to preserve its confidential information, not to recruit or employ employees of the Company to or in other businesses, and not to solicit customers or suppliers of the Company for competitors. Pursuant to the consulting agreement, Holding and Mr. Taubman have entered into an indemnity agreement whereby Holding will indemnify Mr. Taubman for actions taken as an officer or director of or consultant to Holding or the Company to the fullest extent permitted by law. The amount of time Mr. Taubman must devote to his consultation duties declines throughout the term of the agreement.


COMPENSATION OF DIRECTORS

     Directors of the Company receive no compensation as directors. Directors are reimbursed for their reasonable expenses in attending meetings and performing duties as directors.


BENEFIT PLANS

     401(k) Plan. The Company sponsors a 401(k) employee retirement savings plan for eligible employees. Employees must be at least 21 years of age and have completed one year of service working at least 1,000 hours to be eligible to participate in the 401(k) plan. Employees may contribute up to 15% of their annual compensation and contributions are matched by the Company on the basis of 75% of the first 5% contributed. In addition, the Company can elect to make profit sharing contributions, allocated among participants as a percentage of compensation. Company contributions become fully vested after two years of service. Contribution expense for the Company was $2,335,000, $2,779,000 and $3,196,000 for fiscal 1995, 1996 and 1997, respectively.

     Postretirement Plan. The Company provides certain health care and life insurance benefits for eligible retired employees. The accrued postretirement benefit cost was $211,000, $456,000 and $843,000 for fiscal 1995, 1996 and 1997, respectively.


STOCK SUBSCRIPTION PLANS

     Holding has adopted Stock Subscription Plans (the "Stock Subscription Plans") pursuant to which certain directors, officers and key employees of the Company have purchased 803,800 shares, or approximately 6.4%, of the outstanding Holding Common Stock at the same price as FS&Co.'s purchase of its shares, or fair market value at the time of purchase. $2,615,000 of the purchase price for such shares was paid by delivery of full recourse promissory notes bearing interest at the prime rate and due five years from the Recapitalization, secured by all of the stock each such executive owns in Holding. Messrs. Smith, Leftwich, Tilley and Wirth purchased 250,000 shares, 50,000 shares, 150,000 shares and 20,000 shares, respectively. For these individuals, $0, $250,000, $750,000, and $106,000 of their purchase price, respectively, was financed through the delivery of promissory notes on the terms described above. The agreements entered into in connection with the Stock Subscription Plans provide for restrictions on transferability, and acquired shares are subject to a right of first refusal and a repurchase right at stated prices in favor of Holding and co-sale rights in favor of the executive if FS&Co. sells its shares to a third party. The agreements also include an obligation to sell at the request of FS&Co. These rights (but not the restrictions on transferability) will terminate upon an initial public offering by Holding of its Common Stock, as further defined in agreements entered into under the Stock Subscription Plans.


STOCK OPTION PLANS

     Holding has adopted stock option plans (the "Option Plans"), under which Holding made initial grants of approximately 6.4% of Holding Common Stock. Each Option Plan participant has entered into an option agreement (an "Option Agreement") with Holding. The Option Plans and each outstanding option thereunder are subject to termination in the event of a change in control of Holding or other extraordinary transactions, as more fully described in the Option Plans. In addition, all options granted pursuant to the Option Plans will terminate 90 days after termination of employment (unless termination was for cause, in which event an option will terminate immediately) or 180 days in the event of termination due to death or disability. Shares received upon exercise of options are subject to both a right of first refusal and a repurchase right at stated prices in favor of Holding, and co-sale rights in favor of the optionee. These rights will terminate upon an initial public offering by Holding of its Common Stock, as further defined in the Option Agreements. Shares received upon exercise of options, as well as all outstanding options, are also subject to obligations to sell at the request of FS&Co. All options will terminate on the seventh anniversary of the Option Agreement under which they were granted if not exercised prior thereto.

     Three different types of options may be granted pursuant to the Option Plans. Fixed Price Service Options will vest over a three-year period in three equal annual installments beginning in fiscal 1999. Performance Options will be earned in installments based upon satisfaction of certain performance targets for the four-year period ending in fiscal 2001. Variable Price Service Options will vest in equal annual installments over a two year period beginning in 1999, and have an exercise price that increases over time.

OPTION GRANTS IN CONNECTION WITH THE RECAPITALIZATION

     The following table sets forth information concerning Options granted in connection with the Recapitalization to each of the executive officers.

                                                                     INDIVIDUAL GRANTS
                                   -------------------------------------------------------------------------------
                                   NUMBER OF                  % OF TOTAL
                                   SECURITIES                  OPTIONS/
                                   UNDERLYING              SARS GRANTED TO           EXERCISE OR
                                  OPTIONS/SARS               EMPLOYEES AT            BASE PRICE        EXPIRATION
      NAME                         GRANTED(#)              RECAPITALIZATION          ($/SH)(1)            DATE
---------------------------       ------------            ------------------        ------------      ------------
Garnett E. Smith...........         362,500(4)                  40.3                   10.00            4/14/05
Carroll R. Tilley, Jr......         145,000(5)                  16.1                   10.00            4/14/05
J. O'Neil Leftwich.........          72,500(6)                   8.1                   10.00            4/14/05
Kenneth A. Wirth, Jr.......          25,000(7)                   2.8                   10.00            4/14/05

                                                        INDIVIDUAL GRANTS
                                        ------------------------------------------------------
                                                   POTENTIAL REALIZABLE VALUE AT
                                                   ASSUMED ANNUAL RATES OF STOCK
                                                       PRICE APPRECIATION
                                                         FOR OPTION TERM
                                                         FIXED PRICE AND
                                                        PERFORMANCE OPTIONS
                                        ------------------------------------------------------
  Name                                     0%(2)            5% ($)(3)             10% ($)(3)
-----------------------------------     ------------------------------------------------------
Garnett E. Smith...................           --             814,201                1,897,434
Carroll R. Tilley, Jr..............           --             325,680                  758,974
J. O'Neil Leftwich.................           --             162,840                  379,487
Kenneth A. Wirth, Jr...............           --              56,994                  132,820

 ________________
(1) Represents the fair market value of the underlying shares of Common Stock at the time of the grant. A portion of the grant consists of Variable Price Service Options with an exercise price that increases $2.00 on each April 15 (the anniversary of the grant date).
(2) Unless the stock price increases, which will benefit all stockholders commensurately, an Option holder will realize no gain.
(3) Represents the value of the shares of Common Stock issuable upon the exercise of the Option, assuming the stated rates of price appreciation for seven years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. The 5% and 10% rates are established by the SEC as examples only and are not intended to forecast future appreciation in the Common Stock price. Variable Price Service Options will have no value at the appreciation rates shown. Performance Options are assumed to be fully vested at the end of the period. Full vesting would require achievement of certain performance targets (as defined in each Stock Option Agreement) by the Company for the period beginning January 4, 1998 and ending at the end of the Company's fiscal year 2001.
(4) Represents 37,500 Fixed Price Service Options, 162,500 Variable Price Service Options, and 162,500 Performance Options.
(5) Represents 15,000 Fixed Price Service Options, 65,000 Variable Price Service Options and 65,000 Performance Options.
(6) Represents 7,500 Fixed Price Service Options, 32,500 Variable Price Service Options, and 32,500 Performance Options.
(7) Represents 3,000 Fixed Price Service Options, 11,000 Variable Price Service Options, and 11,000 Performance Options.

OPTION EXERCISES AND YEAR-END VALUE

     None of the Options issued by Holding vest until December 31, 1998, and no Options have been issued since the Recapitalization. As a privately held company, Holding cannot readily ascertain the fair market value of a share of Common Stock as of the date hereof; therefore the value of in-the-money Options (if any) cannot be determined.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company determines the compensation of the Executive Officers. During fiscal 1997, Messrs. Taubman and Smith participated in Board of Director deliberations regarding the compensation of the Company's Executive Officers.

                              CERTAIN TRANSACTIONS

AFFILIATED LEASES

     The Company leases its Roanoke, Virginia distribution center, an office/warehouse, a warehouse, 26 of its stores and three former stores from Nicholas F. Taubman or members of his immediate family, and its corporate headquarters from Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child of Mr. Taubman. Rents for the affiliated leases may be slightly higher than rents for non-affiliated leases, but the Company does not believe the amount of such difference to be material. In addition, certain terms of the affiliate leases may be more favorable to the landlord than those contained in leases with non-affiliates, primarily terms relating to the maintenance of the facilities. However, in connection with the Recapitalization, certain other terms of the leases with affiliates (including provisions relating to assignment, damage by casualty and default cure periods) were amended so that they would be no less favorable to the Company than non-affiliated leases. All affiliate leases are on a triple net basis. Lease expense for leases with affiliates has been $2,735,000, $3,076,000 and $3,171,000 for fiscal 1995, 1996 and 1997, respectively.


STOCKHOLDERS' AGREEMENT

     Mr. Taubman and the Taubman Trust (the "Continuing Stockholders"), FS&Co., Ripplewood and Holding have entered into a Stockholders' Agreement (the "Stockholders' Agreement"). Under the Stockholders' Agreement, FS&Co., Ripplewood and the Continuing Stockholders have the right to purchase their pro rata share of certain new issuances of capital stock by Holding. In addition, the Stockholders' Agreement provides for restrictions on the transferability of the shares of Holding Common Stock of the Continuing Stockholders and Ripplewood for a period of two years following consummation of the Recapitalization and, thereafter, for the following three-year period any transfers (other than sales pursuant to a registered public offering or pursuant to Rule 144 under the Securities Act) are subject to a right of first offer in favor of FS&Co. or its designee, provided that Ripplewood's obligation to make a first offer extends indefinitely. In addition, the Stockholders' Agreement provides that upon transfers by FS&Co. of its shares of Holding Common Stock (excluding limited transfers in the first year following the Recapitalization or transfers to affiliates of FS&Co.), the Continuing Stockholders and Ripplewood will have the right to participate in such sales on a pro rata basis. If FS&Co. sells all of its holdings of Holding Common Stock, Ripplewood and the Continuing Stockholders will be obligated to sell all of their shares of Holding Common Stock at the request of FS&Co.

     The Stockholders' Agreement further provides that FS&Co. will vote at each annual meeting of Holding to elect Mr. Taubman or his nominee to the Board of Directors of Holding, and the Continuing Stockholders will likewise vote to elect nominees of FS&Co. Ripplewood has granted FS&Co. an irrevocable proxy to vote Ripplewood's stock in Holding on all matters, expiring upon an initial public offering by Holding of its Common Stock, but FS&Co. will nominate one director designated by Ripplewood. This Exchange Offer is not considered Holding's initial public offering under the Stockholders' Agreement. The Ripplewood director will agree to vote with the FS&Co. directors on all matters prior to an initial public offering by Holding of its Common Stock. Pursuant to the Stockholders' Agreement, Mr. Taubman has certain approval rights with respect to major corporate transactions. Upon the closing of the Acquisition, the Stockholders' Agreement will be amended to add a wholly owned Sears subsidiary as a party and to grant Sears rights to (i) designate three members of the Board of Directors, (ii) participate on a pro rata basis in any sales of Holding Common Stock by FS&Co., and (iii) receive a first offer on sales of Holding Common Stock by FS&Co., Mr. Taubman, the Taubman Trust and Ripplewood. FS&Co. will receive parallel rights of first offer on sales of Holding Common Stock by the Sears entity, and FS&Co., Mr. Taubman, the Taubman Trust and Ripplewood will have co-sale rights on sales by the Sears entity. In addition, all of the current stockholders will agree to sell their shares to a third party upon the request of the Board of Directors, which, in addition to the Sears directors, will include three directors nominated by FS&Co., one director nominated by Ripplewood, Mr. Taubman and Mr. Smith. Other terms of the Stockholders' Agreement will remain as currently in force in all material respects.

OPTIONS GRANTED TO THE CONTINUING STOCKHOLDERS

     In connection with the Merger, Holding has entered into an Option Agreement with Mr. Taubman and the Taubman Trust whereby each of them has been granted immediately exercisable options to purchase 250,000 shares of Holding Common Stock. The options have an initial exercise price of $10.00, with the exercise price increasing by $2.00 on each anniversary of the Recapitalization. Both the exercise price and the number of shares which may be purchased pursuant to the options are subject to certain adjustments. The options will expire if not exercised by the seventh anniversary of the Recapitalization. Shares received upon exercise of all or any part of the option by the Continuing Stockholders will be subject to the Stockholders Agreement.

SALE OF AIRPLANE

     In connection with the Recapitalization, Mr. Taubman has purchased an airplane from the Company for $4.1 million, a price equal to the approximate net book value of the airplane, which amount also equalled the approximate fair market value of the airplane (based on estimates provided by the airplane's manufacturer). The airplane was purchased in 1995 for $5.2 million.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Stockholders Agreement, Holding has agreed, beginning 180 days after consummation of an initial public offering by Holding of its Common Stock, that upon the request of FS&Co. and the Stockholders it will register under the Securities Act and applicable state securities laws the sale of Holding Common Stock owned by FS&Co. and the Continuing Stockholders and as to which registration has been requested. Holding has granted unlimited piggy-back registration rights to FS&Co., Ripplewood and the Continuing Stockholders, three demand registrations to FS&Co., and two demand registrations to the Continuing Stockholders, and one demand registration to Ripplewood. Holding's obligation is subject to certain limitations relating to the minimum amount required for registration, the timing of registrations and other similar matters. Holding is obligated to pay any registration expenses incidental to such registrations, excluding underwriters' commissions and discounts. Upon the closing of the Acquisition, Sears will be granted registration rights with respect to the Holding Common Stock it owns.

MANAGEMENT EQUITY PLANS

     See "Management--Stock Subscription Plans" and "--Stock Option Plans."

INDEMNIFICATION AGREEMENTS

     In connection with the Recapitalization, the Company has entered into indemnification agreements with each of the directors of the Company.

CERTAIN PAYMENTS

     In connection with the Recapitalization, a portion of the common stock and all of the preferred stock of Holding were converted into the right to receive in the aggregate approximately $351.0 million in cash and certain options to purchase shares of Holding Common Stock. In addition, FS&Co. and an affiliate of Ripplewood, stockholders of Holding, have received collectively a $5.0 million fee for arranging the financing, performing advisory and consulting services, and negotiating the Recapitalization, and they will receive a $3.5 million fee for performing similar services with respect to the Acquisition. In connection with the Recapitalization, certain employees of the Company, including the Executive Officers, have received an aggregate of approximately $11.5 million in bonuses with Messrs. Smith, Tilley, Leftwich and Wirth receiving $7,000,000, $1,000,000, $750,000 and $150,000, respectively.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of September 1, 1998, with respect to the beneficial ownership of Holding Common Stock by (i) each person who beneficially owns more than 5% of such shares, (ii) each of the Executive Officers named in the Summary Compensation Table, (iii) each member of the Board of Directors of Holding and (iv) all Executive Officers and Directors of Holding as a group.

                                                               AMOUNT OF
                                                               BENEFICIAL          PERCENT
NAME OF BENEFICIAL OWNER                                       OWNERSHIP          OF CLASS
                                                              ------------       ----------
Freeman Spogli & Co. Incorporated(1).......................... 10,050,000             79.7%
 Mark J. Doran(1).............................................        --                --
 John M. Roth(1)..............................................        --                --
 J. Frederick Simmons(1)......................................        --                --
 Ronald P. Spogli(1)..........................................        --                --
Ripplewood Partners, L.P. and affiliates(2)...................  2,000,000             15.9%
 Timothy C. Collins(2)........................................        --                --
Nicholas F. Taubman(3)........................................  1,250,000              9.7%
Arthur Taubman Trust dated July 13, 1964(4)...................  1,000,000              7.8%
Garnett E. Smith..............................................    250,000              2.0%
Carroll R. Tilley, Jr.........................................    150,000              1.2%
J. O'Neil Leftwich............................................     50,000                 *
Paul W. Klasing...............................................     20,000                 *
David R. Reid.................................................     20,000                 *
S. Lynn Stevens...............................................     20,000                 *
Jimmie L. Wade................................................     25,000                 *
Anthony R. Weatherley.........................................     20,000                 *
Kenneth A. Wirth, Jr..........................................     20,000                 *
Joe H. Vaughn, Jr.............................................     10,000                 *
All directors and officers as a group (16 individuals)(5)..... 11,885,000 (5)         92.5%


---------------------
     * Less than 1%
(1) 8,050,000 shares of Holding Common Stock are held of record by FS Equity Partners IV, L.P. ("FSEP IV"). As general partner of FSEP IV, FS Capital Partners LLC ("FS Capital") has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Doran, Roth, Simmons and Spogli and Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, Charles P. Rullman and William M. Wardlaw are the sole managing members of FS Capital, and Messrs. Doran, Freeman, Halloran, Ralph, Roth, Rullman, Simmons, Spogli and Wardlaw are the sole directors, officers and shareholders of Freeman Spogli & Co. Incorporated, and as such may be deemed to be the beneficial owners of the shares of Holding Common Stock and rights to acquire Holding Common Stock owned by FSEP IV. FS&Co. and its named officers and directors have, in addition, sole power to vote 2,000,000 shares of Holding Common Stock owned of record by Ripplewood Partners, L.P. (the "Ripplewood Partners") and Ripplewood Advance Auto Parts Employee Fund I L.L.C. (the "Ripplewood Fund") pursuant to an irrevocable proxy delivered to FS&Co. under the terms of the Stockholders Agreement. Such irrevocable proxy will expire upon an initial public offering by Holding. FS&Co. neither has shared nor sole power to dispose of shares held by Ripplewood Partners or Ripplewood Fund. The business address of Freeman Spogli & Co. Incorporated, FSEP IV, FS Capital, and Messrs. Freeman, Spogli, Wardlaw, Simmons, Roth, Rullman and Doran is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.
(2) 1,911,000 shares of Holding Common Stock are held of record by Ripplewood Partners, and 89,000 shares of Holding Common Stock are held of record by Ripplewood Fund. Ripplewood Holdings, L.L.C. is the sole general partner of Ripplewood Partners and the sole managing member of Ripplewood Fund and, therefore, has the sole power to dispose of the shares owned by Ripplewood Partners or Ripplewood Fund. Until an initial public offering by Holding, pursuant to the Stockholders' Agreement and an irrevocable proxy required by the terms thereof, FS&Co. has sole voting power over 2,000,000 shares of Holding Common Stock held by Ripplewood Partners and Ripplewood Fund. Mr. Collins is the Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C. and as such may be deemed to be the beneficial owner of the shares of Holding Common Stock and the rights to acquire Holding Common Stock owned by Ripplewood Partners and Ripplewood Fund. The business address of Ripplewood Holdings L.L.C., Ripplewood Partners, Ripplewood Fund, and Mr. Collins is 1 Rockefeller Plaza, 32nd Floor, New York, New York 10020.
(3) Includes 250,000 shares subject to immediately exercisable options. The stockholder's business address is 5673 Airport Road, Roanoke, Virginia 24012.
(4) Includes 250,000 shares subject to immediately exercisable options. The trustees of the Arthur Taubman Trust dated July 13, 1964 are Eugenia Taubman, who is the spouse of Nicholas F. Taubman, and Grace W. Taubman, who is his mother. The business address of the trust is 5673 Airport Road, Roanoke, Virginia 24012.
(5) Includes 585,000 shares which have been acquired by management pursuant to stock subscription plans, including Messrs. Smith, Tilley, Leftwich and Wirth.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR SUBORDINATED NOTES

     The Senior Subordinated Notes have been issued in an aggregate principal amount of $200.0 million and will mature on April 15, 2008. The Senior Subordinated Notes have been issued under an indenture dated as April 15, 1998 (the "Senior Subordinated Note Indenture") among the Company, as issuer, LARALEV, INC., a subsidiary of the Company, as guarantor, and United States Trust Company of New York, as trustee, and constitute senior subordinated unsecured obligations of the Company. The Senior Subordinated Note Indenture provides that the Senior Subordinated Notes will be guaranteed by any subsidiary of the Company that in the future guaranties any Indebtedness of the Company (including the New Credit Facility). Cash interest on the Senior Subordinated Notes accrues at the rate of 10.25% per annum and is payable semi-annually in arrears on each April 15 and October 15 of each year, commencing October 15, 1998, to the holders of record on the immediately preceding April 1 and October 1, respectively.

     On or after April 15, 2003, the Senior Subordinated Notes may be redeemed at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, if redeemed during the twelve-month period commencing on April 15 in the years set forth below:

                                                    REDEMPTION
YEAR                                                  PRICE
     2003........................................    105.125%
     2004........................................    103.417%
     2005........................................    101.708%
     2006 and thereafter.........................    100.000%


     Notwithstanding the foregoing, at any time on or prior to April 15, 2001, the Company may use the net proceeds of one or more Equity Offerings (as defined therein) to redeem up to 35% of the Senior Subordinated Notes at a redemption price equal to 110.25% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date; provided, however, that after any such redemption the aggregate principal amount of the Senior Subordinated Notes outstanding must equal at least 65% of the aggregate principal amount of the Senior Subordinated Notes originally issued.

     In the event of a Change of Control (as defined in the Senior Subordinated
Note Indenture), each holder of Senior Subordinated Notes has the right to require the repurchase of such holder's Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The definition of "Change of Control," as defined in the Senior Subordinated Note Indenture, differs from the definition contained in the Indenture in that the former excludes from the definition consolidations or mergers involving the Company where the beneficial owners of the Company's direct or indirect parent continue to own, directly or indirectly through one or more subsidiaries, not less than a majority of the voting stock of the surviving corporation of such consolidation or merger.

     The Senior Subordinated Note Indenture contains covenants that, among other things, limit the ability of the Company to enter into certain mergers or consolidations or incur certain liens and of the Company and its Restricted Subsidiaries to create or incur additional indebtedness and issue preferred stock and engage in certain transactions with affiliates. The Company is generally prohibited from paying dividends or making other restricted payments (including to Holding) except (i) to the extent of 50% of the Company's net income earned after April 25, 1998 plus (a) $15.0 million, and (b) the proceeds, if any, of equity issuances after the issue date and (ii) subject to there being no Event of Default and the Company being then able to incur $1.00 of additional Indebtedness under the fixed charge coverage ratio test (the "Fixed Charge Ratio Test") specified in the debt incurrence covenant contained in the Senior Subordinated Note Indenture. However, the Company will be permitted to pay dividends to Holding to cover the cash interest due on the Series B Debentures commencing October 15, 2003, provided only that the Company is then able to incur an additional $1.00 of Indebtedness under the Fixed Charge Ratio Test. Under certain circumstances, the Company will be required to make an offer to purchase Senior Subordinated Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase with the proceeds of certain Asset Sales (as defined in the Senior Subordinated Note Indenture), if the Company has not within one year of the date of sale either reinvested such proceeds in its business or used the same to retire senior debt.

     The Senior Subordinated Note Indenture contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Subordinated Notes or such Indenture, the acceleration of other indebtedness of the Company of $5.0 million or more, the imposition of certain final judgments, the invalidity of a guarantee of the Senior Subordinated Notes executed by a Significant Subsidiary and certain events occurring under bankruptcy laws. See "Risk Factors-- Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

     The preceding discussion of certain of the provisions of the Senior Subordinated Notes is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the Senior Subordinated Note Indenture, copies of which are available as set forth under "Additional Information."


THE NEW CREDIT FACILITY

     In connection with the Recapitalization, the Company has entered into the New Credit Facility with The Chase Manhattan Bank, as administrative agent, DLJ Capital Funding, Inc., as syndication agent, First Union National Bank, as documentation agent, and Chase Securities Inc., as advisor and arranger (collectively, the "Agents"). The New Credit Facility currently provides the Company up to $375.0 million in senior secured credit facilities, consisting of
(i) a $50.0 million senior secured delayed draw term loan facility (the "Delayed Draw Facility I"), (ii) a $75.0 million senior secured delayed draw term loan facility (the "Delayed Draw Facility II" and, together with the Delayed Draw Facility I, the "Delayed Draw Facilities"), (iii) a $125.0 million Tranche B senior secured term loan facility (the "Tranche B Facility"), and (iv) a $125.0 million senior secured revolving credit facility (the "Revolving Facility").
The Revolving Facility has a letter of credit sublimit of $25.0 million.
Amounts available under the Delayed Draw Facilities and the Revolving Facility are subject to a borrowing base formula equal to a specified percentage of the Company's eligible inventory. To provide funding for the Acquisition, the Company has received a commitment from the Agents to, among other things, consent to the Acquisition, add an additional Senior Secured Deferred Term Loan Facility of at least $75.0 million under the New Credit Facility (the "Deferred Term Loan Facility"), and amend certain provisions of the New Credit Facility in light of the Acquisition.

     Use of Proceeds; Maturity. The proceeds of the Tranche B Facility, together with a portion of the net proceeds of the issuance of the Series A Notes, were used (a) to pay the Company Distribution, (b) to repay all principal, interest, fees and other amounts outstanding under the existing credit agreements, (c) to repay certain other existing indebtedness, (d) to fund loans in an aggregate principal amount not in excess of $3.0 million to existing management of Holding or the Company and (e) to pay the fees and expenses of Recapitalization. The Company will borrow an aggregate of $115.0 million consisting primarily of the entire amount of the Deferred Term Loan Facility with the balance, if any, to be drawn from the Delayed Draw Facility I to provide the funds needed for the Acquisition. Borrowings under the Delayed Draw Facility I and the Delayed Draw Facility II will be made during the first 18 months and first three years, respectively, after the closing of the Recapitalization. Proceeds of the Delayed Draw Facility II, the balance of the Delayed Draw Facility I, and the Revolving Facility (including the letters of credit) are available for general corporate purposes. The Delayed Draw Facilities will mature on the sixth anniversary of the closing and provide for nominal annual amortization prior to maturity. The Tranche B Facility will mature on the eighth anniversary of the closing. These term facilities provide for nominal annual amortization in the first five years and amortization of $198.0 million in the sixth anniversary year, $60.0 million in the seventh anniversary year and $60.0 million in the eighth anniversary year. The Revolving Facility will mature on the sixth anniversary of the closing.

     Prepayment; Reduction of Commitments. Borrowings under the New Credit Facility are required to be prepaid, subject to certain exceptions, with (a) 50% of Excess Cash Flow, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Company and its subsidiaries (including certain insurance and condemnation proceeds), subject to certain exceptions (including exceptions for (i) reinvestment of certain asset sale proceeds within 360 days of such sale and (ii) certain sale-leaseback transactions), (c) 100% of the net proceeds of issuances of debt obligations of the Company and its subsidiaries, and (d) 100% of the net proceeds of issuance of equity of the Company and its subsidiaries. "Excess Cash Flow" is defined as the excess of
(A) the sum of (i) consolidated net income (excluding certain gains or losses and restricted payments made to Holding), (ii) depreciation, amortization and other non-cash charges, (iii) any decrease in Net Working Capital (as defined),
(iv) increases in deferred revenues, and (v) proceeds of certain indebtedness incurred, over (B) the sum of (a) any non-cash gains, (b) any increases in Net Working Capital, (c) decreases in consolidated deferred revenues, (d) capital expenditures, and (e) repayments of indebtedness (subject to certain exceptions). Because increases in Net Working Capital, capital expenditures and debt repayments are deducted in calculating Excess Cash Flow, the Company does not anticipate that the prepayment obligation under the New Credit Facility in respect thereof will have a material effect on its operating strategy. With respect to growth through acquisitions, the operation of this covenant may result in the application of cash resources for prepayments which would require the Company to secure additional equity or debt financing to fund an acquisition, but while no assurance can be given, the Company does not anticipate that this would have a material effect on its ability to finance acquisitions in the future.

     Voluntary prepayments and voluntary reductions of the unutilized portion of the Revolving Facility commitments are permitted in whole or in part, at the option of the Company, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of redeployment costs incurred by the syndicate of lenders under the New Credit Facility (the "Lenders") in the case of prepayment of eurodollar borrowings other than on the last day of the relevant interest period. Voluntary prepayments under the Delayed Draw Facilities, Tranche B Facility, and the Deferred Term Loan Facility are (a) allocated among those facilities on a pro rata basis and (b) within each such facility, applied to the installments under the amortization schedule within the following 12 months under such facility, and all remaining amounts are applied in the inverse order of maturity to the remaining amortization payments under such facility. The Lenders under the Tranche B Facility may decline any voluntary prepayments in which case the amount declined will be applied to increase proportionately the prepayments under the remaining Facilities.

     Interest. Until the delivery to the Lenders of the Company's consolidated financial statements for the first four fiscal quarters after the closing of the Recapitalization, the interest rates under the Delayed Draw Facilities and the Revolving Facility are based, at the option of the Company, on either a eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum. From and after the delivery of such consolidated financial statements, the interest rates under the Delayed Draw Facilities and the Revolving Facility will be determined by reference to a pricing grid that will provide for reductions in the applicable interest rate margins based on the Company's trailing Total Debt to EBITDA ratio. The initial margins will be 2.25% and 1.25% for eurodollar and base rate borrowings, respectively, and can step down to 1.75% and 0.75%, respectively, if the Company's Total Debt to EBITDA ratio is less than or equal to 4.00 to 1.00. The interest rate under the Tranche B Facility and the Deferred Term Loan Facility is based, at the option of the Company, on a eurodollar rate plus 2.5% or a base rate plus 1.5%. A commitment fee of 0.50% per annum will be charged on the unused portion of the New Credit Facility.

     Collateral and Guarantees.   The New Credit Facility is guaranteed by
Holding and all of its existing and future domestic subsidiaries, except one subsidiary of the Company which owns the Company's inventory delivery vehicles. The New Credit Facility is secured by a first priority lien on substantially all, subject to certain exceptions, of the properties and assets of Holding, the Company and each existing or future domestic subsidiary, and the guarantors now owned or acquired later. Upon consummation of the Acquisition, Advance Acquisition Corporation (the successor by merger to Western Auto) and its subsidiaries will guaranty the New Credit Facility and grant liens on their assets to secure the New Credit Facility.

     Covenants. The New Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among others, (i) redeem or repurchase capital stock, (ii) prepay, redeem or purchase debt, (iii) incur liens or engage in sale-leaseback transactions, (iv) make loans and investments,
(v) incur additional debt (including hedging arrangements), (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates, (ix) change the nature of the business conducted by the Company and its subsidiaries, (x) change the passive holding company status of Holding, and (xi) amend existing debt agreements. The Company is required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, and (c) a minimum retained cash earnings test. The Company is generally prohibited from paying dividends (including to Holding) except that as long as no Event of Default under the New Credit Facility then exists, the Company will be permitted to pay dividends to Holding in an amount sufficient to cover the cash interest due on the Series B Debentures commencing October 15, 2003.

     Events of Default. Events of default under the New Credit Facility include but are not limited to (i) the Company's failure to pay principal when due or interest after a grace period, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) any event or condition that results in any Material Indebtedness (generally defined as obligations of Holding, the Company or the Company's subsidiaries in an aggregate principal amount exceeding $5.0 million) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that such event of default described in this clause (iii) shall not apply to secured Indebtedness (as defined) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (iv) certain events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries, (v) certain judgments against Holding, the Company, the Company's subsidiaries, or their assets, (vi) the actual or asserted invalidity of security documents or guarantees of Holding, the Company or the Company's subsidiaries, and (vii) a Change in Control (as defined) of Holding.

     The preceding discussion of certain of the provisions of the New Credit Facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the New Credit Facility, copies of which are available as set forth under "Additional Information."

                       DESCRIPTION OF SERIES B DEBENTURES

GENERAL

     The Series A Debentures were, and the Series B Debentures will be, issued under an Indenture dated as of April 15, 1998 (the "Indenture") among Holding and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the effectiveness of this Registration Statement filed under the Securities Act with respect to the Series B Debentures, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The terms of the Series B Debentures include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Series B Debentures are subject to all such terms, and Holders of Series B Debentures are referred to the Indenture and the TIA for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.
Copies of the Indenture and Registration Rights Agreement are available as set forth below under "Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Holding" refers only to Advance Holding Corporation and not to any of its Subsidiaries.

     The Series B Debentures will be general unsecured obligations of Holding and will be pari passu in right of payment to all current and future unsubordinated Indebtedness of Holding and senior in right of payment to all subordinated Indebtedness of Holding. As of July 18, 1998, Holding had $62.0 million of Indebtedness (all of which would have been attributable to the Series B Debentures) and Holding's Subsidiaries had $633.3 million of liabilities outstanding including Indebtedness under the Senior Subordinated Notes and the New Credit Facility and including trade payables and other accrued liabilities. In addition, Indebtedness incurred in connection with the Acquisition will also constitute Senior Indebtedness.

     The operations of Holding are conducted entirely through its Subsidiaries and, therefore, Holding is substantially dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Series B Debentures. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure." The New Credit Facility and the Senior Subordinated Notes will restrict the Company from paying any dividends or making any other distributions to Holding. The ability of the Company to comply with the conditions in the New Credit Facility and the Senior Subordinated Notes may be affected by certain events that are beyond Holding's control. The Series B Debentures will be effectively subordinated to all Indebtedness and other liabilities (including, without limitation, to the Company's obligations under the New Credit Facility and the Senior Subordinated Notes) of its Subsidiary. Any right of Holding to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of Holders of the Series B Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors except to the extent that Holding itself is recognized as a creditor of such Subsidiary, in which case the claims of Holding would still be subordinate to the claims of such creditors who hold security in the assets of such Subsidiary and to the claims of such creditors who hold Indebtedness of such Subsidiary senior to that held by Holding. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     As of the Issue Date, all of Holding's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, Holding will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.


PRINCIPAL, MATURITY AND INTEREST

     The Series B Debentures will be limited in aggregate principal to $112.0 million and will mature on April 15, 2009. The Series B Debentures will be issued at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $60.0 million. Until April 15, 2003, no interest will accrue on the Series B Debentures, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and April 15, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted
Value shall be equal to the full principal amount at maturity of the Series B Debentures on April 15, 2003. Beginning on April 15, 2003, interest on the Series B Debentures will accrue at the rate of 12.875% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2003, to Holders of record on the immediately preceding April 1 and October 1, respectively. Interest on the Series B Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 15, 2003.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Series B Debentures will be payable at the office or agency of Holding maintained for such purpose within the City and State of New York or, at the option of Holding, payment of principal, premium, interest, and Liquidated Damages may be made by check mailed to the Holders of the Series B Debentures at their respective addresses set forth in the register of Holders of Series B Debentures; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Series B Debentures represented by one or more permanent Global Series B Debentures (as defined below) will be required to be made by wire transfer of immediately available funds to the accounts of the Depository Trust Company or any successor thereto. Until otherwise designated by Holding, Holding's office or agency in New York will be the office of the Trustee maintained for such purpose. The Series B Debentures will be issued in denominations of $1,000 and integral multiples thereof.


OPTIONAL REDEMPTION

Except as described below with the proceeds of an Equity Offering, the Series B Debentures will not be redeemable at Holding's option prior to April 15, 2003. Thereafter, the Series B Debentures will be subject to redemption at any time at the option of Holding, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:


           YEAR                                          PERCENTAGE
           ----                                          ----------
           2003........................................   106.438%
           2004........................................   104.292%
           2005........................................   102.146%
           2006 and thereafter.........................   100.000%


     Notwithstanding the foregoing, at any time on or prior to April 15, 2001, Holding may (but shall not have the obligation to) redeem, on one or more occasions, up to an aggregate of 35% of the principal amount of Series B Debentures originally issued at a redemption price equal to 112.875% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of one or more Equity Offerings; provided that, in each case, at least 65% of the aggregate principal amount at maturity of the Series B Debentures originally issued remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.


MANDATORY REDEMPTION

     Holding is not required to make mandatory redemption or sinking fund payments with respect to the Series B Debentures.

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REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control

     Upon the occurrence of a Change of Control, each Holder of Series B Debentures will have the right to require Holding to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Series B Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase or, in the case of repurchases of Series B Debentures prior to April 15, 2003 at a purchase price equal to 101% of the Accreted Value thereof as of the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Holding will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Series B Debentures on the date specified in such notice, which date shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable law, rules and regulations) and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. Holding will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series B Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, Holding will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, Holding will, to the extent lawful,
(1) accept for payment all Series B Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Series B Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Series B Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Series B Debentures or portions thereof being purchased by Holding. The Paying Agent will promptly mail to each Holder of Series B Debentures so tendered the Change of Control Payment for such Series B Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Series B Debenture equal in principal amount to any unpurchased portion of the Series B Debentures surrendered, if any; provided that each such new Series B Debenture will be in a principal amount of $1,000 or an integral multiple thereof. Holding will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Series B Debentures to require that Holding repurchase or redeem the Series B Debentures in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility and the Senior Subordinated Notes restrict the Company from paying any dividends or making any other distributions to Holding. If Holding is unable to obtain dividends from the Company sufficient to permit the repurchase of the Series B Debentures or does not refinance such Indebtedness, Holding will likely not have the financial resources to purchase Series B Debentures. In any event, there can be no assurance that Holding's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. Prior to complying with the provisions of the preceding paragraphs, but in any event within 90 days following a Change of Control, Holding will either repay all outstanding Indebtedness of its Subsidiaries or obtain the requisite consents, if any, under the New Credit Facility and the Senior Subordinated Notes to permit the repurchase of the Series B Debentures required by this covenant. Holding will not be required to purchase any Series B Debentures until it has complied with the preceding sentence, but Holding's failure to make a Change of Control Offer when required or to purchase tendered Series B Debentures when tendered would constitute an Event of Default under the Indenture. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

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     Holding will not be required to make a Change of Control Offer upon a
Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Holding and purchases all Series B Debentures validly tendered and not withdrawn under such Change of Control Offer.

     Asset Sales

     The Indenture will provide that Holding will not, and will not permit any of its Restricted Subsidiaries to, engage in or consummate an Asset Sale unless
(i) Holding (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined by the Board of Directors in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) (ii) at least 75% of the consideration therefor received by Holding or such Restricted Subsidiary is in the form of cash or Cash Equivalents other than in the case where Holding or such Restricted Subsidiary is undertaking a Permitted Asset Swap; provided that the amount of (x) any liabilities (as shown on Holding's or such Restricted Subsidiary's most recent balance sheet), of Holding or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Series B Debentures) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases Holding or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Holding or any such Restricted Subsidiary from such transferee that are converted within 15 days by Holding or such Restricted Subsidiary into cash (to extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Holding or its Restricted Subsidiaries may, at its option, apply such Net Proceeds (a) to repay Indebtedness of a Restricted Subsidiary of Holding, or (b) to the investment in, or the making of a capital expenditure or the acquisition of other property or assets in each case used or useable in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the investment in or acquisition by Holding or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary, or
(c) a combination of the uses described in clauses (a) and (b). Pending the final application of any such Net Proceeds, Holding or its Restricted Subsidiaries may temporarily reduce Indebtedness of a Restricted Subsidiary of Holding or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph within the 360-day period after receipt of such Net Proceeds will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Holding will be required to make an offer to all Holders of Series B Debentures and, to the extent required by the terms of any Pari Passu Indebtedness to all holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of Series B Debentures and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (or, in the case of repurchases of Series B Debentures prior to April 15, 2003, at a purchase price equal to 100% of the Accreted Value thereof plus Liquidated Damages, as of the date of repurchase), in accordance with the procedures set forth in the Indenture or such Pari Passu Indebtedness, as applicable. To the extent that the aggregate principal amount at maturity of Series B Debentures (or Accreted Value, as the case may be) and any such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holding or its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount at maturity (or Accreted Value, as the case may be) of Series B Debentures and any such Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Series B Debentures to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Holding's ability to repurchase the Series B Debentures will be subject to the covenants contained in the New Credit Facility or any additional or successor bank facility.

     The New Credit Facility and the Senior Subordinated Notes restrict the Company from paying any dividends or making any other distributions to Holding. If Holding is unable to obtain dividends from the Company sufficient to permit the repurchase of the Series B Debentures or does not refinance such Indebtedness, Holding will likely not have the financial resources to purchase Series B Debentures. In any event, there can be no assurance

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

that Holding's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. Holding's failure to make an Asset Sale Offer when required or to purchase tendered Series B Debentures when tendered would constitute an Event of Default under the Indenture. See "Risk Factors-- Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

SELECTION AND NOTICE

     If less than all of the Series B Debentures are to be redeemed or repurchased in an offer to purchase at any time, selection of Series B Debentures for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Series B Debentures are listed, or, if the Series B Debentures are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no Series B Debentures of $1,000 or less shall be redeemed or repurchased in part. Notices of redemption may not be conditional. Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date or repurchase date to each Holder of Series B Debentures to be redeemed or repurchased at its registered address. If any Series B Debenture is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to such Series B Debentures shall state the portion of the principal amount thereof to be redeemed or repurchased. A new Series B Debenture in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Series B Debenture. On and after the redemption or repurchase date, interest and Liquidated Damages will cease to accrue on Series B Debentures or portions of them called for redemption or repurchase.


CERTAIN COVENANTS

     Restricted Payments

     The Indenture will provide that Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holding's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such dividend, distribution or other payment made as a payment in connection with any merger or consolidation involving Holding), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holding or dividends or distributions payable to Holding or any Wholly Owned Subsidiary of Holding; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption or other acquisition or retirement for value made as a payment in connection with any merger or consolidation involving Holding) any Equity Interests of Holding or any Restricted Subsidiary (other than any such Equity Interests owned by Holding or any Restricted Subsidiary of Holding); (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Series B Debentures, except a payment of principal at Stated Maturity in the applicable amounts so required; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) Holding would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holding and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses

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

(ii), (iii), (v), (vi) and (viii) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of Holding for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Holding's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by Holding from the issue or sale subsequent to the Issue Date of Equity Interests of Holding (other than Disqualified Stock) or of Disqualified Stock or debt securities of Holding that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of Holding and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) with respect to any Restricted Investment that was made after the Issue Date (A) to the extent that such Restricted Investment is sold for cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investments and (B), without duplication of any amount included in Consolidated Net Income, 100% of any cash dividends or other cash distributions received in respect of such Restricted Investment, plus (iv) to the extent not otherwise included in clause (iii) above, 100% of the net cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person following the Issue Date), plus (v) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the fair market value of such Subsidiary or (y) the aggregate amount of all Investments made in such Subsidiary subsequent to the Issue Date by Holding and its Restricted Subsidiaries, plus (vi) $10.0 million.

     The foregoing provisions will not prohibit:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Holding or any Restricted Subsidiary in exchange for, or in an amount not in excess of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Holding) of, other Equity Interests of Holding (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

     (iii) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or in an amount not in excess of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

     (iv) so long as no Default or Event of Default shall have occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holding or any Restricted Subsidiary of Holding, held by any member of Holding's (or any of its subsidiaries') management, employees, directors or consultants pursuant to any management, employee, director or consultant equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (A) $3 million and (B) the aggregate cash proceeds received by Holding from any issuance of Equity Interests by Holding to members of management, employees, directors or consultants of Holding and its subsidiaries (provided that the cash proceeds referred to in this clause (B) shall be excluded from clause (c)(ii) of the preceding paragraph); provided, further, that Management Notes may be forgiven or returned without regard to the limitation set forth above and the forgiveness or return thereof shall not be treated as Restricted Payments for purposes of determining compliance with such limitation;

     (v) the payment of any dividend (or the making of a similar distribution or redemption) by a Restricted Subsidiary of Holding to the holders of its common Equity Interests on a pro rata basis;

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

     (vi) payments required (A) to be made under the Tax Sharing Agreement or
(B) distributions made by Holding on the date of the Indenture, the proceeds of which are utilized solely to consummate the Recapitalization;

     (vii) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holding or any Restricted Subsidiary issued after the date of the Indenture in accordance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (viii) the purchase or redemption of subordinated indebtedness pursuant to a change of control of provision contained in the indenture or other governing instrument relating thereto; provided, however, that (A) no offer or purchase obligation may be triggered in respect of such Indebtedness unless a corresponding obligation also arises for the Series B Debentures and (B) in all events, no repurchase or redemption of such Indebtedness may be consummated unless and until Holding shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the Series B Debentures.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by Holding and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holding or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon a fairness opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Holding shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal if required by the Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture will provide that Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Holding will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or Disqualified Stock other than to Holding or another Restricted Subsidiary; provided, however, that Holding or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if (i) the Fixed Charge Coverage Ratio for Holding's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1.0 commencing on the Issue Date and at any time thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued or in the case of any Restricted Subsidiary, such preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof, provided further, that prior to the second anniversary of the Issue Date the Company and its Restricted Subsidiaries may incur Indebtedness permitted to be incurred pursuant to the Senior Subordinated Note Indenture.

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

     The Indenture will also provide that Holding will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of Holding unless such Indebtedness is also contractually subordinated in right of payment to the Series B Debentures on substantially identical terms; provided, however, that no Indebtedness of Holding shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holding solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by Holding and the Restricted Subsidiaries of Indebtedness under the Credit Facilities and any Guarantees thereof; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holding and the Restricted Subsidiaries for reimbursement of drawings that may be made thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed at any time (A) with respect to the term loan portion of such Credit Facilities, $125 million in an aggregate principal amount and (B) with respect to the revolving credit facility and deferred term loan portion of such Credit Facilities, an aggregate principal amount equal to the greater of fifty percent of the amount of inventory shown on the consolidated balance sheet of Holding for the then most recently ended fiscal quarter and $250 million less, in the case of clause (A) or (B), the aggregate principal of all principal payments thereunder constituting permanent reductions of such Indebtedness pursuant to such Credit Facilities or in accordance with the covenant described under "-- Repurchase at the Option of Holders--Asset Sales;"

     (ii) the incurrence by Holding of Indebtedness represented by the Series B Debentures and the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the Senior Subordinated Notes and any guarantee thereof;

     (iii) the incurrence by Holding or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or other obligations, in each case incurred for the purpose of financing all or any part of the acquisition cost or cost of construction, remodeling or improvements of assets or property used in the business of Holding or any Restricted Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

     (iv) other Indebtedness of Holding and its Restricted Subsidiaries outstanding on the Issue Date;

     (v) the incurrence by Holding or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to exist or be incurred;

     (vi) the incurrence by Holding or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holding and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided that
(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holding or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holding or such Restricted Subsidiary, as the case may be;

     (vii) the incurrence by Holding or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (ii) the value of foreign currencies purchased or received by Holding or any Restricted Subsidiary in the ordinary course of business;

     (viii) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Holding or a Restricted Subsidiary in the ordinary course of business;

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     (ix) Indebtedness arising from guarantees of Indebtedness of Holding or any
Restricted Subsidiary or the agreements of Holding or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of Holding in good faith) actually received by Holding and its Restricted Subsidiaries in connection with such disposition;

     (x) the guarantee by Holding or any Restricted Subsidiary of Indebtedness of Holding or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

     (xi) the incurrence by Holding or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

     (xii) Indebtedness incurred in connection with a Qualified Receivables Transaction except to the extent that such Indebtedness is recourse to Holding or any other Restricted Subsidiary of Holding; and

     (xiii) the incurrence by Holding or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiii), not to exceed $25.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holding shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Liens

     The Indenture will provide that Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom for purposes of securing Indebtedness, except Permitted Liens, unless the Obligations due under the Indenture and the Series B Debentures are secured by a Lien on such property, assets or proceeds on an equal and ratable basis (or on a senior basis, in the case of Indebtedness subordinate in right of payment to the Series B Debentures), with the Obligations so secured, so long as such Obligations are secured.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture will provide that Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to Holding or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Holding or any of its Restricted Subsidiaries, (ii) make loans or advances to Holding or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Holding or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the New Credit Facility; (b) the Senior Subordinated Notes and the Senior Subordinated Note Indenture under which the same are issued, as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions

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than those contained in the New Credit Facility or the Senior Subordinated
Notes, as the case may be, as in effect on the date of the Indenture, (c) the Indenture and the Series B Debentures, (d) applicable law or any applicable rule, regulation or order, (e) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by Holding or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was created or entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired, (f) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business and consistent with industry practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (f) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; (i) contracts for the sale of assets containing customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (j) customary restrictions in security agreements or mortgages securing Indebtedness of Holding or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Indenture will provide that Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, transfer, convey, lease, sell or otherwise dispose of any shares (other than directors' qualifying shares) of Capital Stock of a Restricted Subsidiary to any Person, except (i) to Holding or a Wholly Owned Subsidiary or (ii) in a transfer, conveyance, lease, sale or other disposition of all the Capital Stock of such Restricted Subsidiary owned by the Company or another Restricted Subsidiary; provided, that in connection with any such transfer, conveyance, lease, sale or other disposition of Capital Stock Holding or any such Restricted Subsidiary complies with the covenant described under "--Repurchase at the Option of Holders
--Asset Sales"; provided, further that the foregoing shall not restrict (a) any Lien on Capital Stock of a Restricted Subsidiary that is not otherwise prohibited under the Indenture or (b) any transfer, sale or other disposition of Capital Stock pursuant to a foreclosure of any such Lien or similar exercise of remedies in respect thereof.

     Merger, Consolidation or Sale of Assets

     The Indenture will provide that Holding may not consolidate or merge with or into (whether or not Holding is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) Holding is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holding) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than Holding) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Holding under the Series B Debentures and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately prior to and immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Holding with or into a Wholly Owned Subsidiary of Holding, Holding or the entity or Person formed by or surviving any such consolidation or merger (if other than Holding), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock". For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Holding, which properties and assets, if held by Holding instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Holding on a consolidated basis, shall be deemed to be the transfer of all or substantially

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all of the properties and assets of Holding. The foregoing clause (iv) will not prohibit (a) a merger between Holding and a Wholly Owned Subsidiary of Holding or (b) a merger between Holding and an Affiliate incorporated solely for the purpose of reincorporating Holding in another State of United States so long as, in the case of each clause (a) and (b), the amount of Indebtedness of Holding and its Restricted Subsidiaries is not increased thereby.

     Transactions with Affiliates

     The Indenture will provide that Holding will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) the terms of such Affiliate Transaction are fair and reasonable to Holding or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by Holding or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties and (ii) Holding delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate
Transactions: (v) certain leases and other arrangements of the Company in effect on the Issue Date and specified in a Schedule to the Indenture, (w) any employment agreements, stock option or other compensation agreements or plans (and the payment of amounts or the issuance of securities thereunder) and other reasonable fees, compensation, benefits and indemnities paid or entered into by Holding or any of its Restricted Subsidiaries in the ordinary course of business of Holding or such Restricted Subsidiary to or with the officers, directors or employees of Holding or its Restricted Subsidiaries, (x) transactions between or among Holding and/or its Restricted Subsidiaries and (y) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" and (z) sales of Capital Stock (other than Disqualified Stock) of Holding, when such sales are exclusively for cash.

     Business Activities

     The Indenture will provide that Holding will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage to a substantial extent in any business activity other than Permitted Businesses.

     Reports

     The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Series B Debentures are outstanding, Holding will furnish to the Holders of Series B Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holding were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Holding and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Holding's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holding were required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, at any time after the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, Holding will file a copy of all such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times that the Commission does not accept the filings provided for in the preceding sentence, Holding has agreed that, for so long as any Series B Debentures remain outstanding, they will furnish to the Holders and to securities analysts and

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prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES

     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Series B Debentures; (ii) default in payment when due of the principal of or premium, if any, on the Series B Debentures; (iii) failure by Holding or any of its Restricted Subsidiaries for 30 days after notice by the Trustee or by the Holders of at least 25% in principal amount of Series B Debentures then outstanding to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Asset Sales," or "--Certain Covenants-- Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) failure by Holding or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by the Holders of at least 25% in principal amount of Series B Debentures then outstanding to comply with any of its other agreements in the Indenture or the Series B Debentures; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holding or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holding or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more in the case of clause (a) or (b); (vi) failure by Holding or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to Holding or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Series B Debentures may declare all the Series B Debentures to be due and payable immediately.

     Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holding, all outstanding Series B Debentures will become due and payable without further action or notice. Upon any acceleration of maturity of the Series B Debentures, all principal of and accrued interest and Liquidated Damages, if any, on (if on or after April 15, 2003) or Accreted Value of and Liquidated Damages, if any, on (if prior to April 15, 2003) the Series B Debentures shall be due and payable immediately. Holders of the Series B Debentures may not enforce the Indenture or the Series B Debentures except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Series B Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Series B Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the event of a declaration of acceleration of the Series B Debentures because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Series B Debentures shall be automatically annulled if the holders of any Indebtedness described in clause (v) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of Series B Debentures would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the Series B Debentures that became due solely because of the acceleration of the Series B Debentures, have been cured or waived.

     The Holders of a majority in aggregate principal amount of the Series B Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Series B Debentures waive any existing Default or

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Event of Default and its consequences under the Indenture except a continuing
Default or Event of Default in the payment of interest on, or the principal of, the Series B Debentures.

     Holding is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holding is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Holding, as such, shall have any liability for any obligations of Holding under the Series B Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Series B Debentures, by accepting a Series B Debenture, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series B Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Holding may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Series B Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Series B Debentures to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Series B Debentures when such payments are due from the trust referred to below, (ii) Holding's obligations with respect to the Series B Debentures concerning issuing temporary Series B Debentures, registration of Series B Debentures, mutilated, destroyed, lost or stolen Series B Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Holding's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holding may, at its option and at any time, elect to have the obligations of Holding released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Series B Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Series B Debentures.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holding must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Series B Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount at maturity of or Accreted Value (as applicable) of, premium, if any, and interest and Liquidated Damages on the outstanding Series B Debentures on the stated maturity or on the applicable redemption date, as the case may be, and Holding must specify whether the Series B Debentures are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, Holding shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holding has received from, or there has been published by, the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Series B Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Holding shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Series B Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of

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Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the financing of amounts to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holding or any of its Subsidiaries is a party or by which Holding or any of its Subsidiaries is bound; (vi) Holding shall have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusions shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Holding shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Holding with the intent of preferring the Holders of Series B Debentures over the other creditors of Holding with the intent of defeating, hindering, delaying or defrauding creditors of Holding or others; and (viii) Holding shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Series B Debentures in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Holding may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holding is not required to transfer or exchange any Series B Debentures selected for redemption. Also, Holding is not required to transfer or exchange any Series B Debentures for a period of 15 days before a selection of Series B Debentures to be redeemed.

     The registered Holder of a Series B Debenture will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Series B Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Series B Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Series B Debentures), and any existing default or compliance with any provision of the Indenture or the Series B Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Series B Debentures (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Series B Debentures).

     Without the consent of each Holder affected, an amendment or waiver may not with respect to any Series B Debentures held by a non-consenting Holder: (i) reduce the principal amount of Series B Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Series B Debentures or alter the provisions with respect to the redemption of the Series B Debentures (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders") or amend or modify the calculation of the Accreted Value so as to reduce the amount of the Accreted Value of the Series B Debentures, (iii) reduce the rate of or change the time for payment of interest on any Series B Debenture, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Series B Debentures (except a rescission of acceleration of the Series B Debentures by the Holders of at least a majority in aggregate principal amount at maturity of the Series B Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Series B Debenture payable in money other than that stated in the Series B Debentures, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Series B Debentures to receive payments of principal of or premium, if any, or interest on the Series B Debentures, (vii) waive a redemption payment with respect to any Series B

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Debenture (other than a payment required by one of the covenants described above under the caption " --Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Series B Debentures, Holding and the Trustee may amend or supplement the Indenture or the Series B Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Series B Debentures in addition to or in place of certificated Series B Debentures, to provide for the assumption of Holding's obligations to Holders of Series B Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Series B Debentures or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Holding, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the then outstanding Series B Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Series B Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

     The Series B Debentures may be issued in the form of one or more global securities (collectively, the "Global Series B Debenture"). The Global Series B Debenture will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, the Global Series B Debenture may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. Investors may hold their beneficial interests in the Global Series B Debenture directly through the DTC if they have an account with the DTC or indirectly through organizations which have accounts with the DTC.

     Depository Procedures

     DTC has advised Holding that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised Holding that pursuant to procedures established by it,
(i) upon deposit of the Global Series B Debentures, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions

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of the principal amount of the Global Series B Debentures and (ii) ownership of such interests in the Global Series B Debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Series B Debentures).

     Investors in the Global Series B Debenture may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Series B Debenture to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Series B Debenture to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Series B Debentures, see "--Exchange of Book-Entry Series B Debentures for Certificated Series B Debentures."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL SERIES B DEBENTURES WILL NOT HAVE SERIES B DEBENTURES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SERIES B DEBENTURES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on a Global Series B Debenture registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Holding and the Trustee will treat the persons in whose names the Series B Debentures, including the Global Series B Debentures, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither of Holding, the Initial Purchasers, the Trustee nor any agent of Holding, the Initial Purchasers or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Series B Debentures, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Series B Debentures, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised Holding that its current practice, upon receipt of any payment in respect of securities such as the Series B Debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the Series B Debentures will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or Holding. Neither Holding nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Series B Debentures, and Holding and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Series B Debentures for all purposes.

     Interests in the Global Series B Debentures will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised Holding that it will take any action permitted to be taken by a holder of Series B Debentures only at the direction of one or more Participants to whose account with DTC interests in the Global Series B Debentures are credited and only in respect of such portion of the aggregate principal amount of the Series

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B Debentures as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book Entry Series B Debentures for Certificated Series B Debentures" occurs, DTC reserves the right to exchange the Global Series B Debentures for legended
Series B Debentures in certificated form and to distribute such Series B Debentures to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that Holding believes to be reliable, but Holding takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Series B Debenture among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Holding, the Initial Purchasers or the Trustee nor any agent of Holding, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their respective operations.

     Exchange of Book-Entry Series B Debentures for Certificated Series B Debentures

     The Global Series B Debenture is exchangeable for definitive Series B Debentures in registered certificated form if (i) DTC (x) notifies Holding that it is unwilling or unable to continue as depository for the Global Series B Debenture and Holding thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Series B Act, (ii) Holding, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Series B Debentures in certificated form or (iii) there shall have occurred and be continuing a default or an Event of Default with respect to the Series B Debentures. In all cases, certificated Series B Debentures delivered in exchange for any beneficial interests in the Global Series B Debenture will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

     Concerning the Trustee

     United States Trust Company of New York is the Trustee under the Indenture.

     Governing Law

     The Indenture and the Series B Debentures will be governed by and construed in accordance with the laws of the State of New York.


ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Holding at 5673 Airport Road, Roanoke, Virginia 24012, Attention: Chief Financial Officer.


CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to April 15, 2003, with respect to any Series B Debenture, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such Series B Debenture at a rate of 12.875% per annum, compounded semi-annually on each April 15 and October 15 from April 15, 2003 to the date of issuance) of such Series B Debenture and (b) the portion of the excess of the principal amount of such Series B Debenture over such initial offering price

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which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 12.875% per annum of the initial offering price of such Series B Debenture, compounded semi-annually on each April 15 and October 15 from the date of issuance of the Series B Debentures through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or assumed in connection with the acquisition of any asset used or useful in a Permitted Business acquired by such specified Person; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, or such acquisition, as the case may be.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease (other than an operating lease), conveyance or other disposition of all or substantially all of the assets of Holding and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant), and (ii) the sale by Holding and the issue or sale by any of the Restricted Subsidiaries of Holding of Equity Interests of any of Holding's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or for net cash proceeds in excess of $1.0 million. Notwithstanding the foregoing, the term Asset Sale shall not include (i) a sale, conveyance or other disposition of assets or rights by Holding to a Wholly Owned Subsidiary of Holding or an entity that would become a Wholly Owned Subsidiary upon the consummation of such sale, conveyance or other disposition or by a Wholly Owned Subsidiary of Holding to Holding or to a Wholly Owned Subsidiary of Holding, (ii) an issuance of Equity Interests by a Restricted Subsidiary of Holding to Holding or to a Wholly Owned Subsidiary of Holding, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," (iv) the sale and leaseback of any assets within 270 days of the acquisition of such assets, (v) foreclosures on assets, (vi) the clearance of inventory, (vii) sales or dispositions of obsolete equipment or other assets in the ordinary course of business or (viii) the sale, conveyance or other disposition of accounts receivables and related assets customarily transferred in connection with a Qualified Receivables Transaction will not be deemed to be Asset Sales.

     "Capital Lease Obligation" means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) securities issued or unconditionally and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of

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

not more than one year from the date of acquisition, (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $250.0 million,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii), above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two of the highest ratings obtainable from either Moody's or S&P and in each case maturing within one year after the date of acquisition and (vi) investments in funds investing at least 90% of its assets in investments of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly, of 50% or more of the Voting Stock of Holding (measured by voting power rather than number of shares) or (B) any "person" (as defined above), other than the Principals and their Related Parties becomes the "beneficial owner" (as defined above) of more than 331/3% of the Voting Stock of Holding (measured by voting power rather than number of shares) and the Principals and their Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of Holding than such other "person", (ii) the first day on which a majority of the members of the Board of Directors of Holding are not Continuing Directors or (iii) Holding consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holding, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holding is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Holding outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and
(B) the "beneficial owners" (as defined above) of the Voting Stock of Holding immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income of such Person and its Restricted Subsidiaries), plus
(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of prepaid cash charge that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries, in each case, to the extent that such interest expense was deducted in computing such Consolidated Net Income, plus
(vi) (a) fees and expenses incurred in connection with the Recapitalization and deducted in the calculation of Consolidated Net Income and (b) bonuses paid to management and other employees of Holding and its subsidiaries in connection with, and substantially concurrently with, the Recapitalization in an amount not to exceed in the aggregate $11.5 million, minus (vii) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, except to the extent actually distributed to Holding or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holding who (i) was a member of such Board of Directors on the date of the Indenture immediately after consummation of the Recapitalization or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were either members of such Board at the time of such nomination or election or are successor Continuing Directors appointed by such Continuing Directors (or their successors).

     "Credit Facilities" means, with respect to Holding and its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (other than a Qualified Receivables Transaction) or letters of credit and related security and collateral agreements, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder; provided that such increase in borrowings is permitted under the covenant described under "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or adding Restricted Subsidiaries of Holding as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Series B Debentures mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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     "Equity Offering" means an offering of Equity Interests (other than
Disqualified Stock) of Holding pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, other than an offering pursuant to Form S-8 (or any successor thereto).

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Recapitalization be included in Fixed Charges and (iii) any interest expense on Indebtedness of another Person to the extent such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not treated as interest for tax purposes for such period and (2) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock of Holding), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that Holding or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Holding or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow and Fixed Charges for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma expense and cost reductions attributable to such acquisitions (as determined in good faith by a responsible financial or accounting officer of Holding and approved by Holding's Board of Directors), and (ii) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and Consolidated Cash Flow shall reflect any pro forma expense or cost reductions relating to such discontinuance or disposition (as determined in good faith by a responsible financial or accounting officer of Holding and approved by Holding's Board of Directors), and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture provided, however, that all reports and other financial information provided by Holding to the Holders, the Trustee and/or the Commission shall be prepared in accordance with generally accepted accounting principles, as in effect at the date of such report or such other financial information; provided, further, however, that if there are any differences between such principles and GAAP Holding shall provide a written explanation thereof.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

     "Indebtedness" means, with respect to any Person, any Obligation of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person to the extent such Indebtedness is so Guaranteed. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holding or any Restricted Subsidiary of Holding sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holding such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holding, Holding shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

     "Issue Date" means the date on which Series B Debentures are first issued and authenticated under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Management Note" means any promissory Note given by an employee of Holding or any Affiliate thereof as part of the purchase price for Equity Interests in Holding or in Holding.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

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     "Net Proceeds" means the aggregate cash proceeds received by Holding or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither Holding nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holding or any of its Restricted Subsidiaries, including the stock of any Unrestricted Subsidiary.

     "Obligations" means, with respect to any Indebtedness, any principal of, premium, if any, and interest on such Indebtedness and all other amounts, including without limitation penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, evidencing or securing any Indebtedness.

     "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment with the Series B Debentures.

     "Permitted Asset Swap" means any transfer of properties or assets by Holding or any of its Restricted Subsidiaries in which 80% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in the business of such transferor; provided, that (i) the aggregate fair market value (as determined in good faith by the Board of Directors of Holding) of the property or assets (including cash) being transferred by Holding or such Restricted Subsidiary, as the case may be, is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of Holding) of the property or assets (including cash) received by Holding or such Restricted Subsidiary, as the case may be, in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Board of Directors of Holding) of all property or assets transferred by Holding and any of its Restricted Subsidiaries in connection with exchanges in any period of twelve consecutive months shall not exceed $20 million.

     "Permitted Business" means the business conducted (or proposed to be conducted, including activities referred to as being contemplated by Holding, as described or referred to in this Offering Memorandum) by Holding and the Restricted Subsidiaries as of the Issue Date and any and all business that in the good faith judgment of the Board of Directors of Holding are reasonably related businesses, including reasonably related extensions or expansions thereof.

     "Permitted Investments" means (a) any Investment in Holding or in a Restricted Subsidiary of Holding; (b) any Investment in Cash and Cash Equivalents; (c) any Investment by Holding or any Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of Holding or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holding or a Restricted Subsidiary of Holding; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or any transaction not constituting an Asset Sale by reason of the $1.0 million threshold contained in the definition thereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holding; (f) Hedging Obligations entered into in the ordinary course of Holding's or its Restricted Subsidiaries' Businesses and otherwise in compliance with the Indenture; (g) loans and advances to employees and officers of Holding and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1 million at any one time outstanding; (h) Management Notes in an aggregate amount not to exceed $3 million at any one time outstanding; (i) Investments received in settlement of obligations or pursuant to any plan

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


of reorganization or similar arrangement upon the bankruptcy or insolvency of customers or other third parties; and (j) additional Investments not to exceed $15.0 million at any one time outstanding.

     "Permitted Liens" means:

     (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

     (ii) Liens on assets of Restricted Subsidiaries securing Indebtedness of Restricted Subsidiaries permitted to be incurred under the Indenture;

     (iii) Liens securing the Series B Debentures;

     (iv) Liens in favor of Holding or a Wholly Owned Restricted Subsidiary on assets of any Restricted Subsidiary of Holding;

     (v) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture, provided, however, that such Liens (A) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any property or assets of Holding or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

     (vi) Liens for taxes, assessments or governmental charges or claims either
(A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which Holding or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

     (vii) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

     (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, indemnity, surety, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (ix) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgement shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (x) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holding or any of its Restricted Subsidiaries;

     (xi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

     (xii) Liens securing Capital Lease Obligations and Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that (A) the Indebtedness shall not exceed the cost (including installation and delivery charges and related sales taxes) of such property or assets being acquired, remodeled or constructed and shall not be secured by any property or assets of Holding or any Restricted Subsidiary of Holding other than the property or assets of Holding

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


or any Restricted Subsidiary of Holding other than the property and assets being acquired, remodeled or constructed and (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or the competition of such construction or remodeling;

     (xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (xiv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (xv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Holding or any of its Restricted Subsidiaries, including rights of offset and set-off;

     (xvi) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

     (xvii) Liens securing Acquired Debt incurred in accordance with the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by Holding or a Restricted Subsidiary of Holding and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by Holding or a Restricted Subsidiary of Holding and (B) such Liens do not extend to or cover any property or assets of Holding or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of Holding or a Restricted Subsidiary of Holding and are not more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by Holding or a Restricted Subsidiary of Holding;

     (xviii) leases or subleases granted to others not interfering in any material respect with the business of Holding or its Restricted Subsidiaries;

     (xix) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Holding or any Restricted Subsidiary in the ordinary course of business;

     (xx) Liens arising from filing Uniform Commercial Code financing statements as a precautionary matter with respect to leases; and

     (xxi) Liens on accounts receivable and any asset related thereto in connection with a Qualified Receivables Transaction.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Holding or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, prepay, retire, renew, replace, defease or refund Indebtedness of Holding or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded;
(iii) if the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded is subordinated in right of payment to the Series B Debentures, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Series B Debentures on terms at least as favorable to the Holders of Series B Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by

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

Holding or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Principals" means Freeman Spogli & Co. Incorporated.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Holding or any Restricted Subsidiary pursuant to which Holding or any Restricted Subsidiary may sell, convey or otherwise transfer to any Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holding or any Restricted Subsidiary and any asset related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

     "Related Party" with respect to any Principal means (A) any controlling stockholder or a majority (or more) owned Subsidiary of such Principal or, in the case of an individual, any spouse or immediate family member of such Principal, or (B) any fund, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest that consists of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of Holding other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (including any scheduled sinking fund payment), and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Tax Sharing Agreement" means, the tax sharing agreement among Holding, the Company, and any one or more of Holding's subsidiaries, as amended from time to time, so long as the method of calculating the amount of Holding's (or any Restricted Subsidiary's) payments, if any, to be made thereunder is not less favorable to Holding than as provided in such agreement as in effect on the Issue Date, as determined in good faith by the Board of Directors of Holding.

     "Unrestricted Subsidiary" means any Subsidiary of Holding that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holding or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holding or such Restricted Subsidiary than those that might

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


be obtained at the time from Persons who are not Affiliates of Holding; (c) is a Person with respect to which neither Holding nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holding or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with a Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted under the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holding as of such date. The Board of Directors of Holding may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of Holding of any outstanding Indebtedness or outstanding issue of preferred stock of such Unrestricted Subsidiary and such designation shall only be permitted if
(i) such Indebtedness and preferred stock is permitted under the Indenture, and
(ii) no Default or Event of Default would exist following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax consequences expected to result to Holders who exchange Series A Debentures for Series B Debentures in the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Registration Statement may affect the tax consequences described herein and such changes may be applied retroactively in a manner that could adversely affect holders of the Series B Debentures. This summary discusses only Series B Debentures held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations, subsequent purchasers, foreign persons (except as otherwise provided below), holders who hold the Series B Debentures as part of straddle or a hedging or conversion transaction, persons that have a functional currency other than the U.S. dollar and investors in pass-through entities. Holders of the Series A Debentures exchanged for Series B Debentures should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Series B Debenture that for United States federal income tax purposes is (i) a citizen or resident of the United States (as defined in Section 7701(b)(1)), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) a person whose worldwide income and gain is subject to U.S. federal income tax on a net basis. The term also includes certain former citizens or residents of the United States. A "Non-U.S. Holder" is a holder who is not a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

 Exchange Offer

     The exchange of the Series A Debentures for the Series B Debentures pursuant to the Exchange Offer will not constitute a taxable exchange. As a result, (i) a U.S. Holder will not recognize taxable gain or loss as a result of exchanging the Series A Debentures for the Series B Debentures pursuant to the Exchange Offer, (ii) the holding period of the Series B Debentures will include the holding period of the Series A Debentures exchanged therefor and (iii) the adjusted tax basis of the Series B Debentures will be the same as the adjusted tax basis of the Series A Debentures exchanged therefor immediately before the exchange.

 Stated Interest

     Interest on Series B Debentures should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

 Original Issue Discount

     For purposes of the following discussion, it is assumed that the Series B Debentures will constitute debt for federal income tax purposes. The Series A Debentures were issued with original issue discount for federal income tax purposes. Accordingly, each original purchaser of Series A Debentures who exchanges Series A Debentures for Series B Debentures pursuant to the Exchange Offer will be taxable on "original issue discount," if any, in accordance with such holder's method of accounting used for the Series A Debentures exchanged therefor. For this purpose, each initial purchaser of Series A Debentures generally was required to include original issue discount with respect to the Series A Debentures in income as it accrues under a constant yield method in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer).

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

  The amount of original issue discount with respect to a Series A Debenture will be the excess of the stated redemption price at maturity of such Series A Debenture over its issue price. The stated redemption price at maturity will include all cash payments required to be made on the Series A Debentures, whether denominated as principal or interest.

     Holdings will report annually to the Internal Revenue Service ("IRS") and to record holders of the Series B Debentures information with respect to original issue discount accruing during the calendar year.

     Each U.S. Holder of a Series B Debenture will be required to include in gross income an amount equal to the sum of the daily portions of original issue discount for each day during a taxable year in which the Series B Debenture is held without regard to when the cash or other payments attributable to such income are received. The daily portions of original issue discount will be determined by allocating the pro rata portion of the original issue discount that is allocable to the accrual period to each day in an accrual period. The amount of original issue discount that is allocable to an accrual period is generally equal to the product of the adjusted issue price of the Series B Debentures at the beginning of the accrual period (the issue price of the Series B Debentures determined with reference to the issue price of the Series A Debentures, generally increased by all prior accruals of original issue discount and reduced by any cash payments on the Series B Debentures) and the yield-to-maturity of the Series B Debentures (the discount rate, which, when applied to all payments under the Series B Debentures, results in a present value equal to the issue price of the Series B Debentures). In the case of the final accrual period, the allocable original issue discount is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period. Each payment made under a Series B Debenture will be treated first as a payment of any accrued original issue discount that has not been allocated to prior payments and second as a payment of principal (which is not includable in income).

     Holdings does not intend to treat the possibility of an optional redemption or repurchase of the Series B Debentures as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of a Series B Debenture. Holders may wish to consider that United States Treasury Regulations regarding the treatment of certain contingencies were recently issued and may wish to consult their tax advisers in this regard.

     The Series A Debentures will be "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, if the yield to maturity of such Debentures exceeds the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points and the Debentures are issued with significant original issue discount. If the Series A Debentures are AHYDOS, Holding will not be entitled to deduct original issue discount that accrues with respect to the Series A Debentures and the Series B Debentures exchanged therefor until amounts attributable to such original issue discount are paid. In addition, if the yield to maturity of the Series A Debentures and the Series B Debentures exchanged therefor exceeds the sum of the relevant AFR plus six percentage points (such excess being defined as the "Excess Yield"), Holding's deduction for the "disqualified portion" of the original issue discount accruing on the Series A Debentures and the Series B Debentures exchanged therefor will be disallowed. In general, the "disqualified portion" of the original issue discount for any accrual period will be equal to the product of (i) the Excess Yield divided by the yield to maturity on the Series A Debentures and Series B Debentures exchanged therefor, and (ii) the original issue discount for the accrual period.

     Subject to otherwise applicable limitations, U.S. Holders that are U.S. corporations will be entitled to a dividends received deduction (generally at a 70% rate) with respect to any disqualified portion of the accrued original issue discount to the extent that Holding has sufficient current or accumulated earnings and profits. If the disqualified portion exceeds Holding's current and accumulated earnings and profits, the excess will continue to be taxed as ordinary original issue discount income in accordance with the OID rules described above.

Bond Discount

     U.S. Holders who exchange Series A Debentures for Series B Debentures pursuant to the Exchange Offer will be taxable on "market discount," if any, in accordance with such holder's treatment of "market

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discount" in connection with the Series A Debentures exchanged therefor. For this purpose, "market discount" is the excess, if any, of the stated redemption price at maturity over the purchase price of the Series A Debentures, subject to a statutory de minimis exception.

Bond Premium

     U.S. Holders who exchange Series A Debentures for Series B Debentures pursuant to the Exchange Offer will amortize "bond premium," if any, in accordance with such holder's treatment of "bond premium" in connection with the Series A Debentures exchanged therefor. For this purpose, "bond premium" is the excess of the adjusted tax basis of the Series A Debentures immediately after the purchase over the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest).

 Sale, Exchange or Redemption of the Series B Debentures

     Generally, any sale, redemption or other taxable disposition of a Series B Debenture by a U.S. Holder will result in taxable capital gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of other property received with respect to such taxable sale, redemption or other distribution and (ii) the U.S. Holder's adjusted tax basis in the Series B Debenture. A U.S. Holder's adjusted tax basis in a Series B Debenture will equal the issue price of the Series B Debenture, increased by any accrued original issue discount includable in such U.S. Holder's gross income and decreased by any cash payments received by such U.S. Holder with respect to the Series B Debenture regardless of whether such payments are denominated as principal or interest.

 Backup Withholding and Information Reporting

     Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments received with respect to, and the proceeds of a disposition of, a Series B Debenture. Backup withholding will apply only if the U.S. Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, in the case of an individual, would be his or her Social Security number,
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     Subject to the discussion of backup withholding below, payments of interest (including original issue discount) on the Series B Debentures to, or on behalf of, a Non-U.S. Holder will not generally be subject to U.S. federal income or withholding taxes, provided that the Non-U.S. Holder meets certain eligibility requirements and provides an appropriate certification of non-U.S. status, unless such interest is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, as discussed below. If these conditions are not met, a 30% withholding tax will apply to interest income paid on the Series B Debentures, unless an income tax treaty reduces or eliminates such tax.

     Any capital gain realized on the sale, exchange, redemption or other disposition of a Series B Debenture by a Non-U.S. Holder will not be subject to United States federal income or withholding taxes unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, or other disposition and certain other conditions are met.

     If interest with respect to the Series B Debentures or capital gain on the sale, exchange or other disposition of the Series B Debentures is "effectively connected" with the conduct of a trade or business in the United States by the Non-U.S. Holder, such income will be subject to United States federal income tax at the same rate that applies for United States Holders and may also be subject to a U.S. "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     Payments of principal and interest in respect of Series B Debentures and proceeds from the sale or other disposition of a Series B Debenture received by a Non-U.S. Holder will be subject to a backup withholding of 31% and to information reporting requirements unless, in general, the Non-U.S. Holder furnishes satisfactory documentary evidence of its non-U.S. status to Holding or otherwise establishes an exemption from such tax reporting requirements under applicable provisions of the Code.

     Exemption from U.S. tax for certain Non-U.S. Holders (Form W-8). Non-U.S. Holders that are beneficial owners (other than a beneficial owner that owns actually or constructively 10% or more of the total combined voting power of all classes of stock of Holding entitled to vote or a controlled foreign corporation that is related to Holding through stock ownership) can obtain a complete exemption from withholding tax on interest income by furnishing a properly completed Form W-8 (Certificate of Foreign Status) to Holding prior to receipt of payment, and by periodically updating such form at the request of Holding.

     Exemption for Non-U.S. Holders with effectively connected income (Form
4224). A Non-U.S. Holder, including a non-U.S. corporation or bank with a U.S. branch, that is a beneficial owner and for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by furnishing a properly completed Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) to Holding prior to receipt of payment, and by periodically updating such form at the request of Holding.

     Exemption or reduced rate for Non-U.S. Holders resident in treaty countries (Form 1001). Non-U.S. Holders that are beneficial owners that are entitled to the benefits of an income tax treaty with the United States can obtain an exemption or reduced tax rate on interest income (depending on the treaty terms) by filing a properly completed Form 1001 (Ownership, Exemption or Reduced Rate Certificate) to Holding prior to receipt of payment, and by periodically updating such form at the request of Holding. If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the Non-U.S. Holder alternatively furnishes Form W-8 as discussed above. Form 1001 may be filed by the beneficial owner or the beneficial owner's agent.

     The Treasury Department recently issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations will generally be effective for payments made after December 31, 1999 subject to certain transition rules.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series B Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Debentures received in exchange for Series A Debentures where such Series A Debentures were acquired as a result of market-making activities or other trading activities. A broker-dealer who acquired Series A Debentures directly from Holding may not participate in the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Series A Debentures, unless such sale or transfer is made pursuant to an exemption from such requirements. Holding has agreed that for a period of 180 days after the Expiration Date or such shorter period as will terminate when all Series B Debentures covered by the registration statement of which this Prospectus is a part have been sold pursuant thereto, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with any such resale.  In addition, until           , 1998,
all dealers effecting transactions in the Series B Debentures may be required to deliver a prospectus.

     Holding will not receive any proceeds from any sale of Series B Debentures by broker-dealers. Series B Debentures received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Series B Debentures. Any broker-dealer that resells Series B Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Series B Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, Holding will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Holding has agreed to pay the expenses incident to the Exchange Offer and to Holding's performance of, or compliance with, the Exchange Offer Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the Holders of the Series B Debentures against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Initial Purchasers have also acted as initial purchasers in the offering by Holding of the Debentures. DLJ is an affiliate of DLJ Capital Funding, Inc. which is a syndication agent and a lender to Holding under the New Credit Facility. DLJ performs various investment banking services from time to time for FS&Co. and its affiliates, and an affiliate of DLJ is an investor in an investment fund organized by FS&Co. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank which is the administrative agent and a lender to Holding under the New Credit Facility. Chase Securities Inc., The Chase Manhattan Bank and their affiliates perform various investment banking and commercial banking services from time to time for FS&Co. and its affiliates, and an affiliate of Chase

Securities Inc. is a limited partner of certain investment funds organized by FS&Co. See "Description of Other Indebtedness--The New Credit Facility."

                                    EXPERTS

     The consolidated financial statements of Holding as of January 3, 1998 and for the three years then ended, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Western Auto as of January 3, 1998 and December 28, 1996 and for each of the three years in the period ended January 3, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Series B Debentures offered hereby will be passed upon for Holding by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are limited partners in partnerships which are limited partners of an FS&Co. investment fund that own a majority of Holding's equity interests.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                 PAGE
                                                                                                 ----
ADVANCE HOLDING CORPORATION AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS:

AUDITED FINANCIAL STATEMENTS:

Report of Independent Public Accountants...................................................       F-2

Consolidated Balance Sheets - January 3, 1998, and December 28, 1996.......................       F-3

Consolidated Statements of Income For the Years Ended January 3, 1998, December 28, 1996,
 and December 30, 1995.....................................................................       F-4

Consolidated Statements of Changes in Stockholders' Equity For the Years Ended January 3,
 1998, December 28, 1996, and December 30, 1995............................................       F-5

Consolidated Statements of Cash Flows For the Years Ended January 3, 1998, December 28,
 1996, and December 30, 1995...............................................................       F-6

Notes to Consolidated Financial Statements January 3, 1998, December 28, 1996, and
 December 30, 1995.........................................................................       F-7

UNAUDITED FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets - July 18, 1998, and January 3, 1998.................       F-22

Condensed Consolidated Statements of Income for the Twelve and Twenty-Eight
 Week Periods Ended July 18, 1998, and July 12, 1997.......................................       F-23

Condensed Consolidated Statements of Cash Flows for the Twenty-Eight Week
 Periods Ended July 18, 1998, and July 12, 1997............................................       F-24

Notes to Unaudited Condensed Consolidated Financial Statements for the Twelve and
 Twenty-Eight Week Periods Ended July 18, 1998 and July 12, 1997...........................       F-25

WESTERN AUTO SUPPLY COMPANY (A WHOLLY OWNED SUBSIDIARY OF SEARS, ROEBUCK AND CO.) AND
  SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS:

AUDITED FINANCIAL STATEMENTS:

Independent Auditors' Report...................................................................  F-37

Consolidated Balance Sheets - January 3 1998 and December 28, 1996.............................  F-38

Consolidated Statements of Operations for the Years (53/52 weeks) Ended January 3, 1998,
  December 28, 1996, and December 30, 1995.....................................................  F-39

Consolidated Statements of Stockholders' Equity For the Years (53/52 weeks) Ended January 3,
  1998, December 28, 1996, and December 30, 1995........................,......................  F-40

Consolidated Statements of Cash Flows For the Years (53/52 weeks) Ended January 3, 1998,
  December 28, 1996, and December 30, 1995.....................................................  F-41

Notes to Consolidated Financial Statements for the Years (53/52 weeks) Ended  January 3, 1998,
  December 28, 1996, and December 30, 1995.....................................................  F-42

UNAUDITED FINANCIAL STATEMENTS:

Consolidated Balance Sheets - July 4, 1998 and January 3, 1998.................................  F-55

Consolidated Statements of Operations for the 3 and 6 Month Periods Ended July 4, 1998 and
  June 28, 1997................................................................................  F-56

Consolidated Statements of Cash Flows for the 6 Month Periods Ended July 4, 1998 and
  June 28, 1997................................................................................  F-57

Notes to Consolidated Financial Statements (unaudited) for the 3 and 6 Month Periods Ended
  July 4, 1998 and June 28, 1997...............................................................  F-58

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Advance Holding Corporation:

We have audited the accompanying consolidated balance sheets of Advance Holding Corporation (a Virginia company) and subsidiaries (the Company), as of January 3, 1998, and December 28, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three fiscal years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Holding Corporation and subsidiaries as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Greensboro, North Carolina,
 January 30, 1998 (except with respect to the matters discussed in Note 13, as to which the date is March 18, 1998 and in Note 14, as to which the date is August 17, 1998).

                 ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS -- JANUARY 3, 1998, AND DECEMBER 28, 1996


                                                                                    JANUARY 3,                DECEMBER 28,
                               ASSETS                                                 1998                       1996
                               ------                                               ----------                ------------
                                                                                 (dollars in thousands, except per share data)

CURRENT ASSETS:
   Cash and cash equivalents                                                         $ 15,463                   $ 14,833
   Marketable securities                                                                2,025                      1,833
   Receivables, primarily from vendors                                                 19,108                     14,394
   Trade Receivables                                                                    3,359                          -
   Inventories                                                                        280,267                    252,544
   Prepaid expenses and other current assets                                            2,895                      1,950
   Refundable income taxes                                                              1,765                          -
                                                                                     --------                   --------
                Total current assets                                                  324,882                    285,554
PROPERTY AND EQUIPMENT, net                                                           134,896                    108,452
OTHER ASSETS                                                                            2,054                        389
                                                                                     --------                   --------
                                                                                     $461,832                   $394,395
                                                                                     ========                   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------

CURRENT LIABILITIES:
   Bank overdrafts                                                                   $  6,970                   $ 14,158
   Borrowings secured by trade receivables                                              3,359                          -
   Notes payable and current portion of long-term debt                                  3,959                      5,303
   Current portion of deferred revenue                                                  1,530                      1,602
   Accounts payable                                                                   157,096                    130,024
   Accrued expenses                                                                    27,718                     21,248
   Deferred income taxes                                                                3,110                      3,139
                                                                                     --------                   --------
                Total current liabilities                                             203,742                    175,474
                                                                                     --------                   --------
LONG-TERM DEBT                                                                        100,167                     86,400
                                                                                     --------                   --------
DEFERRED REVENUE                                                                          693                        426
                                                                                     --------                   --------
DEFERRED INCOME TAXES                                                                  12,839                      9,316
                                                                                     --------                   --------
OTHER LONG-TERM LIABILITIES                                                               843                        456
                                                                                     --------                   --------
COMMITMENTS AND CONTINGENCIES (Notes 4, 8, 9, 10 and 11)
STOCKHOLDERS' EQUITY:
   8% noncumulative, nonvoting preferred stock, $10 par value, redeemable by the Company at par; liquidation value at par; 100,000 shares
      authorized; 77,300 shares issued and outstanding                                    773                        773
   Common stock, Class A, voting, $.01 par value; 62,500,000 shares authorized;
      2,412,500 shares issued and outstanding                                              19                         19
   Common stock, Class B, nonvoting, $.01 par value; 437,500,000 shares
      authorized; 21,875,000 shares issued and outstanding                                175                        175
   Retained earnings                                                                  142,581                    121,356
                                                                                     --------                   --------
                Total stockholders' equity                                            143,548                    122,323
                                                                                     --------                   --------
                                                                                     $461,832                   $394,395
                                                                                     ========                   ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEARS ENDED JANUARY 3, 1998,
                    DECEMBER 28, 1996, AND DECEMBER 30, 1995




                                                                         1997            1996            1995
                                                                      ----------      ----------      -----------
                                                                       (53 weeks)      (52 weeks)      (52 weeks)
                                                                               (dollars in thousands)
NET SALES                                                               $848,108        $705,983        $602,559
COST OF SALES, including purchasing and warehousing costs                524,586         437,615         369,962
                                                                        --------        --------        --------
         Gross profit                                                    323,522         268,368         232,597
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                             281,095         228,226         196,289
                                                                        --------        --------        --------
         Operating income                                                 42,427          40,142          36,308
                                                                        --------        --------        --------
OTHER INCOME (EXPENSE):
 Interest expense                                                         (6,086)         (4,891)         (5,028)
 Interest income                                                             463             638             818
 Losses on sales of property and equipment, net                             (362)            (97)         (1,905)
 Other, net                                                                 (422)           (354)            (68)
                                                                        --------        --------        --------
         Total other income (expense), net                                (6,407)         (4,704)         (6,183)
                                                                        --------        --------        --------
INCOME BEFORE PROVISION FOR INCOME TAXES                                  36,020          35,438          30,125
PROVISION FOR INCOME TAXES                                                14,733          14,174          12,122
                                                                        --------        --------        --------
NET INCOME                                                              $ 21,287        $ 21,264        $ 18,003
                                                                        ========        ========        ========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 FOR THE YEARS ENDED JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995






                                                                         COMMON      COMMON                   TOTAL
                                                         PREFERRED       STOCK       STOCK      RETAINED   STOCKHOLDERS'
                                                           STOCK         CLASS A     CLASS B    EARNINGS      EQUITY
                                                        -----------     ---------   ---------  ----------  -------------
                                                                         (dollars in thousands)
BALANCE, December 31, 1994                                  $773            $19       $175       $ 82,213    $ 83,180
  Net income                                                   -              -          -         18,003      18,003
  Preferred dividend, $0.80 per share                          -              -          -            (62)        (62)
                                                            ----           ----       ----       --------    --------
BALANCE, December 30, 1995                                   773             19        175        100,154     101,121
  Net income                                                   -              -          -         21,264      21,264
  Preferred dividend, $0.80 per share                          -              -          -            (62)        (62)
                                                            ----           ----       ----       --------    --------
BALANCE, December 28, 1996                                   773             19        175        121,356     122,323
  Net income                                                   -              -          -         21,287      21,287
  Preferred dividend, $0.80 per share                          -              -          -            (62)        (62)
                                                            ----           ----       ----       --------    --------
BALANCE, January 3, 1998                                    $773            $19       $175       $142,581    $143,548
                                                            ====           ====       ====       ========    ========

 The accompanying notes to consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE YEARS ENDED JANUARY 3, 1998,
                    DECEMBER 28, 1996, AND DECEMBER 30, 1995

                                                                                 1997             1996             1995
                                                                               --------         --------         --------
                                                                              (53 weeks)       (52 weeks)       (52 weeks)
                                                                                      (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                    $ 21,287         $ 21,264         $ 18,003
 Adjustments to reconcile net income to net cash provided by operating activities-
     Depreciation and amortization                                               21,801           17,499           14,799
     Losses on sales of property and equipment                                      362               97            1,905
     Provision for deferred income taxes                                          4,216            5,234            1,981
     Net periodic postretirement benefit expense, net of payments made              387              245              211
     Purchases of marketable securities                                            (192)             (84)            (289)
     Net (increase) decrease in:
       Receivables, primarily from vendors                                       (4,714)          (5,623)          (2,519)
       Trade receivables                                                         (3,359)               -                -
       Inventories                                                              (27,723)         (72,645)         (24,670)
       Prepaid expenses and other assets                                           (837)             515           (1,177)
       Refundable income taxes                                                   (1,765)               -            1,057
     Net increase in:
       Accounts payable                                                          27,072           58,589            9,577
       Accrued expenses                                                           5,748            2,843            3,961
                                                                               --------         --------         --------
         Net cash provided by operating activities                               42,283           27,934           22,839
                                                                               --------         --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                            (48,864)         (44,264)         (42,939)
 Proceeds from sales of property and equipment                                      257              143            3,084
                                                                               --------         --------         --------
         Net cash used in investing activities                                  (48,607)         (44,121)         (39,855)
                                                                               --------         --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase (decrease) in bank overdrafts                                          (7,188)             634            4,356
 Net borrowings under notes payable                                                   6              226            1,395
 Proceeds from issuance of long-term debt                                        65,000           62,200           26,000
 Principal payments on long-term debt                                           (52,583)         (50,450)          (7,000)
 Net borrowings secured by trade receivables                                      3,359                -                -
 Restricted escrow funds                                                         (1,773)               -                -
 Increase (decrease) in deferred revenue                                            195           (1,416)          (1,046)
 Preferred dividends paid                                                           (62)             (62)             (62)
                                                                               --------         --------         --------
         Net cash provided by financing activities                                6,954           11,132           23,643
                                                                               --------         --------         --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                630           (5,055)           6,627
CASH AND CASH EQUIVALENTS, beginning of year                                     14,833           19,888           13,261
                                                                               --------         --------         --------
CASH AND CASH EQUIVALENTS, end of year                                         $ 15,463         $ 14,833         $ 19,888
                                                                               ========         ========         ========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid                                                                 $  5,867         $  5,026         $  5,029
 Income taxes paid, net of refunds received                                      13,302            7,771            8,813
                                                                               ========         ========         ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

1.  DESCRIPTION OF BUSINESS:

Advance Holding Corporation and subsidiaries (the Company) is a retailer of automotive replacement parts, accessories and maintenance items, with 814, 649 and 536 stores as of January 3, 1998, December 28, 1996, and December 30, 1995, respectively. The stores are located throughout Virginia, North Carolina, South Carolina, Tennessee, West Virginia, Kentucky, Alabama, Georgia, Ohio, Pennsylvania, Maryland, Michigan, Arkansas and Indiana.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ACCOUNTING PERIOD

The Company's fiscal year ends on the Saturday nearest the end of the month of December. The consolidated financial statements reflect the results of operations for the 53-week period ended January 3, 1998 (fiscal 1997) and the 52-week periods ended December 28, 1996 (fiscal 1996) and December 30, 1995 (fiscal 1995).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash in banks and highly liquid debt instruments, including municipal bonds with investor put options at par or original maturities of three months or less.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

MARKETABLE SECURITIES

Marketable securities have been categorized as trading securities and, as a result, are stated at fair value as current assets in the accompanying consolidated balance sheets. Unrealized holding gains and losses are recorded as other income or expense due to the short-term nature of the investments.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for approximately 89% of inventories at January 3, 1998, and December 28, 1996, and the first-in, first-out (FIFO) method for remaining inventories. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory at January 3, 1998, and December 28, 1996, were $16,608 and $14,217, respectively. Inventories consist of the following:

                                                     JANUARY 3,          DECEMBER 28,
                                                       1998                 1996
                                                     --------             --------
Replacement cost                                     $280,267             $252,544
Reserve to state inventories at LIFO                    2,274                   56
                                                     --------             --------
Inventories at LIFO                                   282,541              252,600
Other reserves                                         (2,274)                 (56)
                                                     --------             --------
                                                     $280,267             $252,544
                                                     ========             ========

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged directly to expense when incurred; major improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts, with any gain or loss reflected in the consolidated statements of income.

Depreciation of land improvements, buildings, furniture, fixtures and equipment, and vehicles is provided over the estimated useful lives, which range from 2 to 40 years, of the respective assets using the straight-line method. Amortization of leasehold improvements is provided over the shorter of the estimated useful lives of the respective assets or the term of the lease using the straight-line method.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 1996, the Company adopted the provisions of SFAS No. 121, the effect of which was not material to the accompanying consolidated financial statements.

ALLOWANCES

The Company receives rebates, discounts, cooperative advertising and other incentives from vendors that are recorded as a reduction of cost of sales or selling, general and administrative expenses when earned. Amounts collected but not yet earned are reflected as deferred revenue in the accompanying consolidated balance sheets. Management's estimate of the portion of deferred revenue that will be earned within one year of the balance sheet date has been reflected as a current liability in the accompanying consolidated balance sheets.

ACCRUAL FOR CLOSED STORES

The Company recognizes a provision for future obligations at the time a decision is made to close a store. The provision for closed stores includes the present value of the remaining lease payments, reduced by the present value of estimated revenues from subleases, and management's estimate of future insurance, property tax and common area maintenance costs that are required under the terms of the lease.

POSTRETIREMENT BENEFITS

The Company provides certain health care and life insurance benefits for eligible retired employees. Employees retiring from the Company with 20 consecutive years of service after age 40 are eligible for these benefits, subject to deductibles, copayment provisions and other limitations.

The estimated cost of retiree health and life insurance benefits is recognized over the years that the employees render service as required by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The initial accumulated liability, measured as of January 1, 1995, the date the Company adopted SFAS No. 106, is being recognized over a 20-year amortization period.

PREOPENING EXPENSES

Preopening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expense was approximately $23,274, $21,694 and $17,078 in fiscal 1997, 1996 and 1995, respectively.

WARRANTY COSTS

Warranty costs associated with certain products sold with warranty protection are estimated based on the Company's historical experience and recorded in the period the product is sold. The Company's vendors are primarily responsible for warranty claims on vendor products.

INCOME TAXES

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The provision for income taxes includes the income tax payable for the period and the net change during the period in deferred tax assets and liabilities.

REVENUE RECOGNITION

The Company recognizes revenue at the point of sale to the retail customer. The majority of sales are made for cash; however, during 1996, the Company began to extend credit through a third-party provider of private label credit cards. Receivables under the private label credit card program are transferred to the third-party provider generally without recourse. The Company provides for an allowance for doubtful accounts on receivables sold on a recourse basis based upon factors related to credit risk of specific customers, historical trends and other information. In fiscal 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides that this arrangement be accounted for as a secured borrowing. Receivables under the private label credit card and the related payable to the third-party provider were $3,359 at January 3, 1998.

FINANCIAL INSTRUMENTS

The Company has certain financial instruments which include cash and cash equivalents, marketable securities, receivables, accounts payable, bank overdrafts and notes payable and long-term debt. The carrying amounts of these financial instruments approximate fair value because of their short maturities.

RECLASSIFICATIONS

Certain items in the fiscal 1996 and fiscal 1995 financial statements have been reclassified to conform with the fiscal 1997 presentation.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

3.  INVESTMENTS:


Marketable securities classified as current assets include the following:

                                                JANUARY 3, 1998            DECEMBER 28, 1996
                                              --------------------        -------------------
                                               FAIR                        FAIR
                                               VALUE         COST          VALUE         COST
                                              -------       ------        ------       -------
Cash and cash equivalents-
 Municipal bonds                               $7,996       $7,996          $7,881      $7,881
 Money market funds                                42           42              31          31
                                               ------       ------          ------      ------
                                               $8,038       $8,038          $7,912      $7,912
                                               ------       ------          ------      ------
Marketable securities - Mutual fund            $2,025       $1,962          $1,833      $1,830
                                               ======       ======          ======      ======

The fair value of municipal bonds is considered to equal the par value because the Company has the availability to put the bonds at par with seven days' notice. The municipal bonds have high credit ratings and are backed by letters of credit.

4.  PROPERTY AND EQUIPMENT:


Property and equipment consists of the following:

                                                                                        ESTIMATED
                                                JANUARY 3,         DECEMBER 28,          USEFUL
                                                  1998                 1996               LIVES
                                                ----------        ------------          ---------
Land and land improvements                      $  3,316             $  3,242           0-10 years
Buildings                                         10,434               10,330             40 years
Leasehold improvements                            18,435               17,053          (see note 2)
Furniture, fixtures and equipment                143,069              115,263           3-12 years
Vehicles                                          21,979               20,368           2-10 years
Construction in progress                          15,603                    -                    -
                                                --------             --------           ----------
                                                 212,836              166,256
Less - Accumulated depreciation and
 amortization                                    (77,940)             (57,804)
                                                --------             --------
Property and equipment, net                     $134,896             $108,452
                                                ========             ========

Construction in progress primarily relates to the construction of a distribution center (Note 7).

The Company capitalized $169 and $235 of interest incurred on funds used to construct buildings and improvements during fiscal 1997 and fiscal 1996, respectively. No interest was capitalized during fiscal 1995.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

At January 3, 1998, the Company had contractual commitments of approximately $4,188 to construct facilities or purchase equipment.

5.  ACCRUED EXPENSES:

Accrued expenses consist of the following:

                                                       JANUARY 3,         DECEMBER 28,
                                                         1998                1996
                                                      -----------        ------------
Payroll and related benefits                             $ 7,307            $ 7,780
Sales taxes                                                3,439              2,674
Medical and workers' compensation claims                   5,266              2,679
Other                                                     11,706              8,115
                                                         -------            -------
Total accrued expenses                                   $27,718            $21,248
                                                         =======            =======

6.  NOTES PAYABLE AND SHORT-TERM FINANCING AGREEMENTS:

The Company maintains short-term lines of credit with several banks with aggregate available borrowings of $32,000 at January 3, 1998, and $42,000 at December 28, 1996. Borrowings under the lines are unsecured and are generally payable within 7 to 30 days and bear interest at variable rates (6.1% at January 3, 1998). The maximum short-term borrowings during fiscal 1997, fiscal 1996 and fiscal 1995 were $22,109, $28,068 and $29,150, respectively; the average borrowings were $7,406, $11,624, and $14,492, respectively; and the weighted average interest rates were 6.1%, 6.0% and 6.6%, respectively. Borrowings outstanding under the lines of credit were $2,959 at January 3, 1998, and $2,953 at December 28, 1996. The Company has no compensating balance arrangements.

The carrying value of notes payable and short-term financing agreements of the Company approximate the fair value for loans with similar terms.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

7.  LONG-TERM DEBT:

Long-term debt consists of the following:

                                                                             JANUARY 3,        DECEMBER 28,
                                                                               1998               1996
                                                                           ------------      -------------
Revolving credit arrangements, available borrowings of $100,000, unsecured, interest payable monthly at variable rates (6.22% at
 January 3, 1998), principal converts to a term loan on May 31,
 1999, payable in 18 equal installments plus interest, from June 1,
 1999, through November 30, 2000                                              $ 84,500            $ 81,000
Term note, unsecured, interest payable monthly at variable rates
 (6.47% at January 3, 1998), payable in 96 equal installments plus
 interest from October 1, 1996, through September 1, 2004                        6,667               7,750
McDuffie County Authority taxable industrial development revenue bonds, issued December 31, 1997, interest due monthly beginning
 February 1, 1998, at an adjustable rate established by the
 Remarketing Agent, principal due on November 1, 2002                           10,000                   -
                                                                              --------            --------
         Total long-term debt                                                  101,167              88,750
Less - Current portion of long-term debt                                         1,000               2,350
                                                                              --------            --------
Long-term debt, excluding current portion                                     $100,167            $ 86,400
                                                                              ========            ========

Aggregate borrowings under the revolving credit arrangement are from four banks. The terms under the revolving credit arrangements with each bank are similar with respect to interest rates, repayment terms and restrictive covenants. Repayment of each revolving credit arrangement has been guaranteed by the Company's wholly owned subsidiary, Advance Stores Company, Incorporated.

On December 31, 1997, the Company entered into an agreement with McDuffie County Authority under which bond proceeds of $10,000 were issued and are being used to construct a distribution center. Proceeds of the bond offering that have not been expended as of January 3, 1998, of $1,773 are in a restricted escrow account, of which $676 is included in prepaid expenses and other current assets and $1,097 is included in other assets on the January 3, 1998, consolidated balance sheet.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

These industrial development revenue bonds currently bear interest at a variable rate adjusted monthly by the Remarketing Agent, with a one time option to convert the interest rate to a fixed rate. The bonds can be tendered by the bondholders on any business day at 100% of the principal amount plus interest while the bonds bear interest at a variable rate. The Tender Agent will purchase the bonds with drawings under the related letter of credit. In the event the bonds can not be resold by the Remarketing Agent, the Company is obligated to redeem the bonds. These bonds are secured by a letter of credit issued by the Bank. Under the terms of the letter of credit and as long as there are no violations under the related bond agreement, the Bank will loan the Company the amounts necessary to redeem any bonds that can not be sold by the Remarketing Agent. Such loans will bear interest at a variable rate per annum equal to the rates applicable to the bonds and are due one year from the date the loan is made. The letter of credit expires on November 1, 2000, and is subject to annual commission fees at the rate of .3%. The letter of credit is automatically renewed for one year periods until the expiration date of the bonds.

The Company has the option to redeem all or a portion of the industrial development revenue bonds. When interest is at a variable rate, the bonds can be redeemed for the principal amount plus accrued interest. After the bonds have been converted to a fixed rate, the redemption price for the bonds carry a premium of up to 3%. Such premiums decline by .5% each year after the conversion.

The carrying value of long-term debt of the Company approximates the fair value of loans with similar terms.


The aggregate future annual maturities of long-term debt are as follows:


                        1998                           $  1,000
                        1999                             33,778
                        2000                             52,639
                        2001                              1,000
                        2002                             11,000
                        Thereafter                        1,750
                                                       --------
                                                       $101,167
                                                       ========

Certain loan agreements contain various provisions, including minimum net worth and working capital requirements, minimum fixed charges coverage and limitations on total funded debt as a percentage of net worth and the payment of dividends. The agreements also contain a clause that makes the borrowings immediately due and payable in the event of a change in control of the Company, as defined in the agreements. As of January 3, 1998, the Company was in compliance with these covenants.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

8.  INCOME TAXES:


Provision for income taxes for fiscal 1997, fiscal 1996 and fiscal 1995 consists of:

              CURRENT    DEFERRED    TOTAL
              -------    --------    -----
1997-
 Federal       $ 9,177     $3,741   $12,918
 State           1,340        475     1,815
               -------     ------   -------
               $10,517     $4,216   $14,733
               =======     ======   =======
1996-
 Federal       $ 8,079     $4,632   $12,711
 State             861        602     1,463
               -------     ------   -------
               $ 8,940     $5,234   $14,174
               =======     ======   =======
1995-
 Federal       $ 9,093     $1,727   $10,820
 State           1,048        254     1,302
               -------     ------   -------
               $10,141     $1,981   $12,122
               =======     ======   =======

The provision for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

                                                     1997        1996        1995
                                                   -------     -------     --------
Statutory U.S. federal income tax rate               35.0%       35.0%       35.0%
State income taxes, net of federal income tax
 benefit                                              3.3         2.7         2.8
Other, net                                            2.6         2.3         2.4
                                                   -------      ------      ------
Effective income tax rate                            40.9%       40.0%       40.2%
                                                   =======      ======      ======

Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

                               JANUARY 3,        DECEMBER 28,
                                 1998               1996
                              ------------     ---------------
Deferred tax assets               $  5,728             $  3,301
Deferred tax liabilities           (21,677)             (15,756)
                                  --------             --------
Net deferred taxes                $(15,949)            $(12,455)
                                  ========             ========

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

No valuation allowances against deferred income tax assets were recorded at January 3, 1998, or December 28, 1996.


Temporary differences which gave rise to significant deferred income tax assets (liabilities) were as follows:

                                                          JANUARY 3,        DECEMBER 28,
                                                            1998                1996
                                                         ------------      --------------
Current deferred income taxes-
 Inventory valuation differences                         $ (6,592)             $(4,437)
 Accrued medical and workers' compensation                  1,805                  908
 Accrued expenses not currently deductible
  for tax                                                   1,418                  320
 Other, net                                                   259                   70
                                                         --------              -------
 Total current deferred income taxes                     $ (3,110)             $(3,139)
                                                         ========              =======
Long-term deferred income taxes-
 Property and equipment                                  $(13,225)             $(9,679)
 Other                                                        386                  363
                                                         --------              -------
 Total long-term deferred income taxes                   $(12,839)             $(9,316)
                                                         ========              =======

The Company currently has two years that are open to audit by the Internal Revenue Service. The Company has received notice from a certain state's Department of Revenue asserting income tax deficiencies for 1993 through 1995. In addition, various state income and franchise tax returns for several years are open to audit. In management's opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company's financial position and results of operations.

9.  LEASE COMMITMENTS:

The Company leases store locations, distribution centers, office space, equipment and vehicles under lease arrangements, some of which are with related parties or trusts established for the benefit of related parties (Note 12). The Company accounts for these leases as operating leases.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

At January 3, 1998, future minimum lease payments due under operating leases are as follows:

                                                     RELATED
                                                     PARTIES      OTHER         TOTAL
                                                    ---------   --------      ---------
1998                                                $ 3,092     $ 51,935     $ 55,027
1999                                                  2,844       50,739       53,583
2000                                                  2,683       48,032       50,715
2001                                                  2,286       44,189       46,475
2002                                                  2,237       41,125       43,362
Thereafter                                            7,721      123,107      130,828
                                                    -------     --------     --------
                                                    $20,863     $359,127     $379,990
                                                    =======     ========     ========

Total rent expense for fiscal 1997, fiscal 1996 and fiscal 1995 was as follows:

                                                      1997         1996         1995
                                                    -------      --------     -------
       Minimum facility rentals                     $44,707      $36,678      $29,650
       Contingent facility rentals                      413          357          442
       Equipment rentals                              1,532        1,242        1,092
       Vehicle rentals                                1,658          331            -
                                                    -------      -------      -------
                                                    $48,310      $38,608      $31,184
                                                    =======      =======      =======

Contingent facility rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Most of the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased premises and include options to renew. Certain leases contain rent escalation clauses. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

10.  CONTINGENCIES:

In the case of all known contingencies, the Company accrues for an obligation when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

In November 1997 a plaintiff, on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automobile batteries. The complaint seeks compensatory and punitive damages. The case is in the very early stages of discovery; however, management believes that there is no merit to the complaint, nor to the motion for class certification and, accordingly, plans a vigorous defense. The Company is also involved in various other claims and lawsuits arising in the normal course of business. Although the final outcome of these legal matters cannot be determined, based on the facts presently known, it is management's opinion that the final outcome of such claims and lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

The Company has certain periods open to examination by taxing authorities in various states for sales and use tax. In management's opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company's financial position or results of operations.

The Company is self-insured with respect to workers' compensation and health care claims for eligible active employees. The Company maintains certain levels of stop-loss insurance coverage for these claims through an independent insurance provider. The cost of workers' compensation and general health care claims is accrued based on actual claims reported plus an estimate for claims incurred but not reported. These estimates are based on historical information along with certain assumptions about future events, and are subject to change as additional information comes available.

The Company has entered into employment agreements with certain employees that provide severance pay benefits under certain circumstances after a change in control of the Company. The maximum contingent liability under these employment agreements is approximately $7,300 at January 3, 1998.

11.  BENEFIT PLANS:

401(k) PLAN

The Company maintains a defined contribution employee benefit plan which covers substantially all employees after one year of service. The plan allows for employee salary deferrals, which are matched at the Company's discretion. Company contributions were $3,196 in fiscal 1997, $2,779 in fiscal 1996 and $2,335 in fiscal 1995.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

POSTRETIREMENT PLAN

The Company provides certain health care and life insurance benefits for eligible retired employees. Financial information related to this plan was determined by the Company's independent actuary as of January 3, 1998, and December 28, 1996.

Net periodic postretirement benefit expense includes the following components:

                                                           1997       1996
                                                          ------     ------
Service cost                                              $ 139      $ 155
Interest cost                                               195        113
Amortization of the transition obligation                    58         58
Loss amortization                                            54          8
                                                          -----      -----
                                                          $ 446      $ 334
                                                          =====      =====

The funded status and accrued cost for the plan is as follows:

                                                                JANUARY 3,          DECEMBER 28,
                                                                   1998                 1996
                                                               ------------         -------------
Accumulated postretirement benefit obligation-
 Retirees                                                           $ 1,130              $   905
 Active plan participants                                             2,095                1,740
                                                                    -------              -------
Accumulated benefit obligation                                        3,225                2,645
Fair value of plan assets                                                 -                    -
                                                                    -------              -------
Accumulated benefit obligation in excess of plan assets               3,225                2,645
Unrecognized transition obligation                                     (984)              (1,041)
Unrecognized loss                                                    (1,398)              (1,148)
                                                                    -------              -------
Accrued postretirement benefit cost                                 $   843              $   456
                                                                    =======              =======

The accumulated postretirement benefit obligation was computed using an assumed discount rate of 7.0% in 1997 and 7.5% in 1996. The health care trend rate was assumed to be 8.5% for 1997, and was assumed to decline by approximately .5% in each of the next seven years and then remain at 5.0% for 2004 and thereafter.

If the health care cost were increased 1% for all future years the accumulated postretirement benefit obligation would have increased by $254 as of January 3, 1998. The effect of this change on the combined service and interest cost would have been an increase of $18 for 1997.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                 (dollars in thousands, except per share data)

The Company reserves the right to change or terminate the benefits at any time. The Company also continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant impact on the amount of the reported obligation and annual expense.

12.  RELATED-PARTY TRANSACTIONS:

The Company leases certain store locations, offices and a distribution center from related parties. Rents for related-party leases may be slightly higher than rents for nonaffiliated leases, and certain terms of the related-party leases are more favorable to the landlord than those contained in leases with nonaffiliates. Rental payments to related parties of approximately $3,171 in fiscal 1997, $3,076 in fiscal 1996 and $2,735 in fiscal 1995 are included in the total rent expense (Note 9).

In 1996, the Company entered into an agreement for the sale and leaseback of a $2,200 addition to a distribution center. There was no gain or loss as a result of the transaction. The lease is classified as an operating lease in accordance with SFAS No. 13, "Accounting for Leases."

13.  SUBSEQUENT EVENT - RECAPITALIZATION:

Holding entered into an agreement and plan of merger on March 4, 1998, which provides for the recapitalization of the Company. In connection with this transaction, (1) all common and preferred stock of Holding will be converted into the right to receive approximately $351,000, except that 140 shares of common stock will remain outstanding and be converted into 1,750,000 shares via a 12,500-to-one stock split, (2) an additional 10,750,000 shares of common stock (after the 12,500-to-one stock split) will be sold for $107,500, (3) all existing debt except for the McDuffie County Authority taxable industrial revenue bonds discussed in Note 7 will be repaid, (4) new notes and debentures of $260,000 will be issued and (5) a new term loan and revolving credit facility will be entered into with aggregate borrowing availability of $375,000. The Company intends to account for these transactions as the sale of common stock, the issuance of new debt, the redemption of common and preferred stock and the repayment of existing notes payable and long term debt for financial reporting purposes.

The effects of the 12,500-to-one stock split have been retroactively applied to all common share information for all periods presented in these financial statements.

                 ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

14. SUBSEQUENT EVENT - ACQUISITION:

On August 17, 1998, the Company entered into an agreement and plan of merger with Sears, Roebuck and Co. (Sears) to acquire Western Auto Supply Company (Western), a wholly owned subsidiary of Sears. Western will be acquired by a newly formed, wholly owned subsidiary of Stores for $175,000 in cash and 11,474,606 shares of the Company's common stock. In connection with the transaction, the Company will sell 4,161,712 shares of common stock to certain common stockholders (after the Recapitalization) for $70,000 and Stores intends to incur up to $115,000 in debt financing. Upon consummation of the transaction, Sears will own approximately 40.6% of the Company's issued and outstanding common stock. The agreement may be terminated by mutual written agreement of the parties and is subject to certain regulatory filings and approvals.

                 ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

  CONDENSED CONSOLIDATED BALANCE SHEETS -- JULY 18, 1998, AND JANUARY 3, 1998
                 (dollars in thousands, except per share data)

                                                                                                        JULY 18,     JANUARY 3,
                                     ASSETS                                                               1998         1998
                                     ======                                                            ===========   ==========
                                                                                                       (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                                                            $  44,790      $ 15,463
  Marketable securities                                                                                        -         2,025
  Receivables, primarily from vendors                                                                     24,372        19,108
  Trade receivables                                                                                        5,325         3,359
  Inventories                                                                                            348,523       280,267
  Prepaid expenses and other current assets                                                                5,056         2,895
  Refundable income taxes                                                                                  2,185         1,765
                                                                                                       ---------     ---------
             Total current assets                                                                        430,251       324,882
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED AMORTIZATION AND DEPRECIATION OF $ 89,910 AND
 $ 77,940                                                                                                143,176       134,896
OTHER ASSETS, NET OF ACCUMULATED AMORTIZATION OF $ 668 AND $ 0                                            21,490         2,054
                                                                                                       ---------     ---------
                                                                                                       $ 594,917      $461,832
                                                                                                       =========     =========
                       LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
                       ==============================================
CURRENT LIABILITIES
  Bank overdrafts                                                                                      $       -      $  6,970
  Borrowings secured by trade receivables                                                                  5,325         3,359
  Notes payable and current portion of long-term debt                                                          -         3,959
  Current portion of deferred revenue                                                                      3,089         1,530
  Accounts payable                                                                                       216,832       157,096
  Accrued expenses                                                                                        53,634        27,718
  Deferred income taxes                                                                                    2,674         3,110
                                                                                                       ---------     ---------
             Total current liabilities                                                                   281,554       203,742
                                                                                                       ---------     ---------
LONG-TERM DEBT                                                                                           397,022       100,167
                                                                                                       ---------     ---------
DEFERRED REVENUE                                                                                           1,638           693
                                                                                                       ---------     ---------
DEFERRED INCOME TAXES                                                                                     13,357        12,839
                                                                                                       ---------     ---------
POST-RETIREMENT BENEFITS                                                                                   1,092           843
                                                                                                       ---------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' (DEFICIT) EQUITY:
   8% noncumulative, nonvoting preferred stock, $10 par value, 100,000 shares authorized; 0 and
     77,300 shares issued and outstanding                                                                     -           773
   Common stock, Class A, voting, $.01 par value, 62,500,000 shares authorized; 12,603,800 and
     2,412,500 issued and outstanding                                                                       126            19
   Common stock, Class B, nonvoting, $.01 par value, 437,500,000 shares authorized; 0 and
     21,875,000 shares issued and outstanding                                                                 -           175
   Additional paid-in capital                                                                           107,654             -
   Outstanding stock options                                                                                300             -
   Stockholder subscription receivables                                                                  (2,615)            -
   (Accumulated deficit) retained earnings                                                             (205,211)      142,581
                                                                                                      ---------     ---------
             Total stockholders' (deficit) equity                                                       (99,746)      143,548
                                                                                                      ---------     ---------
                                                                                                      $ 594,917     $ 461,832
                                                                                                      =========     =========

      See notes to unaudited condensed consolidated financial statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998, AND JULY 12, 1997
                             (dollars in thousands)

                                  (unaudited)

                                                               TWELVE WEEK PERIOD                TWENTY-EIGHT WEEK
                                                                      ENDED                         PERIOD ENDED
                                                          ---------------------------       --------------------------
                                                           JULY 18,          JULY 12,         JULY 18,        JULY 12,
                                                             1998              1997             1998            1997
                                                          ==========       ==========       ==========     ===========
NET SALES                                                   $255,037        $196,729        $544,000        $435,880
COST OF SALES                                                156,448         121,338         332,825         268,198
                                                            --------        --------        --------        --------
              Gross profit                                    98,589          75,391         211,175         167,682
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                  79,632          63,444         178,812         145,478
EXPENSES ASSOCIATED WITH RECAPITALIZATION                          -               -          14,005               -
                                                            --------        --------        --------        --------
              Operating income                                18,957          11,947          18,358          22,204
                                                            --------        --------        --------        --------
OTHER INCOME (EXPENSE):
Interest expense                                             (10,112)         (1,467)        (13,559)         (3,463)
Other                                                            321            (102)            317            (203)
                                                            --------        --------        --------        --------
              Total other expense, net                        (9,791)         (1,569)        (13,242)         (3,666)
                                                            --------        --------        --------        --------
INCOME BEFORE INCOME TAXES                                     9,166          10,378           5,116          18,538
INCOME TAX EXPENSE                                             4,241           4,245           2,543           7,583
                                                            --------        --------        --------        --------
NET INCOME                                                  $  4,925        $  6,133        $  2,573        $ 10,955
                                                            ========        ========        ========        ========

      See notes to unaudited condensed consolidated financial statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997
                             (dollars in thousands)

                                  (unaudited)

                                                                                                       TWENTY-EIGHT WEEK
                                                                                                          PERIOD ENDED
                                                                                                  ==========================
                                                                                                    JULY 18,        JULY 12,
                                                                                                     1998             1997
                                                                                                  ==========      ==========
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net  income                                                                                   $   2,573         $ 10,955
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization of property and equipment                                      13,508           11,263
        Loss on sale of property and equipment                                                           85              178
        Amortization of deferred debt issuance costs                                                    761                -
        Amortization of bond discount                                                                 2,005                -
        Provision for deferred income taxes                                                              82            1,173
        Net periodic postretirement benefit expense, net of payments made                               249              215
        Sales of marketable securities                                                                2,025              (86)
        Net (increase) decrease in:
            Receivables, primarily from vendors                                                      (5,264)           2,924
            Trade receivables                                                                        (1,966)               -
            Inventories                                                                             (68,256)         (27,256)
            Prepaid expenses and other assets                                                        (2,760)          (2,144)
            Refundable income taxes                                                                    (420)               -
        Net increase in:
            Accounts payable                                                                         59,736           23,200
            Accrued expenses                                                                         25,586           12,452
                                                                                                  ---------         --------
                  Net cash provided by operating activities                                          27,944           32,874
                                                                                                  ---------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                                              (26,028)         (20,464)
   Proceeds from sale of property and equipment                                                       4,155              118
                                                                                                  ---------         --------
                  Net cash used in investing activities                                             (21,873)         (20,346)
                                                                                                  ---------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Decrease in bank overdrafts                                                                       (6,970)          (5,759)
   Net (repayments) borrowings under notes payable                                                   (2,959)           2,203
   Proceeds from issuance of long-term debt                                                          11,500           23,000
   Payments on long-term debt                                                                      (102,667)         (33,083)
   Borrowings under new credit facilities                                                           385,017                -
   Payment of debt issuance costs                                                                   (19,821)               -
   Proceeds from issuance of Class A Common Stock                                                   105,148                -
   Payment for redemption of preferred and common stock                                            (351,000)               -
   Other                                                                                              5,008              867
                                                                                                  ---------         --------
                  Net cash provided by (used in) financing activities                                23,256          (12,772)
                                                                                                  ---------         --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                 29,327             (244)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                     15,463           14,833
                                                                                                  ---------         --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                        $  44,790         $ 14,589
                                                                                                  =========         ========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                                                                  $   4,315         $  3,387
                                                                                                  =========         ========
   Income taxes paid, net of refunds received                                                     $   1,997         $  4,463
                                                                                                  =========         ========
NONCASH TRANSACTIONS:
   Debt issuance costs accrued                                                                    $     330         $      -
                                                                                                  =========         ========
   Loans receivable related to issuance of common stock                                           $   2,615         $      -
                                                                                                  =========         ========
   Stock options for redemption of common stock                                                   $     300         $      -
                                                                                                  =========         ========

      See notes to unaudited condensed consolidated financial statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

                 (dollars in thousands, except per share data)

                                  (unaudited)

1.  BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements include the accounts of Advance Holding Corporation and its wholly owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet as of July 18, 1998, and the condensed consolidated statements of income for the 12-week and 28-week periods ended July 18, 1998 and July 12, 1997, and the statements of cash flows for the 28-week periods ended July 18,1998 and July 12, 1997 have been prepared by the Company and have not been audited. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of the Company, the results of its operations and cash flows have been made.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's consolidated financial statements for the fiscal year ended January 3, 1998.

The results of operations for the 12-week and 28-week periods are not necessarily indicative of the operating results to be expected for the full fiscal year.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997


2.  INVENTORIES:

Inventories are stated at the lower of cost or market using the last-in, first-out (LIFO) method. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management's estimates of expected year-end inventory levels and costs. Inventories consist of the following:

                                                JULY 18, 1998           JANUARY 3, 1998
                                                -------------           ---------------
Replacement cost                                    $347,023                 $280,267
Reserve to state inventories at LIFO                   4,524                    2,274
                                                    ---------                --------
Inventories at LIFO                                  351,547                  282,541
Other reserves                                        (3,024)                  (2,274)
                                                    --------                 --------
                                                    $348,523                 $280,267
                                                    ========                 ========


3.  OTHER ASSETS:

As of July 18, 1998, other assets included deferred debt issuance costs of $19,369, net of accumulated amortization of $668. Such costs are being amortized over the term of the related debt (6 to 11 years).

4.  STOCK OPTIONS:

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options and awards. Under APB 25, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's common stock at the measurement date over the exercise price.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

5.  RECAPITALIZATION:

On April 15, 1998, the Company consummated its recapitalization pursuant to an Agreement and Plan of Merger dated March 4, 1998 (the Merger Agreement). In connection with the Merger, the Company's Board of Directors authorized a 12,500 to 1 split of the common stock and a change in the par value of the common stock from $100 to $.01 per share. The effects of the 12,500-to-one stock split have been retroactively applied to all common share information for all periods presented in these financial statements.

Pursuant to the Merger Agreement, AHC Corporation (AHC), a corporation controlled by an investment fund organized by Freeman Spogli & Co. Incorporated (FS&Co.), merged into the Company (the Merger), with the Company as the surviving corporation. In the Merger, a portion of the common stock and all of the preferred stock of the Company were converted into the right to receive in the aggregate approximately $351,000 in cash and certain stock options (see below). Certain shares representing approximately 14% of the outstanding Class A common stock remained outstanding upon consummation of the Merger. Immediately prior to the Merger, FS&Co. purchased approximately $80,500 of the common stock of AHC which was converted in the Merger into approximately 64% of the Company's outstanding common stock and Ripplewood Partners, L.P. and its affiliates (Ripplewood) purchased approximately $20,000 of the common stock of AHC which was converted in the merger into approximately 16% of the Company's outstanding common stock. In connection with the Merger, management purchased approximately $8,000, or approximately 6%, of the Company's outstanding common stock. The purchase of common stock by management resulted in stockholder subscription receivables. The notes provide for annual interest payments, at the prime rate, with the entire principal amount due in five years.

On April 15, 1998, the Company entered into a new bank credit facility that provides for (i) three senior secured term loan facilities in the aggregate amount of $250,000 and (ii) a secured revolving credit facility of up to $125,000. At the closing of the Merger, $125,000 was borrowed under one of the term loan facilities. On April 15, 1998, the Company also issued $200,000 of senior subordinated notes and approximately $60,000 of senior discount debentures. In connection with these transactions, the Company extinguished a substantial portion of its existing notes payable and long-term debt.

The Merger, the retirement of debt, borrowings under the new bank credit facility, the issuance of the senior discount debentures and the issuance of the senior subordinated notes collectively represent the "Recapitalization". The Company has accounted for the Recapitalization for financial reporting purposes as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

The stock options received by the existing stockholders are for 500,000 shares of common stock. The stock options are fully vested, nonforfeitable and provide for a $10 per share exercise price, increasing $2.00 per share annually, through the expiration date of April 2005. The Company retained a reputable firm with expertise in valuing stock options to determine the fair value of these options as of April 15, 1998 (the valuation date). Based on their analysis, the fair value of the options is approximately $300 in the aggregate. The value of the options has been reflected as additional consideration for the shares of common stock repurchased in the Recapitalization.

Concurrent with the Recapitalization, the Company paid $11,500 in bonuses to certain employees, including executive officers. The Company also incurred $23,231 of Recapitalization related costs and fees, of which $19,951 has been recorded as deferred debt issuance costs, $775 has been recorded as a reduction of the proceeds from the sale of common stock and $2,505 has been expensed.

The employee bonuses and Recapitalization related expenses, primarily professional service fees, are presented as expenses associated with Recapitalization in the accompanying unaudited condensed consolidated statement of operations for the 12-week and 28-week periods ending July 18, 1998.

As of July 18, 1998, accrued expenses include $472 of accrued liabilities related to the Recapitalization, which include the Company's estimate of certain unpaid professional services.

In connection with the Recapitalization, FS&Co. and an affiliate of Ripplewood collectively received a $5,000 fee for negotiating the Recapitalization, advisory and consulting services, arranging financing and raising equity funding.

6.  STOCKHOLDERS AGREEMENT:

The Chairman of the Board and an affiliated trust (the Existing Stockholders), FS&Co., Ripplewood and the Company have entered into a Stockholders' Agreement (the Stockholders' Agreement). Under the Stockholders' Agreement, FS&Co., Ripplewood and the Existing Stockholders have the right to purchase their pro rata share of certain new issuances of common stock. In addition, the Stockholders' Agreement provides for restrictions on the transferability of the common stock of the Existing Stockholders and Ripplewood for a period of two years following the Recapitalization and, thereafter, for the following three-year period any transfers, with certain exceptions, are subject to a right of first offer in favor of FS&Co., provided that Ripplewood's obligation to make a first offer extends indefinitely. In addition, the Stockholders' Agreement provides that upon certain transfers by FS&Co. of its shares of common stock, the Existing Stockholders and Ripplewood will have the right to participate in such sales on a pro rata basis. If FS&Co. sells all of its common stock, Ripplewood and the Existing Stockholders will be obligated to sell all of their shares of common stock at the request of FS&Co.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

The Stockholders' Agreement further provides that FS&Co. will elect the existing Chairman of the Board to the Board of Directors, and the Existing Stockholders will elect nominees of FS&Co. Ripplewood has granted FS&Co. an irrevocable proxy to vote Ripplewood's common stock on all matters, expiring upon an initial public offering, but FS&Co. will nominate one director designated by Ripplewood. The Ripplewood director will agree to vote with the FS&Co. directors on all matters prior to an initial public offering. Pursuant to Stockholders' Agreement, the existing Chairman of the Board has certain approval rights with respect to major corporate transactions.

7.  LONG-TERM DEBT:

Long-term debt consists of the following:

                                                                                     JULY 18,        JANUARY 3,
                                                                                       1998            1998
                                                                                     ========        ==========
Senior Debt-
  Delayed draw facilities                                                            $      -         $      -
  Revolving facility                                                                        -                -
  Tranche B facility                                                                  125,000                -
  Revolving credit arrangements, interest payable monthly at variable rates
    (ranging from 6.1% to 6.5% in 1998), repaid in April 1998                               -           84,500
  Term note, interest payable monthly at variable rates (ranging from 6.4% to
    6.5% in 1998), repaid in April 1998                                                     -            6,667
  McDuffie County Authority taxable industrial development revenue bonds,
    interest at an adjustable rate (5.55% at July 18, 1998)                            10,000           10,000
Subordinated Debt-
  Subordinated notes payable, interest due semi-annually at 10.25% commencing
    on October 15, 1998, due April 2008                                               200,000                -
  Discount debentures, at 12.875%, due April 2009 (subordinate to substantially all other liabilities)
                                                                                       62,022                -
                                                                                    ---------         --------
            Total long-term debt                                                      397,022          101,167
                                                                                    ---------         --------
Less - current portion of long-term debt                                                    -           (1,000)
                                                                                    ---------         --------
Long-term debt, excluding current portion                                            $397,022         $100,167
                                                                                    =========         ========

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

The terms of the McDuffie County Authority taxable industrial development revenue bonds remain unchanged from January 3, 1998, except that the letter of credit obtained in connection with the issuance of these bonds has been cancelled. The bonds are now secured by the letter of credit obtained in connection with the Revolving Credit Facility.

The delayed draw facilities, new revolving facility and Tranche B facility (New Credit Facility) are with a syndicate of banks. The New Credit Facility provides for the Company to borrow up to $375,000 in the form of senior secured credit facilities, consisting of (i) $50,000 senior secured delayed draw term loan facility (the Delayed Draw Facility I), (ii) $75,000 senior secured delayed draw term loan facility (the Delayed Draw Facility II) and, together with the Delayed Draw Facility I, (the Delayed Draw Facilities), (iii) a $125,000 Tranche B senior secured term loan facility (the Tranche B Facility), and (iv) a $125,000 senior secured revolving credit facility (the Revolving Facility). The Revolving Facility has a letter of credit sublimit of $25,000. Amounts available under the Delayed Draw Facilities and the Revolving Facility are subject to a borrowing base formula based on a specified percentage of the Company's eligible inventory.

The Delayed Draw Facilities mature April 2004. The Tranche B Facility matures in April 2006. These term facilities provide for nominal annual amortization in the first five years and amortization of $149.0 million in 2004, $60.0 million in 2005 and $30.0 million in 2006. The Revolving Facility will mature in April 2004.

Borrowings under the New Credit Facility are required to be prepaid, subject to certain exceptions, with (a) 50% of Excess Cash Flow (as defined), (b) the net cash proceeds of all asset sales or other dispositions of property (as defined),
(c) the net proceeds of issuances of debt obligations and, (d) the net proceeds of issuance of equity securities. Excess Cash Flow is defined as the excess of
(A) the sum of Store's (i) consolidated net income (excluding certain gains or losses and restricted payments made to its parent), (ii) depreciation, amortization and other non-cash charges, (iii) any decrease in Net Working Capital (as defined), (iv) increases in deferred revenues, and (v) proceeds of certain indebtedness incurred, over (B) the sum of (a) any non-cash gains, (b) any increases in Net Working Capital, (c) decreases in consolidated deferred revenues, (d) capital expenditures, and (e) repayments of indebtedness (subject to certain exceptions).

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

For the first four fiscal quarters after April 1998, the interest rates under the Delayed Draw Facilities and the Revolving Facility are based, at the option of the Company, on either a eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum. Thereafter, the interest rates under the Delayed Draw Facilities and the Revolving Facility will be determined by reference to a pricing grid that will provide for reductions in the applicable interest rate margins based on the trailing Total Debt to EBITDA ratio, as defined, of Advance Stores Company, Incorporated, a wholly-owned subsidiary (Stores). The initial margins will be 2.25% and 1.25% for eurodollar and base rate borrowings, respectively, and can step down to 1.75% and 0.75%, respectively, if Stores' Total Debt to EBITDA ratio is less than or equal to 4.00 to 1.00. The interest rate under the Tranche B Facility is based, at the option of the Company, on a eurodollar rate plus 2.5% or a base rate plus 1.5% (8.2% at July 18, 1998). A commitment fee of 0.50% per annum will be charged on the unused portion of the New Credit Facility.

The New Credit Facility is secured by substantially all of the assets of the Company. The New Credit Facility contains covenants restricting the ability of Stores and its subsidiaries to, among others, (i) declare dividends or redeem or repurchase capital stock (ii) prepay, redeem or purchase debt, (iii) incur liens or engage in sale-leaseback transactions, (iv) make loans and investments, (v) incur additional debt (including hedging arrangements), (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates, (ix) change the nature of the business conducted by the Company and its subsidiaries, (x) change the passive holding company status of Advance Holding Corporation and (xi) amend existing debt agreements. Stores is also required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, and (c) a minimum retained cash earnings test.

The $200,000 Senior Subordinated Notes (the Notes) mature on April 15, 2008 and will bear interest at the rate of 10.25% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. The Notes are unsecured and are subordinate in right of payment to all existing and future Senior Debt. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003 in cash at the redemption prices (as defined), plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption, with the net proceeds of one or more equity offerings; provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such equity offering.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

Upon the occurrence of a change of control, (as defined), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offering price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

The Notes are guaranteed by a wholly-owned subsidiary of Stores, LARALEV, INC., which holds certain trademarks and tradenames and other intangible assets for which it receives royalty income from Stores. The Notes contain certain covenants that limit, among other things, the ability of Stores to incur additional indebtedness, issue preferred stock, pay dividends or certain other distributions, issue stock of subsidiaries, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses and restrict Stores from engaging in certain mergers or consolidations and selling assets.

The Senior Discount Debentures (the Debentures) are due on April 15, 2009. Interest at 12.875% (computed on a semi-annual basis) is calculated from April 15, 1998. The Debentures will accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. Cash interest will not accrue on the Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15. As of July 18, 1998, the Debentures have been accreted by $2,005, with corresponding interest expense of $231 and $1,774 recognized in the twelve week and twenty-eight week periods ended July 18, 1998, respectively.

The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices, plus accrued and unpaid interest and liquidated damages, (as defined), if any, thereon to the redemption date. In addition, at any time prior to April 15, 2001 the Company may, at its option, redeem up to 35% of the aggregate principal amount at maturity of the Debentures originally issued at a redemption price equal to 112.875% of the accredited value thereof, plus liquidated damages, if any, with the net cash proceeds of one or more equity offerings; provide that at least 65% of the original aggregate principal amount at maturity of the Debentures will remain outstanding immediately following each such redemption.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

Upon the occurrence of a change of control (as defined), each holder of the Debentures will have the right to require the Company to purchase the Debentures at a price in cash equal to 101% of the accreted value thereof plus liquidated damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003. The Company may not have any significant assets other than capital stock of the Stores (which is pledged to secure the Company's obligations under then New Credit Facility). As a result, the Company's ability to purchase all or any part of the Debentures upon the occurrence of a change in control will be dependent upon the receipt of dividends or other distributions from Stores or its subsidiaries. The New Credit Facility and the Senior Subordinated Notes have certain restrictions for Stores with respect to paying dividends and making any other distributions.

The Debentures are effectively subordinated to all of the Company's other liabilities. The Debentures contain certain covenants that, among other things, limit the ability of the Company to incur indebtedness, issue preferred stock, repurchase stock and certain indebtedness, engage in transactions with affiliates, create or incur certain liens, pay dividends or certain other distributions, make certain investments, enter into new business, sell stock of subsidiaries, sell assets and engage in certain mergers and consolidations.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

8.  STOCK OPTIONS:

The Company has adopted a senior executive stock option plan and an executive stock option plan (the Option Plans), which provide for the granting of either incentive stock options or non-qualified stock options to purchase shares of the Company's common stock to officers and key employees of the Company. All options will terminate on the seventh anniversary of the Option Agreement under which they were granted if not exercised prior thereto.

Shares available for grant under the senior executive and the executive stock option plans are 507,500 and 450,000, respectively as of July 18, 1998.

Three different types of options were granted pursuant to the Option Plans. Fixed Price Service Options will vest over a three year period in three equal installments beginning in fiscal 1999. Performance Options will be earned in installments based upon satisfaction of certain performance targets for the four year period ending in fiscal 2001. Variable Price Service Options will vest in equal annual installments over a two year period beginning in 1999, and have an exercise price that increases over time.

Total options outstanding at July 18, 1998, were as follows:

                                                                               INITIAL
                                                          NUMBER OF            EXERCISE
                                                            SHARES              PRICE
                                                         -----------           --------
Variable Price Service Options                               397,085              $10
Performance Options                                          397,085              $10
Fixed Price Service Options                                  104,580              $10
Other options (Note 5)                                       500,000              $10
                                                         -----------
                                                           1,398,750
                                                         -----------

Options exercisable at July 18, 1998, were 500,000.

The Company has elected to account for employee stock option grants under APB 25 and, at year-end, is required to provide pro forma disclosures of what net income would have been had the Company adopted the new fair value method for recognition purposes under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". Under APB 25, the Company did not recognize compensation expense on the issuance of its stock options because the exercise price equaled the fair market value of the underlying stock on the grant date. Fair market value is determined by the Board of Directors. The fair market value, as determined by the Board, did not change from the grant date to July 18, 1998.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997

9.  STOCKHOLDERS' (DEFICIT) EQUITY:

Changes in stockholders' (deficit) equity for the 28-week period ended July 18, 1998 are as follows:



                                         CLASS A COMMON STOCK     CLASS B COMMON STOCK     PREFERRED STOCK     ADDITIONAL
                                         --------------------     --------------------     ---------------
                                           SHARES     AMOUNT       SHARES      AMOUNT      SHARES    AMOUNT     PAID-IN
                                         ---------   --------     --------    --------     ------    ------     -------
Balance, January 3, 1998                  2,412,500      $ 19     21,875,000     $ 175     77,300     $ 773    $        -

Change in par value of common stock               -         5              -        44          -         -             -

Redemption of stock                        (662,500)       (7)   (21,875,000)     (219)   (77,300)     (773)            -

Issuance of Class A common stock,
 net of issuance costs of $775           10,853,300       109              -         -          -         -       107,654

Stockholder subscription receivables              -         -              -         -          -         -             -

Net income                                        -         -              -         -          -         -             -

Preferred dividend, $.80 per share                -         -              -         -          -         -             -
                                         ----------      ----     ----------    ------     ------    ------      --------
Balance, July 18, 1998                   12,603,800      $126              -    $    -          -    $    -      $107,654
                                         ==========      ====     ==========    ======     ======    ======      ========


                                         OUTSTANDING        STOCKHOLDER                RETAINED                  TOTAL
                                            STOCK           SUBSCRIPTION               EARNINGS                  EQUITY
                                           OPTIONS          RECEIVABLES         (ACCUMULATED DEFICIT)           (DEFICIT)
                                         -----------        ------------        ---------------------           ---------
Balance, January 3, 1998                   $       -            $   -                  $ 142,581                $ 143,548

Change in par value of common stock                -                -                        (49)                       -

Redemption of stock                              300                -                   (350,301)                (351,000)

Issuance of Class A common stock,                  -
net of issuance costs of $775                                       -                         -                   107,763

Stockholder subscription                           -           (2,615)                        -                    (2,615)
receivables

Net income                                         -                 -                     2,573                    2,573

Preferred dividend, $.80 per share                 -                 -                       (15)                     (15)
                                           ---------           -------                 ---------                ---------
Balance, July 18, 1998                     $     300           $(2,615)                $(205,211)               $ (99,746)
                                           =========           =======                 =========                =========

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS TWELVE AND TWENTY-EIGHT WEEK PERIODS ENDED JULY 18, 1998 AND JULY 12, 1997


10.  RELATED-PARTY TRANSACTIONS:

In April 1998, the Company sold its airplane to the Chairman of the Board, an existing stockholder, for its net book value of approximately $4,100, which approximated fair value.

11.  CONTINGENCIES:

The employment agreements which existed at January 3, 1998 have been terminated. The Company entered into new agreements that provide severance pay benefits under certain circumstances.

Three lawsuits were filed against the Company on July 28, 1998, for wrongful death relating to an automobile accident involving an employee of the Company. Management believes that the financial exposure is covered by insurance and, accordingly, believes that the ultimate resolution of these matters will not materially affect the Company's financial position or results of operations.

12.  SUBSEQUENT EVENT - ACQUISITION:

On August 17, 1998, the Company entered into an agreement and plan of merger with Sears, Roebuck and Co. (Sears) to acquire Western Auto Supply Company (Western), a wholly owned subsidiary of Sears. Western will be acquired by a newly formed, wholly owned subsidiary of Stores for $175,000 in cash and 11,474,606 shares of the Company's common stock. In connection with the transaction, the Company will sell 4,161,712 shares of common stock to certain current stockholders (after the Recapitalization) for $70,000 and Stores intends to incur up to $115,000 in debt financing. Upon consummation of the transaction, Sears will own approximately 40.6% of the Company's issued and outstanding common stock. The agreement may be terminated by mutual written agreement of the parties and is subject to certain regulatory filings and approvals.

The Company has received a commitment letter to amend and restate the existing credit facilities and related covenants (Note 7) for the effects of the acquisition.

Based on the sales price per share in connection with the sale of the 4,161,712 shares referred to above, the Company estimates that it will recognize compensation expense under its stock option plans (Note 8) of approximately $700, in the remainder of fiscal 1998.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of
 Western Auto Supply Company
Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of Western Auto Supply Company (a wholly owned subsidiary of Sears, Roebuck and Co.) and subsidiaries (the "Company") as of January 3, 1998 and December 28, 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years (53/52 weeks) in the period ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 3, 1998 and December 28, 1996 and the results of its operations and its cash flows for each of the three years (53/52 weeks) in the period ended January 3, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective December 29, 1996 the Company changed its method of accounting for securitized accounts receivable as required by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."



Kansas City, Missouri
July 17, 1998
(August 17, 1998 as to Note 13)

WESTERN AUTO SUPPLY COMPANY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
January 3, 1998 and December 28, 1996
($000, except share data)
-------------------------------------------------------------------------------

                                                             January 3,        December 28,
ASSETS                                                         1998                1996

CURRENT ASSETS:
  Cash                                                      $   23,785           $ 27,645
  Receivables, net                                              81,047             44,628
  Inventories                                                  353,267            333,807
  Deferred income taxes                                         54,762             53,399
  Prepaid expenses and other current assets                      9,274             11,888
  Income taxes receivable - Parent                              36,142
                                                            ----------          ---------

            Total current assets                               558,277            471,367

PROPERTY AND EQUIPMENT                                         344,066            285,124

GOODWILL                                                       116,783            121,238

OTHER ASSETS                                                     9,259              9,539
                                                            ----------          ---------

TOTAL                                                       $1,028,385           $887,268
                                                            ==========          =========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                          $  152,839           $227,116
  Accrued expenses and other current liabilities               130,132            113,593
  Due to Parent, net                                           196,081             65,996
  Income taxes payable - Parent                                                    17,883
  Secured borrowings                                            36,500
                                                            ----------          ---------

            Total current liabilities                          515,552            424,588

ACCRUED RETIREE HEALTH CARE BENEFITS                            39,454             44,435

DEFERRED INCOME TAXES                                            5,567              2,403

LONG-TERM DEBT - Parent                                        140,802            140,802

COMMITMENTS AND CONTINGENCIES (See Note 9)

STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value - authorized, 100,000
    shares; issued and outstanding, 1,000 shares                 Nil                Nil
  Additional paid-in capital                                   376,821            264,422
  Retained earnings (deficiency)                               (49,811)            10,618
                                                            ----------          ---------

            Total stockholder's equity                         327,010            275,040
                                                            ----------          ---------

TOTAL                                                       $1,028,385           $887,268
                                                            ==========          =========

See notes to consolidated financial statements.

WESTERN AUTO SUPPLY COMPANY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS (53/52 WEEKS) ENDED JANUARY 3, 1998, DECEMBER 28, 1996,
  AND DECEMBER 30, 1995
($000)
--------------------------------------------------------------------------------

                                                             January 3,         December 28,       December 30,
                                                                1998                1996                1995

NET SALES AND OTHER REVENUES:
  Net merchandise sales and other revenues                   $1,260,886         $1,349,124         $1,728,537
  Net service sales                                              58,925            102,597            229,185
                                                             ----------         ----------         ----------

          Total net sales and other revenues                  1,319,811          1,451,721          1,957,722

COSTS OF SALES (exclusive of depreciation and amortization
  shown separately below):
  Merchandise and other costs of sales                          846,375            916,824          1,196,024
  Service costs of sales                                         36,887             60,840            134,548
                                                             ----------         ----------         ----------

          Total costs of sales                                  883,262            977,664          1,330,572
                                                             ----------         ----------         ----------

GROSS PROFIT                                                    436,549            474,057            627,150

EXPENSES:
  Selling, general and administrative                           317,713            288,901            359,907
  Buying and occupancy                                           82,902             95,932            100,137
  Depreciation and amortization                                  38,885             33,275             37,439
  Provision for uncollectible accounts                           35,537             37,068             24,940
  Restructuring                                                  38,441             12,974             15,246
                                                             ----------         ----------         ----------

          Total expenses                                        513,478            468,150            537,669
                                                             ----------         ----------         ----------

OPERATING INCOME (LOSS)                                         (76,929)             5,907             89,481

OTHER INCOME (EXPENSE):
  Interest                                                      (15,379)           (15,064)           (17,748)
  Gain (loss) on the sale of property and equipment                  (6)              (828)               110
                                                             ----------         ----------         ----------

          Total other expense, net                              (15,385)           (15,892)           (17,638)
                                                             ----------         ----------         ----------

INCOME (LOSS) BEFORE INCOME TAXES                               (92,314)            (9,985)            71,843

INCOME TAXES:
  Current expense (benefit)                                     (33,686)            (2,676)            46,850
  Deferred expense (benefit)                                      1,801                952            (15,313)
                                                             ----------         ----------         ----------

          Total income taxes                                    (31,885)            (1,724)            31,537
                                                             ----------         ----------         ----------

NET INCOME (LOSS)                                            $  (60,429)        $   (8,261)        $   40,306
                                                             ==========         ==========         ==========

See notes to consolidated financial statements.

WESTERN AUTO SUPPLY COMPANY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
YEARS (53/52 WEEKS) ENDED JANUARY 3, 1998, DECEMBER 28, 1996,
  AND DECEMBER 30, 1995
($000)
--------------------------------------------------------------------------------

                                                         Additional         Retained           Total
                                                           Paid-in          Earnings       Stockholder's
                                       Common Stock        Capital        (Deficiency)         Equity
BALANCE, DECEMBER 31, 1994                 Nil           $ 184,765          $ 81,901          $266,666

  Contributed capital                                        3,281                               3,281
  Net income                                                                  40,306            40,306
                                        ---------        ---------          --------          --------
BALANCE, DECEMBER 30, 1995                 Nil             188,046           122,207           310,253

  Transfer of subsidiaries to Parent                       (18,652)         (103,328)         (121,980)
  Contributed capital                                       93,040                              93,040
  Income tax benefit upon exercise
    of stock options                                         1,988                               1,988
  Net loss                                                                    (8,261)           (8,261)
                                        ---------        ---------          --------          --------

BALANCE, DECEMBER 28, 1996                 Nil             264,422            10,618           275,040

  Contributed capital                                      110,732                             110,732
  Income tax benefit upon exercise
    of stock options                                         1,667                               1,667
  Net loss                                                                   (60,429)          (60,429)
                                        ---------        ---------          --------          --------

BALANCE, JANUARY 3, 1998                   Nil           $ 376,821          $(49,811)         $327,010
                                        =========        =========          ========          ========

See notes to consolidated financial statements.

WESTERN AUTO SUPPLY COMPANY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS (53/52 WEEKS) ENDED JANUARY 3, 1998, DECEMBER 28, 1996,
  AND DECEMBER 30, 1995
($000)
--------------------------------------------------------------------------------

                                                                          JANUARY 3,           DECEMBER 28,          DECEMBER 30,
                                                                             1998                  1996                  1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                       $(60,429)              $(8,261)            $  40,306
  Adjustments to reconcile net income (loss) to net cash:
    Depreciation and amortization                                           38,885                33,275                37,439
    Provision for uncollectible accounts                                    35,537                37,068                24,940
    Deferred income taxes                                                    1,801                   952               (15,313)
    Loss (gain) on sale of property and equipment                                6                   828                  (110)
    Changes in assets:
      Receivables                                                          (71,956)              (17,523)              (28,865)
      Inventories                                                          (19,460)              (46,727)              (39,860)
      Prepaid expenses and other current assets                              2,614                 4,879               (15,177)
    Changes in liabilities:
      Accounts payable                                                    (100,469)              (33,982)               23,177
      Accrued expenses and other current liabilities                        16,539               (24,568)               17,393
      Income taxes - Parent                                                (54,025)              (15,086)                6,367
      Accrued retiree health care benefits                                  (4,981)                1,655                 1,688
      Income tax benefit upon exercise of stock options                      1,667                 1,988
      Other, net                                                               (11)                  407
                                                                         ---------              --------              --------
            Net cash provided by (used in) operating activities           (214,282)              (65,095)               51,985

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                     (106,699)              (69,425)              (74,216)
  Sales of property and equipment                                           13,612                 3,149                   954
  Purchase of companies, net of cash acquired                                                                          (53,398)
                                                                         ---------              --------              --------
            Net cash used in investing activities                          (93,087)              (66,276)             (126,660)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdrafts                                                           26,192                39,535                25,713
  Borrowings on long-term debt                                                                                           3,400
  Payments on long-term debt                                                                     (39,789)
  Borrowings from Parent                                                   130,085                56,392                47,258
  Secured borrowings                                                        36,500
  Capital contributed from Parent                                          110,732                93,040                 3,281
                                                                         ---------              --------              --------
            Net cash provided by financing activities                      303,509               149,178                79,652
                                                                         ---------              --------              --------
NET INCREASE (DECREASE) IN CASH                                             (3,860)               17,807                 4,977

CASH, BEGINNING OF PERIOD                                                   27,645                 9,838                 4,861
                                                                         ---------              --------              --------
CASH, END OF PERIOD                                                      $  23,785              $ 27,645              $  9,838
                                                                         =========              ========              ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash payments made for interest to:
      Parent                                                             $  13,107              $ 15,064              $ 15,454
                                                                         =========              ========              ========
      Other                                                              $   2,272              $  2,143              $  1,244
                                                                         =========              ========              ========
    Cash payments of income taxes - Parent                               $  20,339              $ 13,557              $ 40,483
                                                                         =========              ========              ========

See notes to consolidated financial statements.

WESTERN AUTO SUPPLY COMPANY
(A WHOLLY OWNED SUBSIDIARY OF SEARS, ROEBUCK AND CO.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS (53/52 WEEKS) ENDED JANUARY 3, 1998, DECEMBER 28, 1996,
 AND DECEMBER 30, 1995
($000)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION - Western Auto Supply Company (the "Company" or "Western Auto") is a wholly owned subsidiary of Sears, Roebuck and Co. ("Sears" or "Parent"). The Company is engaged principally in the sale of automotive aftermarket products. Its principal markets are located throughout the eastern and midwest portions of the United States. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Western Auto of Puerto Rico, Inc., Western Auto of St. Thomas, Inc., WASCO Insurance Company and Tire & Auto Holdings. All material intercompany profits, transactions and balances have been eliminated.

   FISCAL YEAR - The Company's fiscal year ends on the Saturday closest to December 31, resulting in fiscal years ending January 3, 1998 (53 weeks) ("fiscal year 1997"), December 28, 1996 ("fiscal year 1996") and December 30, 1995 ("fiscal year 1995").

   RECEIVABLES - Receivables consist primarily of wholesale and retail trade accounts receivable from sales of merchandise, which normally are not assessed finance charges if paid within the trade terms.

   Effective for fiscal year 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

   SFAS No. 125 requires that the Company recognize the receivables on its Puerto Rico credit card securitizations, which do not qualify as sales under the Statement. Additionally, the Company has recorded borrowings on the transfer of interest in credit card receivables to a major bank. Previously, the transfer of credit card receivables were derecognized on the consolidated balance sheet. Adoption of SFAS No. 125 was not material to the results of operations in fiscal year 1997.

   Western Auto records monthly credit card service fee income under a servicing agreement (Note 3) as received. Amounts required by the agreement to be reimbursed to the bank for delinquent accounts are recorded as charge-offs against the allowance for doubtful accounts. Included in the allowance for doubtful accounts is an estimate of the amount deemed necessary to absorb losses on delinquent credit card balances that have been, or may have to be, reimbursed under the agreement. The reserve is established by charges against operations based upon management's continuing evaluation of the pertinent factors underlying the quality of the related outstanding balances.

   INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out method) or market.

   PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives ranging from 3 to 20 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. Maintenance and repairs are expensed as incurred. Expenditures which significantly increase the value or extend useful asset lives are capitalized.

   GOODWILL - Goodwill represents the cost in excess of fair value of net assets acquired and is being amortized over 20 to 40 years using the straight-line method. Accumulated amortization was $45,007 and $40,552 at January 3, 1998 and December 28, 1996, respectively. When events and circumstances so indicate, goodwill is assessed for recoverability based on the expectations of future profitability of the Company, along with management's plans with respect to operations. If the Company determines, based on such factors, that the carrying amount is impaired, the goodwill will be written down to its recoverable value, which is calculated as the amount of estimated future cash flows for the remaining amortization period, with a corresponding charge to earnings. No impairment losses have been recognized in any of the periods presented.

   IMPAIRMENT OF LONG-LIVED ASSETS - Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Long-lived assets and identified intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

   WARRANTIES - An accrual for warranties is established by charges against operations for anticipated costs relating to merchandise and services sold under warranty which are not covered by manufacturers' warranties.

   INCOME TAXES - Under the provisions of a tax sharing agreement, the Company and its subsidiaries file a consolidated Federal income tax return with Sears. Substantially all of the income taxes receivable or payable are settled through the Due to Parent intercompany account.

   Deferred income taxes result from temporary differences between the financial statement and tax basis of the Company's assets and liabilities in accordance with the liability method. Under the tax sharing agreement, Western Auto recognizes the benefits and costs associated with income taxes.

   REVENUE RECOGNITION - The Company recognizes merchandise revenue at the point of sale to a retail customer and at the point of shipment to a wholesale customer, while service revenue is recognized upon performance of such service to a retail customer.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   FAIR VALUES OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist principally of cash equivalents, accounts receivable, accounts payable, intercompany balances and long-term debt. The Company has determined that the carrying value of its long-term debt is a reasonable estimate of its fair value based upon the terms of the debt at year end. The Company's remaining financial instruments typically have terms such that the Company has determined that their carrying values are a reasonable estimate of their fair values.

   EFFECTS OF NEW ACCOUNTING STANDARDS - In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise report the change in its net assets during the period from nonowner sources. Adoption of this Statement is effective for fiscal year 1998 and will not impact the Company's consolidated financial position, results of operations or cash flows, and will be limited to the form and content of its disclosures.

   In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which requires changes to disclosures relating to pension and other postretirement benefit plans. This Statement supercedes the disclosure requirements in SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Adoption of this Statement is effective for fiscal year 1998 and will not impact the Company's consolidated financial position, results of operations or cash flows, and will be limited to the form and content of its disclosures.

   RECLASSIFICATIONS - Certain reclassifications have been made in the 1996 and 1995 financial statements to conform with current year presentation.

2.  REORGANIZATION AND RESTRUCTURING CHARGES

   In fiscal year 1995 the Company recorded a pretax restructuring charge of $15,246 for employee termination benefits and certain other exit costs. These costs relate principally to the Company's decision to eliminate all employee positions associated with credit operations, which were outsourced, and related home office positions associated with the credit operations. Concurrently with this reorganization, Sears announced the realignment of its automotive group, which includes the Company, into two divisions -- tire and auto parts. The impact of such realignment was the closing of the home office locations for NTW, Inc. ("NTW") and Tire America, Inc. ("Tire America"), both subsidiaries of the Company at the time. NTW and Tire America are principally in the business of tire sales, service and installation. The fiscal year 1995 restructuring charges include the employee termination benefits, principally severance benefits, and exit costs, principally lease termination costs, related to the closing of these facilities. The number of employees planned to be terminated, as a result of the above actions was approximately 320. Actual employees terminated upon completion of the exit activities approximated 370. Substantially all activities associated with these costs were completed by the end of the fiscal year 1996.

The ownership and operating activities of NTW and Tire America were transferred to Sears effective the first day of fiscal year 1996. The amounts in the following table were removed from the Company's consolidated balance sheet as of that date.

   Receivables                                                          $  4,553
   Inventories                                                            56,980
   Deferred income tax assets                                              9,474
   Prepaid expenses and other current assets                               1,229
   Property and equipment                                                134,283
   Goodwill                                                               80,568
   Other assets                                                            1,187
   Accounts payable                                                       (3,622)
   Accrued expenses and other current liabilities                        (31,901)
   Income taxes payable                                                   (1,147)
   Current maturities of long-term debt                                   (3,400)
   Long-term debt, Sears                                                 (79,198)
   Deferred income tax liabilities                                        (2,413)
   Due to Sears                                                          (44,531)
   Stockholder's equity                                                 (121,980)


For the year ended December 30, 1995, net sales related to NTW and Tire America were $641,462.

Restructuring charges of $12,974 were recorded in fiscal year 1996 related to the Company's decision to exit the service aspect of its remaining businesses and focus operations solely on the sale of parts and accessories. This resulted in the writedown of the related service assets, including store service bays and related equipment that were no longer involved in the production of revenue. Additionally in fiscal year 1996, the Company exited retail operations in two major metropolitan markets and accrued for such related exit costs, principally lease termination costs. Substantially all activities associated with these costs, except for ongoing lease obligations, were completed by the end of fiscal year 1997.

In fiscal year 1997, the Company accrued $38,441 in restructuring charges relating to severance benefits, facility exit costs and asset write-downs. These costs were associated with the exit from two additional major markets where the Company operated retail stores. Additionally, the Company restructured its distribution center operations which included the elimination of the transportation function impacting the Company's truck fleet and the related workforce. Home office positions supporting certain distribution center operations exited were also eliminated. The number of employees both planned and actually terminated, as a result of the above actions was approximately 4,000. With the exception of lease termination costs, all activities associated with these exit costs are anticipated to be completed by the end of fiscal year 1998.

The charges associated with the restructurings identified above were recorded in the period in which the costs were incurred or when management of the Company announced its intentions to employees.

The following table sets forth the restructuring reserve activity from December 30, 1995 to January 3, 1998:


                                                                               Other
                                                            Severance        Exit Costs
                                                         ---------------- -----------------
Reserves recorded in fiscal year 1995                        $ 6,731          $ 8,515
                                                             -------          -------

  Reserves as of December 30, 1995                             6,731            8,515
                                                             -------          -------

Additional reserves recorded during fiscal year 1996                           12,974

Reserves used during fiscal year 1996                         (2,532)          (2,173)

Reserves transferred to Sears during fiscal year 1996         (2,381)          (5,460)
                                                             -------          -------

  Reserves as of December 28, 1996                             1,818           13,856
                                                             -------          -------

Additional reserves recorded during fiscal year 1997          16,835           21,606

Reserves used during fiscal year 1997                         (8,582)         (22,040)
                                                             -------          -------

  Reserves as of January 3, 1998                             $10,071          $13,422
                                                             =======          =======


3. ACQUISITIONS

The Company acquired Nationwise, Inc. ("Nationwise") on October 26, 1995. Nationwise operated 89 stores throughout Ohio, Kentucky, Indiana, Tennessee and West Virginia. On November 28, 1995, the Company acquired Wheels, Inc. ("Wheels"). Wheels operated 85 stores in New York and Pennsylvania.

The aggregate purchase price of these acquisitions was $53,398 in cash. The acquisitions have been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which will be amortized over 20 years. The estimated fair values of the net assets acquired are summarized as follows:


Inventory                                                             $36,738
Other assets                                                            9,385
Deferred tax asset                                                     13,277
Goodwill                                                               29,545
Accrued expenses                                                      (35,547)
                                                                      -------

                                                                      $53,398
                                                                      =======


The operating results of Nationwise and Wheels have been included in the Company's consolidated results of operations from the dates of their acquisition.

4. RECEIVABLES

                                                                    January 3,        December 28,
                                                                       1998               1996
                                                                 -----------------  ----------------
           Wholesale                                                 $ 29,240            $34,050
           Retail                                                      72,402             32,970
                                                                     --------            -------

                                                                      101,642             67,020
           Less allowance for doubtful accounts                        20,595             22,392
                                                                     --------            -------

                                                                     $ 81,047            $44,628
                                                                     ========            =======

        The Company has an agreement with a major bank (the "Domestic Agreement") whereby the bank extends credit on consumer credit cards to Company customers meeting the bank's credit criteria. Under the Domestic Agreement, the Company services receivables ($224,987 and $272,198 outstanding at January 3, 1998 and December 28, 1996, respectively) and receives a fee based upon outstanding receivables and prevailing interest rates. Additionally, the Company is required to reimburse the bank for certain delinquent accounts after which time the Company pursues collection from the cardholder.

        Under a second credit agreement with the same bank (the "Puerto Rico Agreement"), the bank purchases an individual ownership interest in the receivables originating on the Company's credit card in Puerto Rico. Under the Puerto Rico Agreement, the Company services the receivables and receives a fee based upon outstanding receivables and prevailing interest rates. The Puerto Rico Agreement requires the Company to pay the 30-day commercial paper rate, plus 0.37% on the portion of the portfolio that has been secured by the bank. The weighted average interest rate on the portfolio in fiscal year 1997 was 5.53%. Provisions in the Puerto Rico Agreement restrict the amount of the portfolio that the bank may secure at the lower of $44,000 or 90% of the outstanding credit card portfolio, adjusted for charge-off experience. At January 3, 1998, the credit card receivable balances that were secured by the bank totaled $36,500. During the fiscal year 1997, total portfolio credit extended and collected was $43,255 and $40,951, respectively, of which the portion secured by the bank was restricted as described herein. As with the Domestic Agreement, the Company is required to reimburse the bank for certain delinquent accounts. The Puerto Rico Agreement will expire July 31, 1998 and is not expected to be renewed.

        Total service charges earned by the Company on credit sales were $51,814, $57,290 and $54,088 for fiscal years 1997, 1996 and 1995, respectively. Such amounts are included in net sales and other revenues.

        The provision for uncollectible accounts included recoveries of $6,273, $4,203 and $3,062 for fiscal years 1997, 1996 and 1995, respectively.

        The Domestic and Puerto Rico agreements contain certain restrictive covenants regarding the maintenance of minimum net worth and require that a letter of credit be provided for the benefit of the bank. Such letter of credit must be from an issuer having a minimum credit rating of A-2 from Standard and Poor's Corporation or Prime-2 from Moody's investors Service, Inc.

5. PROPERTY AND EQUIPMENT

                                                         JANUARY 3,           DECEMBER 28,
                                                            1998                 1996
                                                     -----------------     -----------------

   Land                                                 $  73,204            $   67,321
   Buildings                                              164,325               148,367
   Equipment                                              191,072               171,321
   Leasehold improvements                                  67,172                54,776
                                                        ---------            ----------

                                                          495,773               441,785
   Less accumulated depreciation and amortization         151,707               156,661
                                                        ---------            ----------

                                                        $ 344,066            $  285,124
                                                        =========            ==========

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                         JANUARY 3,           DECEMBER 28,
                                                            1998                 1996
                                                     -----------------     -----------------
   Accrued salaries and employee benefits               $  35,685             $  32,206
   Restructuring reserves                                  23,493                15,674
   Warranty reserves                                       15,239                11,894
   Deferred income                                          2,870                 5,313
   Real estate and sales tax                                9,244                 9,725
   Other                                                   43,601                38,781
                                                        ---------             ---------

                                                        $ 130,132             $ 113,593
                                                        =========             =========

7. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                  1997               1996               1995
                                           ------------------ ------------------ -------------------
   Salary and related benefits expense         $ 194,467          $ 197,809          $ 215,619
   Advertising expense                            39,936             27,989             45,811
   Other                                          83,310             63,103             98,477
                                               ---------          ---------          ---------

                                               $ 317,713          $ 288,901          $ 359,907
                                               =========          =========          =========

8. INCOME TAXES

   The following represents the approximate tax effect of each type of temporary difference that gives rise to the Company's deferred income tax assets and liabilities:

                                                     January 3, 1998                    December 28, 1996
                                              ------------------------------    ----------------------------------
                                                  Current        Long-Term          Current           Long-Term
   Deferred income tax assets:
     Nondeductible reserves and accruals         $48,291                            $45,273
     Accrued retiree health care benefits                         $15,782                             $17,774
     Additional inventory costs
       capitalized for tax purposes                1,257                              1,500
     Other                                         5,214                              6,626
                                                 -------          -------           -------           -------

                                                  54,762           15,782            53,399            17,774
                                                 -------          -------           -------           -------

   Deferred income tax liabilities:
     Asset basis difference due
      to purchase accounting                                      (15,425)                            (16,612)
     Accelerated depreciation for
       tax purposes                                                (5,924)                             (3,565)
                                                 -------          -------           -------           -------

                                                                  (21,349)                            (20,177)
                                                 -------          -------           -------           -------

                                                 $54,762          $(5,567)          $53,399           $(2,403)
                                                 =======          =======           =======           =======

No valuation allowance was considered necessary for fiscal years 1997 or 1996.

Income (loss) before income taxes was as follows:

                                                    1997              1996             1995
                                             ----------------  -----------------  --------------

   Domestic                                     $ (93,065)        $ (14,631)        $70,433
   Foreign                                            751             4,646           1,410
                                                ---------         ---------         -------

   Total                                        $ (92,314)        $  (9,985)        $71,843
                                                =========         =========         =======

Federal, state and foreign tax expense (benefit) were as follows:

                                                1997             1996           1995
                                             ---------         -------       --------
Federal income tax:
  Current                                    $ (32,878)        $(3,936)      $ 36,724
  Deferred                                       2,347             537        (11,529)

State income tax:
  Current                                       (1,437)           (517)         9,537
  Deferred                                          77             184         (3,117)

Foreign income tax:
  Current                                          629           1,777            589
  Deferred                                        (623)            231           (667)
                                             ---------         -------       --------

Income tax provision (benefit)               $ (31,885)        $(1,724)      $ 31,537
                                             =========         =======       ========

Deferred income tax expense (benefit) consisted of the following:

                                                1997             1996           1995
                                             ---------         -------       --------
Nondeductible reserves and accruals          $  (3,018)        $  (227)      $ (9,600)
Accrued retiree health care benefits             1,992            (662)          (675)
Additional inventory costs capitalized for
  tax purposes                                     243             384           (595)
Asset basis differences due to purchase
  accounting                                    (1,187)         (1,187)        (3,187)
Accelerated depreciation for tax purposes        2,359           1,405           (854)
Other                                            1,412           1,239           (402)
                                              --------         -------       --------

Total deferred tax expense (benefit)          $  1,801         $   952       $(15,313)
                                              ========         =======       ========

Following is a reconciliation between income tax expense (benefit) recorded of $(31,885), $(1,724) and $31,537 for fiscal years 1997, 1996 and 1995, respectively, and the amount computed by multiplying earnings before income taxes by the statutory Federal income tax rate of 35%:

                                                  1997                 1996               1995
                                             ----------------     ---------------    --------------
                                              Amount       %       Amount      %       Amount    %
Income taxes computed at the statutory rate  $(32,310)  (35.0)    $(3,495)  (35.0)   $ 25,145  35.0
State taxes net of federal benefit             (1,046)   (1.1)       (119)   (1.2)      3,320   4.6
Non-deductible goodwill amortization            1,012     1.1       1,050    10.5       1,795   2.5
Foreign taxes net of Federal benefit              231     0.3         472     4.7         911   1.3
50% meals and entertainment                       315     0.3         315     3.2         365   0.5
Other                                             (87)   (0.1)         53     0.5           1
                                             --------    ----     -------    ----    --------  ----

                                             $(31,885)  (34.5)    $(1,724)  (17.3)   $ 31,537  43.9
                                             ========    ====     =======    ====    ========  ====

9.  COMMITMENTS AND CONTINGENCIES

    The Company conducts its retail operations principally from facilities under operating leases which expire at various dates through 2015. These agreements normally provide for minimum annual rentals, rentals based on sales volume in excess of specified minimums, and executory costs. Management expects that, in the normal course of business, leases which expire will be renewed or replaced by other leases or that comparable facilities will be obtained. Total rent expense was $43,407, $52,820 and $47,504 including $2,337, $3,197 and $3,815 based on sales volume, for fiscal years 1997, 1996, and 1995, respectively.

    At January 3, 1998 the minimum rental commitments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

    1998                                                               $  34,171
    1999                                                                  31,839
    2000                                                                  28,648
    2001                                                                  23,808
    2002                                                                  19,781
    Thereafter                                                            79,992
                                                                       ---------

    Total                                                              $ 218,239
                                                                       =========

10. EMPLOYEE BENEFIT PLANS

    The Company has a profit sharing plan which qualifies as a thrift plan under
    Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees who have completed one year of service and have attained the age of twenty-one years as of the first day of each calender year quarter. Participant accounts are payable to employees upon retirement or termination. Contributions by the Company to the profit sharing plan charged to operations were $2,225, $2,996 and $4,631 for fiscal years 1997, 1996, and 1995, respectively.

    Certain employees of the Company participate in Sears stock option plans. Options to purchase Sears stock have been granted to employees in fiscal years 1997 and 1994 at prices equal to the fair market value of the stock on the date of grant. Options are generally exercisable in not more than four equal, annual installments beginning one year after the date of grant, and generally expire in 10 to 12 years. At January 3, 1998 and December 28, 1996, approximately 570 common share options were outstanding to Western Auto employees to purchase Sears common stock with weighted average exercise prices of $23.87 and $36.59, respectively. The Company measures compensation cost under APB Opinion No. 25, "Accounting for Stock Issued to Employees," accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's participation in its parent stock option plans been determined consistent with the fair value method outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," the impact on the Company's consolidated net income (loss) would not have been material.

    The Company has a deferred compensation plan for certain key employees of the Company and its subsidiaries. Costs of the plan charged against earnings were $1,034, $1,471 and $1,576 for fiscal years 1997, 1996 and 1995, respectively.

    The Company also has various other profit sharing and incentive plans. Costs of such plans charged against earnings were $7,129, $4,203 and $17,512 for fiscal years 1997, 1996 and 1995, respectively.

Employees retiring from the Company on or after attaining age 55 who have rendered at least 10 years of service and have participated in the employee group health insurance plan are entitled to extend their participation in the plan and purchase postretirement health care coverage for themselves and their dependents. The Company continues to fund these costs on a pay-as-you-go basis, and, for fiscal years 1997, 1996 and 1995, the Company made payments totaling $1,122, $1,248 and $1,265, respectively.

The following table sets forth the amounts recognized in the Company's consolidated financial statements for the years ended January 3, 1998, December 28, 1996, and December 30, 1995 as it relates to accumulated postretirement benefits.

                                                             January 3,            December 28,          December 30,
                                                               1998                    1996                  1995
                                                            -----------            -----------           -----------
Accumulated postretirement benefit obligation:
  Retirees                                                  $   (15,152)          $   (14,017)          $   (13,082)
  Fully eligible active plan participants                        (4,417)               (5,696)               (6,820)
  Other active plan participants                                 (5,738)               (6,849)              (11,170)
                                                            -----------           -----------           -----------
                                                                (25,307)              (26,562)              (31,072)

Unrecognized net gain from past experience
  different from that assumed and from changes
  in assumption                                                  (6,752)               (8,108)               (8,230)
Prior service benefit from negative plan amendment
  not yet recognized in net periodic postretirement
  benefit cost                                                   (7,395)               (9,765)               (3,478)
                                                            -----------           -----------           -----------
Accrued retiree health care benefits                        $   (39,454)          $   (44,435)          $   (42,780)
                                                            ===========           ===========           ===========
Net periodic postretirement benefit cost for fiscal years
  1997, 1996 and 1995 included the following components:
  Service cost                                              $       928           $     1,405           $     1,184
  Interest cost                                                   1,927                 2,203                 2,273
  Net amortization and deferral                                  (1,215)                 (704)                 (789)
                                                            -----------           -----------           -----------
  Net post-retirement benefit expense                             1,640                 2,904                 2,668
  One-time gain due to reduction in workforce                    (5,500)
                                                            -----------           -----------           -----------
           Total expense (income)                           $    (3,860)          $     2,904           $     2,668
                                                            ===========           ===========           ===========

As a result of the restructuring discussed in Note 2, a significant reduction in the Company's workforce has occurred. Accordingly, the Company recognized a curtailment gain of $5,500 in fiscal year 1997.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10.5%, 11.0% and 11.5% in fiscal years 1997, 1996 and 1995, respectively, gradually declining to 6.0% in the year 2007.

The year end measurement date settlement rate changed from 7.5% (time weighted) in fiscal year 1995 to 7.75% (time weighted) in fiscal year 1996 to 7.25% (time weighted) in fiscal year 1997, and to turnover rates were changed to reflect Company experience.

        If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of January 3, 1998 would be increased by 3.4%. The effect of this change on the sum of the service cost and interest cost would be an increase of 12.6%.

11.     RELATED PARTY TRANSACTIONS

        At January 3, 1998 and December 28, 1996, long-term debt due to Sears consists of a $100,802 note payable due December 31, 1999 at a fixed rate of 6.26% and a $40,000 note payable due January 15, 2004 at a fixed rate of 6.40%. Additionally, the Company advances to and borrows funds as needed from Sears with no set repayment terms. Intercompany interest expense totaled approximately $13,107, $15,064 and $15,454 for fiscal years 1997, 1996 and 1995, respectively. Such interest is settled through the intercompany account with Sears.

        During fiscal years 1997 and 1996, Sears charged the Company for certain shared services totaling $11,072 and $845, respectively. There were no shared services during fiscal year 1995. The following table sets forth these amounts by department:

                                                                       1997           1996
                                                                     -------         -----
          Credit and corporate finance services                      $ 7,982         $ 607
          Real estate and construction                                 2,853
          Other                                                          237           238
                                                                     -------         -----

                                                                     $11,072         $ 845
                                                                     =======         =====

        Also, the Company purchases and services commercial receivables from its former subsidiaries, NTW and Tire America, and the purchases are settled through the Due to/from intercompany account. Any expense associated with such servicing is charged to the respective subsidiary through the intercompany account. As of January 3, 1998 and December 28, 1996, the NTW and Tire America accounts included in the Company's receivables were $7,696 and $6,634, respectively.

12.     LITIGATION, CLAIMS AND ASSESSMENTS

        The Company is engaged in various legal actions arising in the ordinary course of its business. Reserves which the Company believes are appropriate have been established, however, the Company believes that the ultimate outcome of such litigation will not have a material adverse effect on the Company's consolidated financial statements.

   The Company has been notified by the United States Environmental Protection Agency ("EPA") that it is a potentially responsible party under superfund legislation with respect to three different sites. For two of the sites the EPA has issued a Record of Decision relating to its investigation and feasibility study of the sites. Utilizing information compiled by the EPA as part of those decisions, the Company has accrued its best estimate of its obligation with respect to these sites. Those estimates are based primarily on documents compiled by the EPA which estimate the total costs to remediate the sites as well as each company's allocable share of the joint and several remediation liability for the sites. The Company has considered the likelihood of the contribution of other significant parties which includes the effects of those potentially responsible parties which may not be financially viable. The estimated amounts do not consider any benefit that may be derived from other parties which may enter into the allocation in an effort to settle their obligation for remediation of the sites. The estimated liabilities accrued have not been discounted as the time frame over which the accrued amounts may be paid out has not been determined.

   In the case of the third site, the Company has agreed to enter into a settlement with the EPA on a de minimis basis and has estimated its obligation based on that settlement which is anticipated to be consummated by the end of fiscal year 1998.

   In addition to the EPA matters discussed above, the Company is subject to other legal and governmental proceedings pending against the Company, many involving routine litigation incidental to the business. Other matters contain allegations which are nonroutine and involve compensatory and punitive damages as well as other types of relief.

   In the opinion of management after consulting with legal counsel, the ultimate liability in excess of reserves currently recorded is not expected to have a material effect on annual results of operations, financial position, liquidity or capital resources of the Company.

13. SUBSEQUENT EVENT

   On August 17, 1998, Sears entered into an Agreement and Plan of Merger between the Company and Advance Stores Company, Inc. for $175 million in cash and the retention by Sears of approximately 40% equity ownership interest in the resulting combined company. The merger is subject to antitrust clearance. The transaction is expected to be finalized in the fourth quarter of fiscal year 1998.

                                     ******

WESTERN AUTO SUPPLY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JULY 4, 1998 AND JANUARY 3, 1998
($000, except share data)
--------------------------------------------------------------------------------

ASSETS                                                                    July 4, 1998           January 3, 1998
                                                                           (unaudited)
CURRENT ASSETS:
  Cash                                                                    $   27,313                 $   23,785
  Receivables                                                                 82,073                     81,047
  Inventories                                                                347,919                    353,267
  Deferred income taxes                                                       45,391                     54,762
  Prepaid expenses and other current assets                                   17,133                      9,274
  Income taxes receivable - Parent                                            56,858                     36,142
                                                                          ----------                 ----------

            Total current assets                                             576,687                    558,277

PROPERTY AND EQUIPMENT                                                       350,234                    344,066

GOODWILL                                                                     114,555                    116,783

OTHER ASSETS                                                                   9,114                      9,259
                                                                          ----------                 ----------

TOTAL                                                                     $1,050,590                 $1,028,385
                                                                          ----------                 ----------

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                        $  159,133                 $  152,839
  Accrued expenses and other current liabilities                              96,610                    130,132
  Due to Parent, net                                                         247,880                    196,081
  Secured borrowings                                                          35,500                     36,500
                                                                          ----------                 ----------
            Total current liabilities                                        539,123                    515,552

ACCRUED RETIREE HEALTH CARE BENEFITS                                          39,720                     39,454

DEFERRED INCOME TAXES                                                         12,897                      5,567

LONG-TERM DEBT - Parent                                                      140,802                    140,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value - authorized, 100,000
    shares; issued and outstanding, 1,000 shares                               Nil                        Nil
  Additional paid-in capital                                                 377,753                    376,821
  Retained earnings (deficiency)                                             (59,705)                   (49,811)
                                                                          ----------                 ----------

            Total stockholder's equity                                       318,048                    327,010
                                                                          ----------                 ----------
TOTAL                                                                     $1,050,590                 $1,028,385
                                                                          ----------                 ----------

See notes to unaudited consolidated financial statements.

WESTERN AUTO SUPPLY COMPANY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
PERIODS ENDED JULY 4, 1998 AND JUNE 28, 1997
($000)
--------------------------------------------------------------------------------

                                                            3 Months Ended                     6 Months Ended
                                                    ------------------------------    ------------------------------
                                                     July 4, 1998    June 28, 1997     July 4, 1998    June 28, 1997

NET SALES AND OTHER REVENUES:
  Net merchandise sales and other revenues            $298,971         $335,994         $574,802         $669,365
  Net service sales                                      5,735           18,183           11,392           39,913
                                                      --------         --------         --------         --------
           Total net sales and other revenues          304,706          354,177          586,194          709,278

COSTS OF SALES (exclusive of depreciation and
  amortization shown separately below):
  Merchandise and other costs of sales                 191,798          226,323          374,588          453,011
  Service costs of sales                                 3,198           10,655            6,288           23,419
                                                      --------         --------         --------         --------
           Total costs of sales                        194,996          236,978          380,876          476,430
                                                      --------         --------         --------         --------

GROSS PROFIT                                           109,710          117,199          205,318          232,848

EXPENSES:
  Selling, general and administrative                   69,257           82,045          133,321          160,195
  Buying and occupancy                                  20,037           21,570           39,906           44,025
  Depreciation and amortization                         12,264            9,516           22,143           18,749
  Provision for uncollectible accounts                   6,238           11,179           13,647           17,760
  Restructuring                                                                                             7,800
                                                      --------         --------         --------         --------
           Total expenses                              107,796          124,310          209,017          248,529
                                                      --------         --------         --------         --------

OPERATING INCOME (LOSS)                                  1,914           (7,111)          (3,699)         (15,681)

OTHER INCOME (EXPENSE):
  Interest                                              (5,286)          (2,960)         (11,218)          (6,844)
  Gain on the sale of property and equipment                21              739                1              530
                                                      --------         --------         --------         --------

           Total other expense, net                     (5,265)          (2,221)         (11,217)          (6,314)
                                                      --------         --------         --------         --------

LOSS BEFORE INCOME TAXES                                (3,351)          (9,332)         (14,916)         (21,995)

INCOME TAXES:
  Current benefit                                       (4,694)          (6,211)         (21,723)          (8,473)
  Deferred expense                                       3,900            2,818           16,701              292
                                                      --------         --------         --------         --------

           Total income taxes                             (794)          (3,393)          (5,022)          (8,181)
                                                      --------         --------         --------         --------

NET LOSS                                              $ (2,557)        $ (5,939)        $ (9,894)        $(13,814)
                                                      --------         --------         --------         --------

See notes to unaudited consolidated financial statements.

WESTERN AUTO SUPPLY COMPANY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
PERIODS ENDED JULY 4, 1998 AND JUNE 28, 1997
($000)
--------------------------------------------------------------------------------

                                                                      6 Months Ended
                                                                -----------------------------
                                                                July 4, 1998    June 28, 1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      $     (9,894)   $     (13,814)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization                                     22,143           18,749
    Provision for uncollectible accounts                              13,647           17,760
    Deferred income taxes                                             16,701              292
    Gain on sale of property and equipment                                (1)            (530)
    Changes in assets:
      Receivables                                                    (14,673)         (66,993)
      Inventories                                                      5,348          (18,648)
      Prepaid expenses and other current assets                       (7,859)           1,551
      Income taxes - Parent                                          (20,716)         (28,251)
    Changes in liabilities:
      Accounts payable                                                 5,580          (66,758)
      Accrued expenses and other current liabilities                 (33,522)           8,685
      Accrued retiree health care benefits                               266            1,000
      Income tax benefit upon exercise of stock options                  932            1,000
                                                                ------------    -------------

            Net cash used in operating activities                    (22,048)        (145,957)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                (29,645)         (30,069)
  Sales of property and equipment                                      3,708            2,823
                                                                ------------    -------------

            Net cash used in investing activities                    (25,937)         (27,246)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdrafts                                                        714           21,828
  Borrowings from Parent                                              51,799          111,937
  Secured borrowings                                                  (1,000)          37,000
                                                                ------------    -------------

            Net cash provided by financing activities                 51,513          170,765
                                                                ------------    -------------

NET INCREASE (DECREASE) IN CASH                                        3,528           (2,438)

CASH, BEGINNING OF PERIOD                                             23,785           27,645
                                                                ------------    -------------

CASH, END OF PERIOD                                             $     27,313    $      25,207
                                                                ============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash payments made for interest to:
      Parent                                                    $     10,136    $       5,708
                                                                ------------    -------------

      Other                                                     $      1,082    $       1,136
                                                                ------------    -------------

    Cash payments (receipts) made for income taxes - Parent     $    (19,627)   $      19,778
                                                                ============    =============

See notes to unaudited consolidated financial statements.

WESTERN AUTO SUPPLY COMPANY
(A Wholly Owned Subsidiary of Sears, Roebuck and Co.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
PERIODS ENDED JULY 4, 1998 AND JUNE 28, 1997
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES AND BASIS OF PRESENTATION

   The consolidated balance sheet as of July 4, 1998 and the related consolidated statements of operations for the 13 and 26 weeks ended July 4, 1998 and June 28, 1997 and the consolidated statements of cash flows for the 26 weeks ended July 4, 1998 and June 28, 1997 of Western Auto Supply Company (the "Company") are unaudited. The interim financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") and rules and regulations of the Securities and Exchange Commission and reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for the fair presentation of the results for the interim periods presented. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the period ended January 3, 1998. The results of operations for the interim periods should not be considered indicative of results of operations to be expected for the full year.

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. LITIGATION, CLAIMS AND ASSESSMENTS

   The Company is engaged in various legal actions arising in the ordinary course of its business. Reserves which the Company believes are appropriate have been established, however, the Company believes that the ultimate outcome of such litigation will not have a material adverse effect on the Company's consolidated financial statements.

   The Company has been notified by the United States Environmental Protection Agency ("EPA") that it is a potentially responsible party under superfund legislation with respect to three different sites. For two of the sites the EPA has issued a Record of Decision relating to its investigation and feasibility study of the sites. Utilizing information compiled by the EPA as part of those decisions, the Company has accrued its best estimate of its obligation with respect to these sites. Those estimates are based primarily on documents compiled by the EPA which estimate the total costs to remediate the sites as well as each companies' allocable share of the joint and several remediation liability for the sites. The Company has considered the likelihood of the contribution of other significant parties which includes the effects of those potentially responsible parties which may not be financially viable. The estimated amounts do not consider any benefit that may be derived from other parties which may enter into the allocation in an effort to settle their obligation for remediation of the sites. The estimated liabilities accrued have not been discounted as the time frame over which the accrued amounts may be paid out has not been determined.

   In the case of the third site, the Company has agreed to enter into a settlement with the EPA on a de minimis basis and has estimated its obligation based on that settlement which is anticipated to be consummated by the end of fiscal year 1998.

   In addition to the EPA matters discussed above, the Company is subject to other legal and governmental proceedings pending against the Company, many involving routine litigation incidental to the business. Other matters contain allegations which are nonroutine and involve compensatory and punitive damages as well as other types of relief.

   In the opinion of management after consulting with legal counsel, the ultimate liability in excess of reserves currently recorded is not expected to have a material effect on annual results of operations, financial position, liquidity or capital resources of the Company.

3. SUBSEQUENT EVENT

   On August 17, 1998, Sears, Roebuck and Co. ("Sears"), the Company's Parent, entered into an Agreement and Plan of Merger between the Company and Advance Stores Company, Inc. for $175 million in cash and the retention by Sears of approximately 40% equity ownership interest in the resulting combined company. The merger is subject to antitrust clearance. The transaction is expected to be finalized in the fourth quarter of fiscal year 1998.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDING OR BY ANY OF THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             --------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary....................................................................     1
Risk Factors...............................................................    20
Use of Proceeds............................................................    26
Capitalization.............................................................    27
The Exchange Offer.........................................................    28
Unaudited Pro Forma Consolidated Financial Data............................    35
Selected Consolidated Financial Data.......................................    48
Management's Discussion and Analysis of Financial Condition and
 Results of Operations.....................................................    51
Business...................................................................    60
Management.................................................................    72
Certain Transactions.......................................................    78
Principal Stockholders.....................................................    80
Description of Other Indebtedness..........................................    82
Description of Series B Debentures.........................................    86
Material Federal Income Tax Considerations.................................   113
Plan of Distribution.......................................................   117
Experts....................................................................   118
Legal Matters..............................................................   118
Index to Consolidated Financial Statements.................................   F-1

================================================================================

================================================================================

                                 $112,000,000


                          ADVANCE HOLDING CORPORATION


                            12.875% SENIOR DISCOUNT
                              DEBENTURES DUE 2009


                                      , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article 10 of the Virginia Stock Corporation Act (the "Virginia Stock Corporation Act"), Article 5(C) of the Restated Articles of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement (the "Articles of Incorporation"), provides that the Registrant may indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of shareholders of the Registrant, by reason of the fact that he is or was a director or officer of the Registrant, or (ii) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Registrant's request if his duties to the Registrant also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

     Article 5(I) of the Articles of Incorporation permits the Registrant to purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with such Article and may also procure insurance in such amounts as the Board of Directors may determine on behalf of any person who is or was a director, officer, employee, consultant, representative or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, consultant, representative or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Registrant would have power to indemnify him against such liability under the provisions of such Article.

     Pursuant to Article 10 of the Virginia Stock Corporation Act, Article 5(B) of the Articles of Incorporation provides that no director or officer of the Registrant shall be liable to the Registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of such Article, except that such Article shall not exclude liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

     Reference is made to the Registration Rights Agreement (attached as Exhibit
4.2 to this Registration Statement) which provides for indemnification (i) by the Registrant of each Holder (as defined therein), its directors, officers and each person controlling such Holder against certain liabilities, including those arising under the Securities Act and (ii) by each Holder of the Registrant, its directors, officers and each person controlling the Registrant against certain liabilities, but only with reference to information relating to such Holder furnished to the Registrant by such Holder expressly for use in any Registration Statement.

     Reference is also made to the Stockholders Agreement (attached as Exhibit
10.1 to the Registration Statement) which provides for indemnification (i) by the Registrant of each Selling Holder (as defined), its officers, directors and agents, and each person controlling such Selling Holder against certain liabilities, including those arising under the Securities Act and (ii) by each Selling Holder of the Registrant, its officers, directors and agents and each person controlling the Registrant against certain liabilities, but only with reference to (i) information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities (as defined), or any amendment or supplement thereto, or any preliminary prospectus and (ii) subject to certain exclusions.

     Reference is also made to the Indemnity Agreement with Nicholas F. Taubman (attached as Exhibit 10.26 to this Registration Statement) which provides for indemnification by the Registrant of Mr. Taubman to the fullest extent permitted by law. The Registrant has also entered into indemnity agreements with each other director (the form of which is attached as Exhibit 10.24 to this Registration Statement) which provides for indemnification to the fullest extent permitted by law.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a)  EXHIBITS


Exhibit
Number                       Description
------                       -----------
1.1*      Purchase Agreement dated as of April 7, 1998 among Advance Holding
          Corporation ("Holding"), Donaldson, Lufkin & Jenrette Securities
          Corporation and Chase Securities Inc. (the "Initial Purchasers").

2.1(1)    Merger Agreement dated as of March 4, 1998 among AHC Corporation and
          Holding with FS Equity Partners III, L.P., FS Equity Partners IV, L.P.
          ("FSEP IV"), and FS Equity Partners International, L.P.

2.2(2)    Agreement and Plan of Merger dated as of August 16, 1998 among Sears,
          Roebuck and Co., Western Auto Holding Co., Holding, the Company,
          Western Auto Supply Company, Advance Acquisition Corporation and the stockholders of Holding listed on the signature pages thereto.

3.1*      Articles of Incorporation of Holding, as amended to date.

3.2*      Bylaws of Holding, as amended to date.

4.1*      Indenture dated as of April 15, 1998 between Holding and United States Trust Company of New
          York, as Trustee, with respect to the 12.875% Senior Discount
          Debentures due 2009 (including the form of 12.875% Senior Discount
          Debenture due 2009).

4.2* Registration Rights Agreement dated as of April 15, 1998 among Holding and the Initial Purchasers.

4.3(1)    Stockholders' Agreement dated as of April 15, 1998 among FSEP IV,
          Ripplewood Partners, L.P., Ripplewood Advance Auto Parts Employee Fund
          I L.L.C., Nicholas F. Taubman, Arthur Taubman Trust dated July 13,
          1964, and Holding (including the Terms of the Registration Rights of the Common Stock).

5.1* Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.

10.1(1)   Credit Agreement dated as of April 15, 1998 among Holding, Advance
          Stores Company, Incorporated (the "Company"), as borrower, the lenders party thereto, and the Chase Manhattan Bank ("Chase"), as administrative agent.

10.2(1)   Pledge Agreement dated as of April 15, 1998 among the Company,
          Holding, LARALEV, Inc. ("LARALEV"), and Chase, as collateral agent .

10.3(1)   Guarantee Agreement dated as of April 15, 1998 among Holding and
          LARALEV, as guarantors, and Chase, as collateral agent.

10.4(1)   Indemnity, Subrogation and Contribution Agreement dated as of April
          15, 1998 among the Company, Holding, LARALEV and Chase, as collateral agent.

10.5(1)   Security Agreement dated as of April 15, 1998 among the Company,
          Holding, LARALEV and Chase, as collateral agent.

10.6(1)   Lease Agreement dated as of March 16, 1995 between Ki, L.C. and the
          Company for the Company's headquarters located at 5673 Airport Road, Roanoke, Virginia, as amended.

10.7(1)   Lease Agreement dated as of January 1, 1997 between Nicholas F.
          Taubman and the Company for the distribution center located at 1835
          Blue Hills Drive, N.E., Roanoke, Virginia, as amended.

10.8(1)   Trust Indenture dated as of December 1, 1997 among McDuffie County
          Development Authority, First Union National Bank, as trustee, and
          Branch Banking and Trust Company, as credit facility trustee, relating to the $10,000,000 Taxable Industrial Development Revenue Bonds
          (Advance Stores Company, Incorporated Project) Series 1997 (the
          "IRB").

10.9(1)   Lease Agreement dated as of December 1, 1997 between Development
          Authority of McDuffie County and the Company relating to the IRB.

10.10(1)  Letter of Credit and Reimbursement Agreement dated as of December 1,
          1997 among the Company, Holding and First Union National Bank relating to the IRB.


Exhibit
Number                       Description
------                       -----------

10.11(1)  Advance Holding Corporation 1998 Senior Executive Stock Option Plan.

10.12(1)  Form of Advance Holding Corporation 1998 Senior Executive Stock Option
          Agreement.

10.13(1)  Advance Holding Corporation 1998 Executive Stock Option Plan.

10.14(1)  Form of Advance Holding Corporation 1998 Stock Option Agreement.

10.15(1)  Advance Holding Corporation 1998 Senior Executive Stock Subscription
          Plan.

10.16(1)  Form of Advance Holding Corporation Senior Executive Stock
          Subscription Agreement.

10.17(1)  Advance Holding Corporation 1998 Employee Stock Subscription Plan.

10.18(1)  Form of Advance Holding Corporation Employee Stock Subscription
          Agreement.

10.19(1)  Form of Secured Promissory Note.

10.20(1)  Form of Stock Pledge Agreement.

10.21(1)  Form of Employment and Non-Competition Agreement between Childs, Cox,
          Dickerson, Gearheart, Gerald, Gray, Gregory, Hale, Helms, Jeter,
          Knighten, Kyle, Livesay, McDaniel, Miley, Quinn, Rakes, Richardson,
          Smith, Turner and Williams and the Company (one-year agreement).

10.22(1)  Form of Employment and Non-Competition Agreement between Tilley,
          Bigoney, Buskirk, Felts, Fralin, Haan, Klasing, Leftwich, Reid,
          Stevens, Vaughn, Wade, Weatherly and Wirth and the Company (two-year agreement).

10.23(1)  Form of Indemnity Agreement between each of the directors of Holding
          (other than Nicholas F. Taubman) and Holding.

10.24(1)  Form of Consulting and Non-Competition Agreement among Nicholas F.
          Taubman, Holding and the Company.

10.25(1)  Indemnity Agreement dated as of April 15, 1998 between Nicholas F.
          Taubman and Holding.

10.26(1)  Option Agreement dated as of April 15, 1998 between Nicholas F.
          Taubman and Holding.

10.27(1)  Option Agreement dated as of April 15, 1998 between Arthur Taubman
          Trust dated July 13, 1968 and Holding.

10.28(1)  Form of Employment and Non-Competition Agreement among Garnett E.
          Smith, Holding and the Company.

10.29*   Form of Series B Debenture.

12.1     Statement re Computation of Earnings to Fixed Charges Ratio.

21.1*    Subsidiaries of the Company.

23.1*    Consent of Riordan & McKinzie (contained in Exhibit 5.1).

23.2     Consent of Arthur Andersen LLP.

23.3     Consent of Deloitte & Touche LLP.

24.1*    Power of Attorney (contained in the signature pages hereof)

25.1*    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of United States Trust Company of New York.

27.1*    Financial Data Schedule.

99.1*    Form of Letter of Transmittal with respect to the Exchange Offer.

99.2*    Form of Notice of Guaranteed Delivery with respect to the Exchange
         Offer.

______________________
*   Previously filed.
(1) Filed on June 4, 1998 as an exhibit to Registration Statement on Form S-4 (No. 333-56013) of Advance Stores Company, Incorporated.

(2) Filed on October 6, 1998 as an exhibit to Amendment No. 2 of the Registration Statement on Form S-4 (No. 333-56013) of Advance Stores Company, Incorporated.

    (b)  FINANCIAL STATEMENT SCHEDULE

    No schedules have been included because the information required to be set forth therein is not applicable.


ITEM 22.  UNDERTAKINGS

         1.  The undersigned Registrant hereby undertakes as follows:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. To provide to the underwriter at The closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     4. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     5. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Roanoke, Commonwealth of Virginia, on October 6, 1998.


                                      ADVANCE HOLDING CORPORATION


                                      By: /s/ J. O'Neil Leftwich
                                         ----------------------
                                         J. O'Neil Leftwich
                                         Senior Vice President and
                                         Chief Financial Officer,
                                         Secretary and Treasurer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                                   DATE

           *                          President and Chief Executive Officer             October 6, 1998
-------------------------------       and Director (Principal Executive Officer)
Garnett E. Smith

/s/ J. O'Neil Leftwich                Senior Vice President and Chief                   October 6, 1998
-------------------------------       Financial Officer, Secretary and Treasurer
J. O'Neil Leftwich                    (Principal Financial and Accounting Officer)


           *                          Chairman of the Board and Director                October 6, 1998
-------------------------------
Nicholas F. Taubman

           *                          Director                                          October 6, 1998
-------------------------------
Mark J. Doran

           *                          Director                                          October 6, 1998
-------------------------------
John M. Roth

           *                          Director                                          October 6, 1998
-------------------------------
J. Frederick Simmons

           *                          Director                                          October 6, 1998
-------------------------------
Ronald P. Spogli

           *                          Director                                          October 6, 1998
-------------------------------
Timothy C. Collins




*By:  /s/ J. O'Neil Leftwich
     -------------------------
       J. O'Neil Leftwich
       Attorney-in-Fact